      As filed with the Securities and Exchange Commission on June 30, 1998
                                                 Registration No. 333-__________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                         6711                                           63-0574085
    (State or other jurisdiction of                 (Primary Standard Industrial                            (I.R.S. Employer
    incorporation or organization)                   Classification Code Number)                           Identification No.)

                              420 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)
                          ----------------------------
                                AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                              420 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

            C. LARIMORE WHITAKER                          MICHAEL T. CRONIN
       BRADLEY ARANT ROSE & WHITE LLP                  JOHNSON, BLAKELY, POPE,
               2001 PARK PLACE                       BOKOR, RUPPEL & BURNS, P.A.
                 SUITE 1400                              911 CHESTNUT STREET
          BIRMINGHAM, ALABAMA 35203                   CLEARWATER, FLORIDA 33742
               (205) 521-8000                               (813) 461-1818
      ---------------------------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                                                ----------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                         ---------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                    Proposed maximum       Proposed maximum
            Title of each class of                 Amount to be       offering price       aggregate offering         Amount of
          securities to be registered               registered           per unit                price            registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $2.50 per share..............................  477,200 Shares(1)
Rights to Purchase Series A Junior                                           *                7,756,184.02             2,288.07
  Participating Preferred Stock................  141,393 Rights(2)

===================================================================================================================================

*        Not Applicable

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the merger of Marine Bank with and into a subsidiary of SouthTrust Corporation.

(2) Represents 8/27th of a Right issued in respect of each share of Common Stock issued.

(3) Calculated in accordance with Rule 457(f)(2) based on the book value of June 24, 1998 of the Shares of Common Stock of Marine Bank to be cancelled in the merger described herein; estimated solely for purposes of determining the amount of the registration fee.

                          ----------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                           [LETTERHEAD OF MARINE BANK]


                                                                  July___, 1998

TO THE SHAREHOLDERS OF
MARINE BANK:

         You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of Marine Bank ("Marine") to be held on August 3, 1998, at 4:00 p.m., local time, at 9400-9th Street North, St. Petersburg, Florida, notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of Marine with and into a subsidiary of SouthTrust Corporation ("SouthTrust"). Upon consummation of the Merger, each share of Marine common stock issued and outstanding (except for certain shares held by Marine or SouthTrust, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be exchanged for 0.355 shares of SouthTrust common stock, with cash being paid in lieu of issuing fractional shares.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Marine shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

         Approval of the Merger Agreement will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of Marine common stock, each share of Marine common stock being entitled to one vote. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant step for Marine and your vote on this matter is of great importance.

         ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

         We look forward to seeing you at the Special Meeting.

                                    Sincerely,

                                    /s/ NORRIS E. COUNTS
                                    --------------------
                                    NORRIS E. COUNTS
                                    President


                                    /s/ DENNIS G. RUPPEL
                                    --------------------
                                    DENNIS G. RUPPEL
                                    Chairman

                    ---------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    ----------------------------------------

         Notice is hereby given that a Special Meeting of Shareholders of Marine Bank, a Florida banking corporation ("Marine"), will be held on August 3, 1998, at 4:00 p.m., local time, at 9400-9th Street North, St. Petersburg, Florida, for the following purposes (the "Special Meeting"):

                  1. To consider and vote upon the Agreement and Plan of Merger, dated as of March 24, 1998 (the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, by and among Marine and SouthTrust Bank, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Alabama, Inc., an Alabama corporation and wholly owned subsidiary of SouthTrust ("ST-Sub"), whereby Marine will be merged with and into ST-Bank and holders of Marine common stock will receive 0.355 shares of SouthTrust common stock, with cash being paid in lieu of issuing fractional shares, for each share of Marine common stock, all pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

                  2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

         Only those persons who were holders of record of shares of common stock of Marine at the close of business on July 1, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. If the transactions contemplated by the Merger Agreement are consummated, the shareholders of Marine dissenting from approval of the Merger Agreement may be entitled, if they comply with the provisions of the National Bank Act regarding the rights of dissenting shareholders, to be paid the fair value of their shares. See "THE MERGER -- Rights of Dissent and Appraisal" in the accompanying, Proxy Statement/Prospectus for a description of the procedures required to be followed to perfect appraisal rights.

         The meeting may be adjourned or postponed from time to time without notice other than announcement at the meeting, or at any adjournment or postponement thereof, and any business for which notice is hereby given may be transacted at any such adjournment or postponement.

         A Proxy Card and a Proxy Statement/Prospectus for the Special Meeting are enclosed.

                                    By Order of the Board of Directors

                                    /s/ NORRIS E. COUNTS
                                    --------------------
                                    NORRIS E. COUNTS
                                    Secretary


St. Petersburg, Florida
July { }, 1998



         WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT MARINE MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS

                               PROXY STATEMENT OF

                                   MARINE BANK

                    FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                            TO BE HELD AUGUST 3, 1998

         ---------------------------------------------------------------

                 THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                             SOUTHTRUST CORPORATION

                RELATING TO UP TO 477,200 SHARES OF COMMON STOCK
                           (PAR VALUE $2.50 PER SHARE)

              TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
             MARINE BANK INTO SOUTHTRUST BANK, NATIONAL ASSOCIATION,
                                 A SUBSIDIARY OF
                             SOUTHTRUST CORPORATION

         ---------------------------------------------------------------


           NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION ("SOUTHTRUST") OR MARINE BANK ("MARINE"). THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

           ALL INFORMATION CONTAINED HEREIN WITH RESPECT TO MARINE HAS BEEN PROVIDED BY MARINE, AND SOUTHTRUST AND ITS SUBSIDIARIES ARE RELYING ON THE ACCURACY OF THAT INFORMATION. ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO SOUTHTRUST HAS BEEN PROVIDED BY SOUTHTRUST AND ITS SUBSIDIARIES, AND MARINE IS RELYING ON THE ACCURACY OF THAT INFORMATION.

           THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF MARINE ON OR ABOUT JULY {___}, 1998.

                            ------------------------

           THE SECURITIES OF SOUTHTRUST OFFERED IN CONNECTION WITH THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
        APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                   STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS,
        ARE NOT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION, AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENTAL AGENCY.

         The date of this Proxy Statement/Prospectus is July___, 1998.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION............................................................................................................4

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION......................................................................4

INTRODUCTION.....................................................................................................................5
           General...............................................................................................................5
           Voting at the Special Meeting.........................................................................................5

SUMMARY..........................................................................................................................7
           Parties to the Merger.................................................................................................7
           Special Meeting.......................................................................................................8
           The Merger............................................................................................................8
           Certain Federal Income Tax Consequences..............................................................................11
           Rights of Dissent and Appraisal......................................................................................11
           Comparative Stock Prices.............................................................................................12
           Resale of SouthTrust Common Stock Received in the Merger.............................................................12
           Differences in Rights of Marine Shareholders.........................................................................13
           Accounting Treatment.................................................................................................13
           Equivalent Share Data................................................................................................14
           Selected Financial Data..............................................................................................15
           Selected Pro Forma Information.......................................................................................16

THE MERGER .....................................................................................................................17
           General   ...........................................................................................................17
           Background of and Reasons for the Merger.............................................................................17
           Interests of Certain Named Persons in the Merger.....................................................................18
           Effect of the Merger on Marine Common Stock..........................................................................19
           Possible Conversion Ratio Adjustment.................................................................................20
           Effective Time of the Merger.........................................................................................20
           Exchange of Stock Certificates.......................................................................................21
           Resale of SouthTrust Common Stock Received in the Merger.............................................................21
           Accounting Treatment.................................................................................................22
           Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment................................22
           Termination..........................................................................................................23
           Certain Expenses.....................................................................................................24
           Rights of Dissent and Appraisal......................................................................................24
           Conduct of Business by Marine Pending the Merger.....................................................................25
           Business and Management of Marine Following the Merger; Plans for Business of Marine.................................27

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........................................................................................27
           General..............................................................................................................27

DESCRIPTION OF SOUTHTRUST CAPITAL STOCK.........................................................................................28
           General..............................................................................................................28
           SouthTrust Common Stock..............................................................................................29
           SouthTrust Preferred Stock...........................................................................................31

MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE
           SOUTHTRUST COMMON STOCK AND THE MARINE COMMON STOCK..................................................................33

COMPARISON OF THE SOUTHTRUST COMMON STOCK
           AND THE MARINE COMMON STOCK..........................................................................................35
           Dividends ...........................................................................................................35
           Voting Rights and Other Matters......................................................................................35
           Dissent and Appraisal Rights.........................................................................................38
           Rights on Liquidation................................................................................................38



           Preemptive Rights....................................................................................................38
           Reports to Stockholders and Shareholders.............................................................................38
           Stockholders' Rights Plan............................................................................................38

SUPERVISION AND REGULATION......................................................................................................39
           SouthTrust...........................................................................................................39
           Marine...............................................................................................................41

CERTAIN INFORMATION CONCERNING THE BUSINESS OF MARINE...........................................................................41

MARINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS............................................................................................44

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................................61

LEGAL MATTERS...................................................................................................................62

EXPERTS.........................................................................................................................62

ADDITIONAL INFORMATION..........................................................................................................62
           Other Business.......................................................................................................62

FINANCIAL STATEMENTS OF MARINE.................................................................................................F-1

EXHIBIT A - AGREEMENT AND PLAN OF MERGER.......................................................................................A-1

EXHIBIT B - NATIONAL BANK ACT DISSENT PROVISIONS...............................................................................B-1

                              AVAILABLE INFORMATION

         SouthTrust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the worldwide web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding reporting companies, including SouthTrust. In addition, reports, proxy and information statements and other information concerning SouthTrust may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20096.

         SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of Common Stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO SOUTHTRUST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE ON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER (205) 254-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY ___, 1998. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of SouthTrust and Marine, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," or similar expressions (see "SUMMARY -- The Merger," "SUMMARY -- Stock Prices of SouthTrust," "THE MERGER -- Background of and Reasons for the Merger," "THE MERGER -- Effective Time of the Merger," "THE MERGER -- Business and Management of Marine Following the Merger; Plans for Business of Marine," "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE MARINE COMMON STOCK" and "MARINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Merger may not be fully realized or realized within the expected time frame; (b) revenues following the Merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of SouthTrust and Marine may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which SouthTrust is doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which SouthTrust is engaged; and (h) changes may occur in the securities markets.

                                  INTRODUCTION

GENERAL

           This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $1.00 per share ("Marine Common Stock") of Marine Bank, a Florida corporation ("Marine"), in connection with the solicitation of proxies by the Board of Directors of Marine for use in a special meeting of shareholders of Marine to be held on August 3, 1998, at 4:00 p.m., local time, at 9400-9th Street North, St. Petersburg, Florida, and at any adjournment or postponement thereof (the "Special Meeting").

           The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger dated as of March 24, 1998 (the "Merger Agreement") of Marine and SouthTrust Bank, National Association ("ST-Bank"), joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of SouthTrust ("ST-Sub"), providing for the merger of Marine into ST-Bank (the "Merger") and the exchange in the Merger of each outstanding share of Marine Common Stock for 0.355 (the "Conversion Ratio") shares of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"). The Conversion Ratio gives effect to the three-for-two split of the SouthTrust Common Stock on February 26, 1998 (the "SouthTrust Stock Split"). See "THE MERGER - Effect of the Merger on Marine Common Stock."

         The 0.355 shares of SouthTrust Common Stock for which each share of Marine Common Stock may be exchanged in the Merger had an aggregate market value, based upon the last sales price of SouthTrust Common Stock on July __, 1998, of $_____. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST." Because the number of shares of SouthTrust Common Stock to be received for each share of Marine Common Stock in the Merger is fixed, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock to be received in the Merger in exchange for each share of Marine Common Stock. The Merger Agreement, however, provides that, at any time during the five-business-day period commencing on the first day following the end of the ten-trading-day period beginning 30 days prior to the Closing Date (the "Determination Period"), if the average of the daily last sales price of SouthTrust Common Stock as reported on NASDAQ for the Determination Period (the "Average Closing Price") multiplied by the Conversion Ratio is less than $13.75, then Marine will have the right to terminate the Merger Agreement unless SouthTrust elects to adjust the Conversion Ratio in the manner described under "THE MERGER -- Possible Conversion Ratio Adjustment." No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Marine Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of one share of SouthTrust Common Stock as reported by the Nasdaq National Market ("NASDAQ") on the last trading day preceding the Effective Time of the Merger (as defined below).

         Subject to the approval of the Merger Agreement by the shareholders of Marine and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective on the date and at the time on which the Merger is deemed effective (the "Effective Time of the Merger") by the Office of the Comptroller of the Currency (the "Comptroller").

         A copy of the Merger Agreement is attached hereto as Exhibit A, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A. See "THE MERGER."

VOTING AT THE SPECIAL MEETING

         The Board of Directors of Marine has fixed the close of business on July 1, 1998 as the record date (the "Record Date") for the determination of holders of shares of Marine Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, Marine had outstanding 1,344,226 shares of Marine Common Stock which constitutes the only outstanding class of capital stock of Marine entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Marine Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Marine Common Stock entitled to vote thereon (each share of Marine Common Stock being entitled to one vote) are required to approve the Merger Agreement. Each holder of record of shares of Marine Common Stock on the Record Date is entitled to one vote for each share of such Marine Common Stock held of record.

         As of the Record Date, Marine directors and executive officers, and their affiliates (a total of 10 persons) beneficially owned a total of 635,751 shares of Marine Common Stock, representing approximately 47.31% of the shares of Marine Common Stock entitled to vote at the Special Meeting. All such directors and officers, and their affiliates, have informed Marine that, as of the date of the Proxy Statement/Prospectus, they intend to vote for approval of the Merger Agreement. All of the Marine directors have entered into affiliate agreements with SouthTrust pursuant to which each agreed to vote for approval of the Merger at the Special Meeting.

         THE BOARD OF DIRECTORS OF MARINE RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND AND REASONS FOR THE MERGER."

         A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of Marine either an instrument revoking the proxy or a duly executed proxy bearing a later date or (ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telegraph or personally by the directors, officers and employees of Marine, who will receive no extra compensation for their services. Marine will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Marine Stock.

         SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                     SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to Marine, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy State ment/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama, and engaged in a full range of banking services from more than 600 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. SouthTrust also offers a range of other services, including mortgage banking services, fiduciary and trust services and securities brokerage services. As of March 31, 1998, SouthTrust had consolidated total assets of approximately $32.7 billion, which ranked it as the largest bank holding company headquartered in Alabama.

         Effective June 2, 1997, SouthTrust, pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), consolidated all of its banking subsidiaries, located in the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee, into its largest banking subsidiary, SouthTrust Bank of Alabama, National Association and changed its name to SouthTrust Bank, National Association. The bank consolidation was undertaken by SouthTrust in order to obtain the benefits of the Interstate Banking Act, which, subject to certain limitations, after June 1, 1997, permits qualifying bank holding companies to engage in interstate mergers and allows banks to maintain and operate branches in states other than the states where they maintain their principal place of business.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of Marine Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and their telephone number is (205) 254-5000.

  Marine

         Marine was organized in 1986 as a banking corporation under the laws of the State of Florida and began operation on November 10, 1986 with the primary purpose of serving the banking needs of the residents of Pinellas County, Florida and surrounding areas. Since its organization, Marine has provided most traditional commercial banking services including, but not limited to, interest and non-interest bearing checking and savings accounts, commercial, real estate mortgage, and installment consumer loans, certificates of deposit and individual retirement accounts. Marine provides commercial banking services primarily to residents of Pinellas County, Florida, through its singular banking office located at 9400-9th Street North, St. Petersburg, Florida 33702, and its telephone number is (813) 577-2627.

  SouthTrust of Alabama, Inc.

         ST-Sub, an Alabama corporation, is a wholly owned subsidiary of SouthTrust. It owns ST-Bank. The main office of ST-Sub is located in Birmingham, Alabama.

  SouthTrust Bank, National Association

         ST-Bank, a national banking association, is a wholly owned subsidiary of ST-Sub. The main office of ST-Bank is located in Birmingham, Alabama.

SPECIAL MEETING

         The Special Meeting will be held at 4:00 p.m., local time, on Friday, August 3, 1998, at 9400-9th Street North, St. Petersburg, Florida, to consider and vote upon the approval of the Merger Agreement. Only holders of record of shares of Marine Common Stock as of the close of business on July 1, 1998 will be entitled to notice of and to vote at the Special Meeting, including any adjournment thereof.

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of Marine at the Special Meeting, the receipt of required regulatory approvals, and satisfaction of other conditions, Marine will be merged into ST-Bank pursuant to the Merger Agreement, and ST-Bank will be the surviving corporation (the "Surviving Corporation"). At the Effective Time of the Merger, pursuant to the Merger Agreement, SouthTrust is to issue a total of 477,200 shares of SouthTrust Common Stock for all of the issued and outstanding Marine Common Stock.

         At the Effective Time of the Merger, each share (excluding (i) shares held by Marine or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and
(ii) shares dissenting from approval of the Merger Agreement) of Marine Common Stock will be converted into the right to receive 0.355 shares of SouthTrust Common Stock as the same may be adjusted pursuant to the Merger Agreement. See "THE MERGER - Effect of the Merger on Marine Common Stock." If the Average Closing Price of the SouthTrust Common Stock during the Determination Period, when multiplied by the Conversion Ratio, is less than $13.75, then Marine will have the right to terminate the Merger Agreement unless SouthTrust elects to adjust the Conversion Ratio in the manner described under "THE MERGER -- Possible Conversion Ratio Adjustment."

         As the Conversion Ratio may be increased at the option of SouthTrust, the Conversion Ratio may not be definitively determined until just prior to the Effective Time of the Merger. Based on the Average Closing Price of SouthTrust Common Stock as of July ___, 1998 (the last trading day immediately prior to the date of this Proxy Statement/Prospectus), which Average Closing Price is $____, the Conversion Ratio would remain 0.355. In the event SouthTrust has the right to adjust the Conversion Ratio but chooses not to exercise such right, then Marine is entitled, at its option upon approval by a majority vote of its entire Board of Directors, to terminate the Merger Agreement.

         The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

         No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Marine Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of SouthTrust Common Stock as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger.

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents will send or cause to be sent to each former holder of record of Marine Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing such Marine Common Stock for the right to receive certificates representing the appropriate number of shares of SouthTrust Common Stock plus a cash payment for any fractional shares. MARINE SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "THE MERGER - Exchange of Stock Certificates."

  Vote Required

         The affirmative vote of the holders of a majority of the outstanding shares of Marine Common Stock (each share of Marine Common Stock being entitled to one vote) is required to approve the Merger Agreement. Directors and executive officers of Marine, and their affiliates, beneficially owned, as of the Record Date, directly or indirectly, 635,751 shares of Marine Common Stock, constituting approximately 47.31% of the shares of Marine Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all of such shares will be voted for approval of the Merger Agreement. All of the Marine directors have entered into affiliate agreements with SouthTrust pursuant to which each agreed to vote for approval of the Merger at the Special Meeting.

  Background of and Reasons for the Merger; Recommendations of the Board of Directors of Marine

         In November 1997, the Board of Directors of Marine formed a Long Range Planning Committee to determine the best strategy to maximize shareholder value. The Long Range Planning Committee recommended that Marine solicit indications of interest for the sale of Marine, and it was determined that a merger with an affiliate of SouthTrust was preferable.

         The Board of Directors of Marine believes that the Merger Agreement and the Merger are in the best interests of Marine and its shareholders. The Marine directors unanimously RECOMMEND THAT MARINE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In unanimously approving the Merger Agreement, Marine's directors considered, among other things, Marine's and SouthTrust's financial conditions, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay and legal advice concerning the proposed Merger.

         SouthTrust is engaging in the transactions pursuant to the Merger Agreement because the Merger Agreement is consistent with its expansion strategy within the southeastern United States and because the acquisition of Marine will augment SouthTrust's existing market share in West Florida and enhance its competitive position in such market.

         See "THE MERGER - Background of and Reasons for the Merger."

  Interests of Certain Named Persons in the Merger

         Certain members of Marine's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Marine generally. Among those interests are certain agreements by SouthTrust to indemnify directors, officers, employees and agents of Marine from certain liabilities arising prior to and after the Merger, to the full extent permitted under Florida law and certain indemnification agreements entered into between Marine and the directors, and Marine's Articles of Incorporation and Bylaws. In connection with the Merger Agreement, all of the Marine directors have entered into affiliate agreements with SouthTrust restricting them from selling the Marine Common Stock they own for the period 30 days prior to the Effective Time of the Merger and restricting them from selling, transferring or otherwise disposing of the SouthTrust Common Stock received in the Merger until such time as financial results covering at least 30 days of combined operations of Marine and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies. Such affiliate agreements also require each director to vote for the Merger and not exercise any rights of appraisal or rights to dissent from the Merger. See "THE MERGER -- Interests of Certain Named Persons in the Merger."

  Effective Time of the Merger

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time of the Merger will occur on the date and at the time on which the Merger is deemed effective by the Comptroller. Unless otherwise agreed upon by Marine and SouthTrust, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to use their reasonable efforts to cause the Effective Time of the Merger to occur on the third business day following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the shareholders of Marine approve the matters relating to the Merger Agreement required to be approved by such shareholders by applicable law, or at such other time as the parties may agree. See "THE MERGER - Effective Time of the Merger" and "THE MERGER -- Regulatory Approvals and Certain Other Conditions to Consummation of the Merger; Waiver and Amendment."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS WILL BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. MARINE AND SOUTHTRUST ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR BEFORE AUGUST 7, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

  Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The respective obligations of SouthTrust and Marine to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of Marine shareholders, and (iii) certain other conditions customary in transactions of this kind.

         Because ST-Bank, the surviving bank in the Merger, is a national bank, the Merger will be subject to the approval of the Comptroller under the Bank Merger Act, which prohibits the merger or consolidation of any insured institution with any other depository institution without the approval of the insured institution's primary federal supervisory regulatory agency. On or about May 26, 1998, ST-Bank submitted to the Comptroller an application seeking approval of the Merger.

         The Comptroller will deny approval to the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Comptroller also considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Comptroller has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. In addition, the Merger may not be consummated until the 30th day following the date of the approval, during which period the United States Department of Justice may comment adversely on the transaction or challenge the Merger on antitrust grounds. However, the Merger may be consummated on or after the 15th day following the date of the Comptroller approval if the Comptroller does not receive any adverse comments from the United States Attorney General and the United States Attorney General consents to the shorter period. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

         THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. THERE ALSO CAN BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT IMPOSE CONDITIONS THAT ARE DEEMED BY MARINE OR SOUTHTRUST TO MATERIALLY ADVERSELY IMPACT THE ECONOMIC OR BUSINESS ASSUMPTIONS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THERE CAN ALSO BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto.

         See "THE MERGER - Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

  Termination

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger in any of the following ways:

                  (i) by the mutual consent in writing of SouthTrust, ST-Sub, ST-Bank and Marine;

                  (ii) by SouthTrust, ST-Sub, ST-Bank or Marine if the Merger shall not have occurred on or prior to the record date, as announced by SouthTrust, for the SouthTrust third quarter dividend for 1998, provided that the failure to consummate the Merger on or before such date is not accompanied by any breach of the Merger Agreement;

                  (iii) by SouthTrust or Marine (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

                  (iv) by SouthTrust if (1) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of Marine set forth in the Merger Agreement or is a material breach of any covenant or agreement of Marine contained in the Merger Agreement, (B) has a Material Adverse Effect (as defined in the Merger Agreement) or can be reasonably foreseen to have a Material Adverse Effect upon the Condition (as defined in the Merger Agreement) of Marine on a consolidated basis or upon the consummation of the transactions contemplated by the Merger Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-Sub on a consolidated basis, (D) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust under the Merger Agreement so as to render inadvisable consummation of the transactions contemplated by the Merger Agreement, or (E) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (2) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking material damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement;

                  (v) by Marine if (1) Marine shall have determined that any fact, event or condition exists that, in the judgment of Marine,
         (A) is materially at variance with any warranty or representation of SouthTrust, ST-Sub or ST-Bank contained in the Merger Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-Sub or ST-Bank contained in the Merger Agreement, (B) has a Material Adverse Effect or can be reasonably seen to have a Material Adverse Effect upon the consummation of the transactions contemplated by the Agreement; or
         (2) Marine shall have determined that any fact, event or condition exists that, in the judgment of Marine, would render the Merger and the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange; or

                  (vi) by majority vote of the members of the entire Board of Directors of Marine if certain circumstances with respect to the average daily last sales prices of SouthTrust Common Stock are not met and SouthTrust does not elect to increase the Conversion Ratio. See "THE MERGER Possible Conversion Ratio Adjustment."

         In the event of the termination and abandonment of the Merger Agreement pursuant to the above, no party to the Merger Agreement will have any liability or further obligations to any other party under the Merger Agreement, except that if SouthTrust or Marine elects to terminate the Merger Agreement, and the other party is not in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, the terminating party shall pay to the non-terminating party a termination fee in an amount equal to $250,000. See "THE MERGER - Termination."

  No Solicitation

         Marine has agreed that it will not, through any director or officer or other agent, directly or indirectly solicit or encourage any acquisition proposal by any person. Marine may not furnish any non-public information to, or have discussions with, any person, other than SouthTrust, relating to any takeover proposal. Marine must promptly notify SouthTrust in the event that it receives any inquiry or proposal relating to any such transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The consummation of the merger is conditioned upon the receipt by Marine and SouthTrust of an opinion of Bradley Arant Rose & White LLP to the effect that, for federal income tax purposes, (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) no gain or loss will be recognized by holders of shares of Marine Common Stock who receive shares of SouthTrust Common Stock in the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional interests in shares of SouthTrust Common Stock. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF SHARES OF MARINE STOCK. ALL HOLDERS OF SHARES OF MARINE STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.


RIGHTS OF DISSENT AND APPRAISAL

         Holders of Marine Common Stock are entitled to dissent from the Merger and demand the fair value of the shares of Marine Common Stock held by such holder in cash, if such dissenting shareholder follows the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus and the text of which is set forth in its entirety in Exhibit B hereto. A person having a beneficial interest in shares of Marine Common Stock that is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have. See "THE MERGER - Rights of Dissent and Appraisal."

COMPARATIVE STOCK PRICES

         The SouthTrust Common Stock is quoted on NASDAQ under the symbol SOTR. As of _______, 1998, SouthTrust had approximately _____ holders of record of SouthTrust Common Stock. As of July 1, 1998, Marine had approximately _____ holders of record of Marine Common Stock. Marine Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for Marine Common Stock. Management of Marine is aware of certain transactions in Marine Common Stock that occurred in 1997 and 1996. Although the prices of all transactions are not known, management of Marine believes that such prices ranged from $7.85 to $8.50 per share of Marine Common Stock. No assurance can be given that these trades were effected on an arm's-length basis. Transactions in Marine Common Stock are infrequent and are negotiated privately between persons involved in those transactions.

           The following table sets forth applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.


                                                              SouthTrust                        Marine
                                                             Common Stock                     Common Stock
                                                           Last Sales Price                   Equivalent(1)
                                                           ----------------                   -------------
           March 23, 1998(2)                                 $42.19375                         $15.2428
           July____, 1998(3)                                 _________                         ________


---------

(1) Proforma equivalents calculated using the last sales price for SouthTrust Common Stock as of the selected date multiplied by the Conversion Ratio of 0.355.
(2) Last trading day preceding public announcement of the proposed transaction.
(3) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.

         See "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE MARINE COMMON STOCK."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Marine who are not deemed to be "affiliates" (as that term is defined under the Securities Act) of Marine and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Marine may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon the outstanding shares of SouthTrust Common Stock as of March 31, 1998 (exclusive of shares of SouthTrust Common Stock to be issued in the Merger), an affiliate of Marine who otherwise complies with Rule 145, subject to the undertaking described below, will be free to resell, during any given three-month period, up to approximately 1,604,375 shares of SouthTrust Common Stock.

         Marine has caused each person identified by Marine as an affiliate to execute and deliver to SouthTrust a written agreement in the form provided for in the Merger Agreement providing that such affiliate will not sell, transfer or otherwise dispose of such shares of SouthTrust Common Stock to be received by such affiliate upon consummation of the Merger, except (i) in compliance with the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least thirty (30) days of combined operations of Marine and SouthTrust have been published within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies.

         See "THE MERGER - Resale of SouthTrust Common Stock Received in the Merger."

DIFFERENCES IN RIGHTS OF MARINE SHAREHOLDERS

         Upon consummation of the Merger, Marine shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Florida corporate law and Marine's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Florida corporate law and Delaware corporate law and of Marine's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of Marine shareholders will change after the Merger. Some of these differences include anti-takeover provisions. See "COMPARISON OF THE SOUTHTRUST COMMON STOCK AND THE MARINE COMMON STOCK."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER - Accounting Treatment."

EQUIVALENT SHARE DATA

         The following summary presents comparative historical and pro forma unaudited per share data for both SouthTrust and Marine. The pro forma amounts assume the Merger had been effective during the periods presented and had been accounted for as a pooling of interests. SouthTrust's pro forma amounts represent the combined pro forma results, and Marine pro forma equivalent amounts are computed by multiplying the combined pro forma amounts by a factor of 0.355, to reflect the Conversion Ratio in the Merger. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.



                                                                         Years Ended                     Three Months Ended
                                                                          December 31,                          March 31,
                                                             ------------------------------------      -----------------------
                                                                1997          1996         1995           1998         1997
                                                             ---------     ---------     --------      ---------     ---------
Net income per diluted common share:
           SouthTrust.................................       $    2.03     $    1.79     $   1.57      $    0.54     $    0.48
           Marine.....................................            0.73          0.69         0.61           0.19          0.17
           SouthTrust pro forma combined..............            2.03          1.79         1.57           0.54          0.48
           Marine pro forma equivalent................            0.72          0.64         0.56           0.19          0.17

Cash dividends per common share:
           SouthTrust.................................            0.67          0.59         0.53           0.19          0.1667
           Marine.....................................            0.10          0.10         0.10           0.00          0.0000
           SouthTrust pro forma combined(1)...........            0.67          0.59         0.53           0.19          0.1662
           Marine pro forma equivalent................            0.24          0.21         0.19           0.07          0.0590

Book value per common share (period end):
           SouthTrust.................................           14.28         12.03        10.85          15.49         12.52
           Marine.....................................            5.46          4.83         4.26           5.65          4.96
           SouthTrust pro forma combined..............           14.29         12.04        10.86          15.50         12.52
           Marine pro forma equivalent................            5.07          4.27         3.85           5.50          4.45

----------------

(1) SouthTrust pro forma combined dividends represent historical cash dividends of SouthTrust.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for Marine and SouthTrust. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of Marine and SouthTrust. The financial data for the interim periods ended March 31, 1998 and March 31, 1997 are derived from the unaudited historical financial statements of SouthTrust and Marine, respectively, and reflect in the respective opinions of management of SouthTrust and Marine, all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of Marine and SouthTrust, and the related notes thereto, contained in documents included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



                     SOUTHTRUST CORPORATION AND SUBSIDIARIES


                                                                       Years Ended December 31,
                                              -------------------------------------------------------------------
                                                 1997           1996            1995          1994          1993
                                              -----------   -----------   -----------   -----------   -----------
INCOME STATEMENT DATA
(in thousands, except per share data):
  Interest income .........................   $ 2,232,252   $ 1,804,220   $ 1,484,623   $ 1,108,612   $   927,551
  Interest expense ........................     1,186,079       938,194       791,423       501,067       397,743
                                              -----------   -----------   -----------   -----------   -----------
    Net interest income ...................     1,046,173       866,026       693,200       607,545       529,808
  Provision for loan losses ...............        90,613        90,027        61,286        44,984        45,032
                                              -----------   -----------   -----------   -----------   -----------
  Net interest income after
    provision for loan losses .............       955,560       775,999       631,914       562,561       484,776
  Non-interest income .....................       270,507       254,809       208,664       184,778       174,702
  Non-interest expense ....................       748,216       643,298       536,534       485,999       434,951
                                              -----------   -----------   -----------   -----------   -----------
  Income before income taxes ..............       477,851       387,510       304,044       261,340       224,527
  Income taxes ............................       171,143       132,807       105,039        88,338        73,992
                                              -----------   -----------   -----------   -----------   -----------
    Net income ............................   $   306,708   $   254,703   $   199,005   $   173,002   $   150,535
                                              ===========   ===========   ===========   ===========   ===========
  Net income per diluted common share .....   $      2.03   $      1.79   $      1.57   $      1.43   $      1.29
  Cash dividends declared
    per common share ......................          0.67          0.59          0.53          0.45          0.40
  Average diluted common shares outstanding
    (in thousands) ........................       151,008       142,154       126,687       121,157       117,027


BALANCE SHEET DATA (at period end)
(in thousands):
  Total assets ............................   $30,906,445   $26,223,193   $20,787,024   $17,632,059   $14,707,964
  Total loans, net ........................    22,159,314    19,061,269    14,448,524    11,950,215     9,313,086
  Total deposits ..........................    19,586,584    17,305,493    14,575,077    12,801,239    11,515,311
  Total stockholders' equity ..............     2,194,641     1,734,892     1,430,870     1,135,268     1,051,766





                                                    Three Months
                                                    Ended March 31,
                                              -------------------------
                                                 1998           1997
                                              -----------   -----------
  Interest income .........................   $   597,462   $   510,650
  Interest expense ........................       324,112       266,094
                                              -----------   -----------
    Net interest income ...................       273,350       244,556
  Provision for loan losses ...............        17,855        22,375
                                              -----------   -----------
  Net interest income after
    provision for loan losses .............       255,495       222,181
  Non-interest income .....................        88,118        61,978
  Non-interest expense ....................       212,506       174,041
                                              -----------   -----------
  Income before income taxes ..............       131,107       110,118
  Income taxes ............................        44,655        39,218
                                              -----------   -----------
    Net income ............................   $    86,452   $    70,900
                                              ===========   ===========
  Net income per diluted common share .....   $      0.54   $      0.48
  Cash dividends declared
    per common share ......................          0.19        0.1667
  Average diluted common shares outstanding
    (in thousands) ........................       159,998       147,738

BALANCE SHEET DATA (at period end)
(in thousands):
  Total assets ............................   $32,697,604   $27,350,052
  Total loans, net ........................    23,212,852    19,860,972
  Total deposits ..........................    20,532,916    17,593,585
  Total stockholders' equity ..............     2,485,807     1,870,456








                                   MARINE BANK


                                                                                                      Three Months
                                                              Years Ended December 31,               Ended March 31,
                                                  -----------------------------------------------   -----------------
                                                   1997      1996      1995      1994      1993      1998      1997
                                                  -------   -------   -------   -------   -------   -------   -------
INCOME STATEMENT DATA
(in thousands, except per share data):
  Interest income ...................             $ 4,459   $ 4,121   $ 3,936   $ 3,707   $ 3,289   $ 1,168   $ 1,096
  Interest expense ..................               1,804     1,697     1,593     1,286     1,148       504       460
                                                  -------   -------   -------   -------   -------   -------   -------
    Net interest income .............               2,655     2,424     2,343     2,421     2,141       664       636
  Provision (credit) for loan losses                    0         0        46         0       126         0         0
                                                  -------   -------   -------   -------   -------   -------   -------
  Net interest income after
    provision for loan losses .......               2,655     2,424     2,297     2,421     2,015       664       636
  Non-interest income ...............                 124       191       120       180       147        31        31
  Non-interest expense ..............               1,223     1,157     1,202     1,232     1,146       294       296
                                                  -------   -------   -------   -------   -------   -------   -------
  Income before income taxes ........               1,556     1,458     1,215     1,369     1,016       401       371
  Income taxes ......................                 576       542       450       509       378       151       140
                                                  -------   -------   -------   -------   -------   -------   -------

  Net income ........................             $   980   $   916   $   765   $   860   $   638   $   250   $   231
                                                  =======   =======   =======   =======   =======   =======   =======
Net income per diluted common share               $0.7289   $0.6854   $0.6105   $0.7879   $0.5839   $0.1859   $0.1723
  Cash dividends declared
    per common share ................                0.10      0.10       .10      0.10      0.10         0         0
  Average diluted common shares
  outstanding (in thousands) ........               1,344     1,344     1,327     1,092     1,092     1,344     1,344

BALANCE SHEET DATA (at period end)
(in thousands):
  Total assets ......................             $58,499   $55,861   $52,324   $50,949   $46,565   $63,213   $55,209
  Total loans, net ..................              35,395    34,991    30,839    30,692    27,933    35,878    35,459
  Total deposits ....................              48,403    47,216    43,804    42,123    40,505    48,184    46,242
  Total stockholders' equity ........               7,332     6,491     5,659     4,873     4,197     7,599     6,670

 SELECTED PRO FORMA INFORMATION

         The following table sets forth certain unaudited pro forma combined condensed financial information for SouthTrust and Marine giving effect to the Merger. The unaudited pro forma combined condensed financial presentation is presented for information purposes only and is not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the transaction had been consummated in the past or which may be obtained in the future. This information should be read in conjunction with the consolidated financial statements of Marine and SouthTrust and the related notes thereto included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         PRO FORMA COMBINED INFORMATION
                     SOUTHTRUST CORPORATION AND MARINE BANK


                                                                                  Three Months Ended
                                                  Years Ended December 31,              March 31,
                                            ------------------------------------   --------------------
                                               1997        1996          1995        1998       1997
                                            ----------   ----------   ----------   --------   --------
INCOME STATEMENT DATA
  (in thousands, except per share data):
Interest income .........................   $2,236,711   $1,808,341   $1,488,559   $598,630   $511,746
Interest expense ........................    1,187,883      939,891      793,016    324,616    266,554
                                            ----------   ----------   ----------   --------   --------
  Net interest income ...................    1,048,828      868,450      695,543    274,014    245,192
Provision for loan losses ...............       90,613       90,027       61,332     17,855     22,375
                                            ----------   ----------   ----------   --------   --------
Net interest income after provision for
  loan losses ...........................      958,215      778,423      634,211    256,159    222,817
Non-interest income .....................      270,631      255,000      208,784     88,149     62,009
Non-interest expense ....................      749,439      644,455      537,736    212,800    174,337
                                            ----------   ----------   ----------   --------   --------
Income before income taxes ..............      479,407      388,968      305,259    131,508    110,489
Income taxes ............................      171,719      133,349      105,489     44,806     39,358
                                            ----------   ----------   ----------   --------   --------
  Net income ............................   $  307,688   $  255,619   $  199,770   $ 86,702   $ 71,131
                                            ==========   ==========   ==========   ========   ========

Net income per diluted common share .....   $     2.03   $     1.79   $     1.57   $   0.54   $   0.48
Average diluted common shares outstanding
  (in thousands) ........................      151,485      142,631      127,158    160,475    148,215

BALANCE SHEET DATA
  (in millions)
Total assets ............................   $   30,964   $   26,279   $   20,839   $ 32,761   $ 27,405
Total loans, net ........................       22,194       19,096       14,480     23,249     19,896
Total deposits ..........................       19,635       17,352       14,619     20,581     17,640
Total stockholders' equity ..............        2,202        1,742        1,437      2,494      1,878

                                   THE MERGER

           The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A.

GENERAL

           The Merger Agreement has been approved by the Boards of Directors of Marine, SouthTrust, ST-Sub and ST-Bank, by SouthTrust as the sole shareholder of ST-Sub and by ST-Sub as the sole shareholder of ST-Bank. No approval of the Merger by the stockholders of SouthTrust is required.

           Pursuant to the Merger Agreement, Marine will be merged with and into ST-Bank pursuant to the Florida Banking Code and the National Bank Act, and ST-Bank will be the Surviving Corporation. Subject to approval of the Merger Agreement by the shareholders of Marine at the Special Meeting, the receipt of required regulatory approvals, and satisfaction of other conditions, Marine will be merged into ST-Bank pursuant to the Merger Agreement. At the Effective Time of the Merger, pursuant to the Merger Agreement, SouthTrust is to issue a total of 477,200 shares of SouthTrust Common Stock for all of the issued and outstanding shares of Marine Common Stock. As of the date of the Merger Agreement, a total of 1,344,226 shares of Marine Common Stock will be issued and outstanding.

           At the Effective Time of the Merger, each share (excluding (i) shares held by Marine or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and
(ii) shares dissenting from approval of the Merger Agreement) of Marine Common Stock, will become and be converted into the right to receive 0.355 shares of SouthTrust Common Stock, as the same may be adjusted pursuant to the terms of the Merger Agreement. See "THE MERGER -- Effect of the Merger on Marine Common Stock."

           If the average of the daily last sales prices of SouthTrust Common Stock (the "Average Closing Price") as reported on NASDAQ for the ten consecutive full trading days in which such shares are traded on the NASDAQ during the ten-trading-day period beginning 30 days prior to the Closing Date (the "Determination Period"), when multiplied by the Conversion Ratio, is less than $13.75, Marine will have the right to elect to terminate the Merger Agreement unless SouthTrust elects to increase the Conversion Ratio in the manner described under "THE MERGER -- Possible Conversion Ratio Adjustment."

           The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

           No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Marine Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales prices of SouthTrust Common Stock as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger.

           The Merger will become effective on the date and at the time on which the Merger is deemed effective by the Comptroller. The Merger Agreement provides that, unless otherwise mutually agreed upon in writing, the parties thereto will use their reasonable efforts to cause such effective time to occur as soon as practicable following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Marine approve the Merger Agreement to the extent such approval is required by applicable law, or such other time as the parties may agree. See "THE MERGER -- Effective Time of the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

           In November 1997, the Board of Directors of Marine formed a Long Range Planning Committee comprised of Mr. Norris Counts, Mr. George Ruppel, Mr. Dennis Ruppel, Mr. James Macaluso and Mr. Charles Block. This Committee was delegated the responsibility to determine the best strategy to maximize shareholder value. At the January 15, 1998 meeting of the Board of Directors, the Long Range Planning Committee recommended that Marine solicit indications of interest for the sale of Marine. It was determined that the sale of Marine's stock was preferable, from a financial point of view to shareholders, than a conversion to a corporation taxable under sub chapter S of the Internal Revenue Code. Three potential acquirors were identified as the most desirable purchasers.

           During the months of January through March 1998, representatives of Marine met with representatives of several possible acquisition and merger candidates, including SouthTrust. At the March 6, 1998 Board of Directors meeting, it was determined that a merger with SouthTrust was preferable. During March 1998, representatives of Marine and SouthTrust conducted various due diligence activities and negotiated the terms and conditions to be included in a definitive Merger Agreement. At a Board of Directors meeting held on March 19, 1998, the Board of Marine met to review and consider the Merger Agreement. At such Board of Directors meeting all of the directors of Marine were present and voted to approve the Merger and the Merger Agreement, with such changes as the representatives of the Long Range Planning Committee determined, in consultation with Marine's President and legal counsel, would be appropriate. All of the directors and officers of Marine have advised SouthTrust, that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

           The 0.355 shares of SouthTrust's Common Stock to be exchanged for each share of Marine Bank's Common Stock reflects prices that were negotiated on an arm's-length basis between representatives of Marine and representatives of SouthTrust. There was no affiliation, relationship, understanding or transaction between Marine and its representatives, on one hand, and SouthTrust and ST-Bank, and their representatives, on the other hand, prior to the execution of the Merger Agreement.

           The Board of Directors of Marine considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by Marine's shareholders relative to the book value and earnings per share of Marine Common Stock; (b) certain information concerning the financial condition, results of operations and business prospects of Marine and SouthTrust; (c) the marketability of Marine's Common Stock, (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable Marine shareholders to exchange their shares of Marine's Common Stock for shares of common stock of a much larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends;
(f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of Marine did not assign any relative weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of Marine from a financial point of view. Based on these factors, the Board of Directors of Marine determined that the Merger was in the best interests of the shareholders of Marine and approved the Merger Agreement.

           THE MEMBERS OF THE BOARD OF DIRECTORS OF MARINE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF MARINE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF MARINE RECOMMENDS THAT SHAREHOLDERS OF MARINE VOTE IN FAVOR OF THE MERGER AGREEMENT.

           SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of Marine will augment SouthTrust's existing market share in the West Florida banking market and enhance its competitive position in such market.


INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

           Certain members of Marine management and of Marine's Board of Directors have interests in the Merger that are in addition to any interests they may have as shareholders of Marine generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of Marine's directors and officers and certain severance and other employee benefits, as described below.

           SouthTrust has agreed in the Merger Agreement that, for a period of three years after the Effective Time, it will indemnify, defend and hold harmless each person entitled to indemnification from Marine against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including the transactions contemplated by the Merger Agreement) to the same extent and subject to the same conditions set forth in Marine's Bylaws as in effect on the date of the Merger Agreement, and in certain indemnification agreements between Marine and each of the directors of Marine.

           Following the Effective Time of the Merger and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of Marine who SouthTrust or any of its affiliates employs will be eligible to participate in the employee benefit plans of SouthTrust, including welfare and fringe benefit plans, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, except that (i) with respect to SouthTrust's group medical insurance plan, SouthTrust will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Marine's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's group medical benefits plan for such current year; and (ii) credit for each such employee's past service with Marine prior to the Effective Time of the Merger will be given by SouthTrust to employees for purposes of: (1) determining vacation and sick leave benefits and accruals in accordance with the established policies of SouthTrust; (2) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service (except that such credit for past service will not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust); and (3) determining satisfaction of applicable waiting periods under said plans for pre-existing conditions.

           The Merger Agreement further provides that the Marine Bank 401(k) Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "STPS Plan") effective as of January 1 of the year following the Effective Time of the Merger or will be terminated as of a date prior to on or after the Effective Time of the Merger. From and after January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under, both the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") and the STPS Plan, employment by Marine will be credited as if it were employment by SouthTrust, but such service will not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

EFFECT OF THE MERGER ON MARINE COMMON STOCK

           Pursuant to the Merger Agreement, Marine will be merged with and into ST-Bank pursuant to the Florida Banking Code and the National Bank Act, and ST-Bank will be the Surviving Corporation. At the Effective Time of the Merger, and subject to approval of the Merger Agreement by the shareholders of Marine at the Special Meeting, the receipt of required regulatory approvals, and satisfaction of other conditions, pursuant to the Merger Agreement, SouthTrust is to issue a total of 477,200 shares of SouthTrust Common Stock for all of the issued and outstanding Marine Common Stock. As of the date of the Merger Agreement, a total of 1,344,226 shares of Marine Common Stock will be issued and outstanding.

           At the Effective Time of the Merger, each share (excluding (i) shares held by Marine or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and
(ii) shares dissenting from approval of the Merger Agreement) of Marine Common Stock, will become and be converted into the right to receive 0.355 shares of SouthTrust Common Stock subject to possible adjustment as described in "THE MERGER - Possible Conversion Ratio Adjustment."

           The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

           No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of a share of Marine Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment (without interest) in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales prices of SouthTrust Common Stock as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger.

           Because, except as described above, the Conversion Ratio of shares of SouthTrust Common Stock for Marine Common Stock is fixed, it will not compensate Marine shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. Further, in the event the market price of SouthTrust Common Stock decreases after August 3, 1998, the date of the Special Meeting, the value of the SouthTrust Common Stock to be received in the Merger in exchange for the Marine Common Stock would decrease below the value prevailing at the time the shareholders of Marine consider and act upon the proposal to approve and adopt the Merger Agreement. However, in the event the market price of SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Marine Common Stock would increase. Marine's shareholders are advised to obtain current market quotations for SouthTrust Common Stock. No assurance can be given as to the market prices of SouthTrust Common Stock on the date the Merger becomes effective or as to the market price of SouthTrust Common Stock thereafter.

POSSIBLE CONVERSION RATIO ADJUSTMENT

           The Merger Agreement provides that it may be terminated by majority vote of the members of the entire Board of Directors of Marine at any time during the five-business-day period commencing on the first day following the end of the Determination Period, if the Average Closing Price of SouthTrust Common Stock for the Determination Period multiplied by the Conversion Ratio is less than $13.75. If Marine elects to terminate the Merger Agreement, it must give prompt written notice thereof to SouthTrust; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-business-day period. During the five-business-day period commencing with its receipt of such notice, SouthTrust has the option to elect to increase the Conversion Ratio such that the increased Conversion Ratio multiplied by the Average Closing Price is greater than or equal to $13.75. If SouthTrust makes an election contemplated by the preceding sentence within such five-business-day period, it will give prompt written notice to Marine of such election and the revised Conversion Ratio, whereupon no termination shall have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in the Merger Agreement to "Conversion Ratio" will thereafter be deemed to refer to the Conversion Ratio as adjusted.

           There can be no assurance that the Marine Board would exercise its rights to terminate the Merger Agreement if the Average Closing Price of SouthTrust Common Stock, when multiplied by the Conversion Ratio, is less than $13.75. Furthermore, if the Marine Board does elect to so terminate the Merger Agreement, there can be no assurance that SouthTrust would elect to increase the Conversion Ratio as provided in the Merger Agreement. Marine shareholders should be aware that the Average Closing Price for the Determination Period and the subsequent increase, if any, in the Conversion Ratio, will be based on the average last sales price of SouthTrust Common Stock during the ten-trading-day period beginning 30 days prior to the Closing Date. Accordingly, because the market price of SouthTrust Common Stock between the last day of the Determination Period and the Effective Time of the Merger, as well as on the date certificates representing shares of SouthTrust Common Stock are delivered in exchange for shares of Marine Common Stock following consummation of the Merger, will fluctuate, the value of the SouthTrust Common Stock actually received by holders of Marine Common Stock may be more or less than (i) the Average Closing Price during the Determination Period, or (ii) the value of the SouthTrust Common Stock at the Effective Time resulting from the Conversion Ratio or any possible adjustment of the Conversion Ratio as illustrated above.

           The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Exhibit A to this Proxy Statement/Prospectus) relating to the possible increase in the Conversion Ratio.

EFFECTIVE TIME OF THE MERGER

           The Merger will become effective on the date and at the time on which the Merger is deemed effective by the Comptroller. The Merger Agreement provides that, unless otherwise mutually agreed upon in writing, the parties thereto will use their reasonable efforts to cause such Effective Time as soon as practicable following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Marine approve the Merger Agreement or such other date to which SouthTrust and Marine agree. The Merger cannot become effective until Marine shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken.

           No assurance can be provided that the necessary shareholder and regulatory approvals will be obtained or that other conditions precedent to the Merger can or will be satisfied. Marine and SouthTrust anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or before August 7, 1998. However, delays in the consummation of the Merger could occur.

           Either SouthTrust, ST-Sub, ST-Bank or Marine generally may terminate the Agreement if the Merger is not consummated on or prior to the record date, as announced by South-Trust, for the SouthTrust third quarter dividend for 1998, provided that the failure to consummate by that date is not accompanied by any breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement by the party electing to terminate. See "THE MERGER -- Regulatory Approvals and Certain Other Conditions to Consummation of the Merger; Waiver and Amendment" and "-- Termination."

EXCHANGE OF STOCK CERTIFICATES

           Promptly after the Effective Time of the Merger, SouthTrust and Marine will cause the exchange agent selected by SouthTrust (the "Exchange Agent") to mail to each former holder of record of shares of Marine Common Stock appropriate transmittal materials for use in exchanging their certificates formerly representing shares of Marine Common Stock for exchange and conversion in accordance with the procedures provided for herein and in the Merger Agreement.

The letter of transmittal will specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent. MARINE SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time of the Merger, each holder of shares of Marine Common Stock shall surrender the certificates representing such shares to the Exchange Agent and shall promptly receive in exchange therefor the SouthTrust Common Stock, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), and cash in lieu of any fractional shares of SouthTrust Common Stock to which such shareholder may otherwise be entitled. Until the stock certificates evidencing the shares of Marine Common Stock are surrendered pursuant to the Merger Agreement, no SouthTrust Common Stock will be delivered or remitted to such holders. In addition, holders of shares of Marine Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, or on any cash in lieu of fractional shares. Neither SouthTrust nor the Exchange Agent shall be liable to a holder of Marine Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

           Whenever a dividend or other distribution is declared by SouthTrust on SouthTrust Common Stock, the record date of which is at or after the Effective Time of the Merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the Merger Agreement, but, after the Effective Time of the Merger, no dividend or other distribution payable after the Effective Time of the Merger with respect to SouthTrust Common Stock will be paid to the holder of any certificate representing shares of Marine Common Stock issued and outstanding at the Effective Time of the Merger until the holder duly surrenders such certificate. Upon surrender of such Marine Common Stock certificate, however, both the SouthTrust Common Stock certificate, together with all undelivered dividends or other distributions (without interest thereon) and any undelivered cash payments to be paid in lieu of fractional shares (without interest thereon) will be delivered and paid with respect to each share represented by such certificate.

           After the Effective Time of the Merger, there will be no transfers of shares of Marine Common Stock on Marine's stock transfer books. If certificates formerly representing shares of Marine Common Stock are presented for transfer after the Effective Time of the Merger, they will be canceled and exchanged for shares of SouthTrust Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

           The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Marine who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Marine and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Marine may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon the outstanding shares of SouthTrust Common Stock as of March 31, 1998 (exclusive of shares of SouthTrust Common Stock to be issued in the Merger), each affiliate of Marine will be free to resell, during any given three-month period, up to approximately 1,604,375 shares of SouthTrust Common Stock, provided that such affiliate otherwise complies with the provisions of Rule 145.

           This Proxy Statement/Prospectus does not cover any resales of SouthTrust Common Stock received by persons who may be deemed to be affiliates of Marine or SouthTrust.

           Marine has caused each person identified by Marine as an affiliate to execute a written agreement in the form provided for in the Merger Agreement providing that such affiliate will not sell, transfer or otherwise dispose of such shares of SouthTrust Common Stock to be received by such affiliate upon consummation of the Merger, except (i) in compliance with the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Marine and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

           The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Marine and SouthTrust will be carried forward at their previously recorded amounts. The Merger Agreement provides, as a condition of SouthTrust's obligations to consummate the Merger, that SouthTrust shall not have determined that the transactions contemplated by the Merger Agreement fail to qualify for pooling of interest accounting treatment. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of Marine in the Merger in order, among other things, to assure the availability of pooling-of-interests accounting treatment, see "THE MERGER -- Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

           The respective obligations of SouthTrust and Marine to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of Marine shareholders, and (iii) certain other conditions as described in more detail below.

           Applications for the approvals described below have been submitted to the appropriate regulatory agencies. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either SouthTrust or Marine would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Merger Agreement.

           Marine and SouthTrust are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it currently is contemplated that such approval or action would be sought.

           Consummation of the Merger is subject to receipt of certain regulatory approvals, including the Comptroller under the Bank Merger Act, which prohibits the merger or consolidation of any insured institution with any other depository institution without the approval of the insured institution's primary federal supervisory regulatory agency. On May 26, 1998, ST-Bank submitted to the Comptroller an application seeking approval of the Merger.

           The Bank Merger Act requires that the Comptroller take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In essence, the Comptroller will deny approval of the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Comptroller also considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Comptroller has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. In addition, the Merger may not be consummated until the 30th day following the date of the approval of the Comptroller, during which period the United States Department of Justice may comment adversely on the transaction or challenge the Merger on antitrust grounds. However, the Merger may be consummated on or after the 15th day following the date of the approval of the Comptroller if the Comptroller does not receive any adverse comments from the United States Attorney General and the United States Attorney General consents to the shorter period. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

           The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There also can be no assurance that the United States Department of Justice or a State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.

           In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of Marine, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                    (i) The Registration Statement will be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement will have been issued and no proceeding by the Commission or any other regulatory authority to suspend the effectiveness thereof will have been initiated or threatened by the Commission or any other Regulatory Authority;

                    (ii) The representations and warranties of SouthTrust and Marine, respectively, made in the Merger Agreement and assessed as of the time of the Merger Agreement and as of all times up to and including the Effective Time of the Merger will be accurate to the extent provided for in the Merger Agreement;

                    (iii) SouthTrust and Marine, respectively, will have performed, and complied with all of their respective agreements and covenants pursuant to the Merger Agreement;

                    (iv) The receipt of the opinion of Bradley Arant Rose & White LLP as to certain matters including certain tax matters (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES");

                    (v) No court or governmental or regulatory authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, order or similar restriction or taken any other action which prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

                    (vi) The shares of SouthTrust Common Stock issuable pursuant to the Merger will have been approved for listing on NASDAQ;

                    (vii) SouthTrust shall not have determined that the transactions contemplated by the Merger Agreement fail to qualify for pooling of interests accounting treatment; and

                    (viii) In the case of SouthTrust's obligations, the holders of not more than 5% of Marine Common Stock, will have taken appropriate steps to dissent from the Merger; and


          At any time before the Effective Time of the Merger, any party to the Merger Agreement may waive any default in the performance of any term of the Merger Agreement by the other party, waive or extend the time for compliance or fulfillment by the other party of any and all of such other parties' obligations, and waive any or all conditions to its obligations under the Merger Agreement, except any condition which, if not satisfied, would result in the violation of any law or any applicable governmental regulation. In addition, any provision of the Merger Agreement may be amended by written instruments signed on behalf of each of the parties thereto; provided, however, that, after approval by the holders of Marine Common Stock, no amendment may be made that reduces or modifies the consideration to be received by the holders of Marine Common Stock.

TERMINATION

          The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time of the Merger in any of the following ways:


                    (i) by the mutual consent in writing of SouthTrust, ST-Sub, ST-Bank and Marine;

                    (ii) by SouthTrust, ST-Sub, ST-Bank or Marine if the Merger shall not have occurred on or prior to the record date, as announced by SouthTrust, for the SouthTrust third quarter dividend for 1998, provided that the failure to consummate the Merger on or before such date is not accompanied by any breach of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement by the party electing to terminate;

                    (iii) by SouthTrust or Marine (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

                    (iv) by SouthTrust if: (1) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of Marine set forth in the Merger Agreement or is a material breach of any covenant or agreement of Marine contained in the Merger Agreement, (B) has a Material Adverse Effect or can be reasonably foreseen to have a Material Adverse Effect upon the Condition (as defined in the Merger Agreement) of Marine on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-Sub on a consolidated basis, (D) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust under the Merger Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement, or (E) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (2) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement.

                    (v) by Marine if (1) Marine shall have determined that any fact, event or condition exists that, in the judgment of Marine, (A) is materially at variance with any warranty or representation of SouthTrust, ST-Sub or ST-Bank contained in the Merger Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-Sub or ST-Bank contained in the Merger Agreement, (B) has a Material Adverse Effect or can be reasonably seen to have a Material Adverse Effect upon the consummation of the transactions contemplated by the Merger Agreement; (2) Marine shall have determined that any fact, event or condition exists that, in the judgment of Marine, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

                    (vi) by majority vote of the members of the entire Board of Directors of Marine if certain conditions relating to the average last sales price of SouthTrust Common Stock are not met and SouthTrust does not elect to increase the Conversion Ratio. See "THE MERGER -- Possible Conversion Ratio Adjustment".

          In the event of the termination and abandonment of the Merger Agreement pursuant to the foregoing, no party to the Merger Agreement will have any liability or further obligations to any other party under the Merger Agreement except that if SouthTrust or Marine elects to terminate the Merger Agreement, and the other party is not in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, the terminating party shall pay to the nonterminating party a termination fee in an amount equal to $250,000.

CERTAIN EXPENSES

          The Merger Agreement provides that the parties thereto will bear their own expenses incurred in connection with consummating the transactions contemplated thereby except that SouthTrust will bear all the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

RIGHTS OF DISSENT AND APPRAISAL

          A shareholder of Marine may dissent from the Merger and receive in cash the appraised value, as of the Effective Time of the Merger, of the shares of Marine Common Stock held by such shareholder pursuant to Section 215a of the United States Code (the "Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Marine shareholders in light of Section 658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. The appraised value of the Marine Common Stock may differ from the consideration that a shareholder of Marine is entitled to receive in the Merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Exhibit B to this Proxy Statement/Prospectus.

          Under the Dissent Provisions, a shareholder of Marine may dissent from the Merger by (i) voting against the Merger or by giving notice in writing at or prior to the Special Meeting to Marine that the shareholder dissents from the Merger Agreement, and (ii) making a written request to ST-Bank to receive the fair value of the shares of Marine Common Stock, which request is required to be made within thirty days of the Effective Time of the Merger and to be accompanied by the surrender of the shareholder's stock certificates.

          The value of the shares of any dissenting shareholder shall be determined as of the Effective Time of the Merger by an appraisal made by a committee of three persons, composed of one person selected by the holders of a majority of the shares of Marine Common Stock for which rights of dissent are being asserted, one selected by the Board of Directors of ST-Bank and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.

          If, within ninety days from the Effective Time of the Merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting shareholders by ST-Bank. In addition, the SouthTrust Common stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which SouthTrust may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders. The Comptroller has taken the position that a shareholder may dissent as to less than all of the shares of stock owned by such shareholder. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by ST-Bank.

           The foregoing is only a summary of the Dissent Provisions. The full text of such provisions is set forth as Exhibit B to this Proxy
Statement/Prospectus and each Marine shareholder is urged to read these provisions carefully.

CONDUCT OF BUSINESS BY MARINE PENDING THE MERGER

           The Merger Agreement provides that, until the Effective Time of the Merger, and except with the prior approval of SouthTrust, or as otherwise required by law or regulation, Marine will operate its business only in the usual, regular and ordinary course, preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and Marine will take no action which would adversely affect its ability to obtain required regulatory approvals or to perform any of its material obligations under the Merger Agreement. The Merger Agreement further provides that, until the Effective Time of the Merger, Marine will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following without the prior written consent of SouthTrust, which consent will not be unreasonably withheld:

          (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Marine;

          (ii) change the number of shares of the authorized, issued or outstanding capital stock of Marine, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Marine, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Marine;

          (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

          (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 1997 and disclosed in a Disclosure Schedule delivered pursuant to the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair;

          (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein or any tangible or intangible personal property having a book value in excess of or in exchange for consideration in excess of $25,000 for each such parcel or interest;

          (vi) pay any bonuses to any executive officer or director except pursuant to the terms of an enforceable agreement as reflected in a Disclosure Schedule delivered pursuant to the Merger Agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

          (vii) enter into or extend any agreement, lease or license relating to real property, tangible or intangible personal property or any service or other function (including, without limitation), data processing or bankcard functions relating to Marine that involves an aggregate of $25,000;

          (viii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Marine's past practices;

          (ix) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation, or any Derivative Contract;

          (x) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of Marine which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by Marine in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement; or

          (xi) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Marine or any of its subsidiaries for material money damages or restrictions upon any of their operations.

          Marine has also agreed that it will not, acting through any director or officer or other agent, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Marine to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Marine. Marine has agreed to promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Marine. As used in this paragraph, "takeover proposal" means any proposal for a merger or other business combination involving Marine or for the acquisition of a significant equity interest in Marine or for the acquisition of a significant portion of the assets or liabilities of Marine.

          Immediately prior to the Closing, at the request of SouthTrust, Marine has agreed to establish and take such reserves and accruals as SouthTrust reasonably requests to conform Marine's loan, accrual, reserve and other accounting policies to the policies of ST-Bank.


BUSINESS AND MANAGEMENT OF MARINE FOLLOWING THE MERGER; PLANS FOR BUSINESS OF MARINE

          Upon consummation of the Merger, Marine will be merged into ST-Bank, with ST-Bank being the surviving corporation in the Merger (the surviving corporation being sometimes referred to herein as the "Surviving Corporation"). As of the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation will consist of those persons who are serving as directors of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation will be those persons serving as officers of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

          After the Effective Time of the Merger, the operations of the Bank will be integrated into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of the Bank as part of ST-Bank.

          Following the Effective Time of the Merger, SouthTrust has agreed to cover the officers and employees of Marine who are employed by ST-Bank under the employee benefit plans of SouthTrust; to grant such employees coverage and benefits under such employee benefit plans comparable to those granted SouthTrust employees of comparable position and seniority; and, subject to the provisions discussed in the following paragraph, to credit service with Marine prior to the Effective Time of the Merger for purposes of determining eligibility of such employees to participate in such employee benefit plans.

          The Merger Agreement further provides that the Marine 401(k) Plan will either be merged into the STPS Plan or will be terminated as of a date prior to the Effective Time of the Merger. From and after January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST Retirement Plan and the STPS Plan, employment by Marine will be credited as if it were employment by SouthTrust, but such service will not be credited for purposes of determining benefit accrual under the ST Retirement Plan.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

          The following discussion is a summary of the material federal income tax consequences of the Merger to holders of Marine Common Stock. The discussion is included for general information purposes only, applies only to a holder of Marine Common Stock who holds such stock as a capital asset, and may not apply to special situations, such as holders of Marine Common Stock, if any, who received their Marine Common Stock upon the exercise of employee stock options or otherwise as compensation and holders that are insurance companies, securities dealers, financial institutions or foreign persons.

          EACH HOLDER OF MARINE COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES IN HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

          Neither SouthTrust, ST-Sub, ST-Bank nor Marine has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax consequences of the Merger to holders of Marine Common Stock or of any of the federal income tax consequences of the Merger to SouthTrust, ST-Sub, ST-Bank or Marine. The consummation of the Merger is conditioned upon the receipt by Marine and SouthTrust of an opinion of Bradley Arant Rose & White LLP as to certain of the federal income tax consequences of the Merger to the holders of Marine Common Stock. The opinion of Bradley Arant Rose & White LLP is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Management of SouthTrust has represented to Bradley Arant Rose & White LLP that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust Common Stock issued in the Merger.

          Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the positions stated in the opinion will be upheld by the courts if challenged by the IRS.

          In the opinion of Bradley Arant Rose & White LLP, the following federal income tax consequences to the holders of Marine Common Stock will result from the Merger:

                    (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Sub of substantially all of the assets of Marine solely in exchange for SouthTrust voting common stock and the assumption of all the liabilities of Marine by ST-Sub, followed by the transfer of the assets of Marine to ST-Bank and the assumption by ST-Bank of the liabilities of Marine.

                    (ii) The acquisition by ST-Sub of substantially all of the assets of Marine in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-Sub of Marine's liabilities, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Marine. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Sub of substantially all of the assets of Marine will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Marine that were acquired by ST-Sub are transferred to ST-Bank. SouthTrust, ST-Sub and Marine each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The requirement under Section 368(a)(2)(G) of the Code that Marine distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-Sub of the merger consideration directly to the holders of Marine Common Stock, and by reason of the cessation of the separate corporate existence of Marine pursuant to the Merger Agreement and the applicable provisions of the Florida Code.

                    (iii) No gain or loss will be recognized by the shareholders of Marine upon the receipt of SouthTrust Common Stock (including the Rights associated therewith) solely in exchange for their shares of Marine Common Stock. In addition, no gain or loss will be recognized by Marine shareholders upon the receipt of the Rights attached to the SouthTrust Common Stock.

                    (iv) The basis of the SouthTrust Common Stock to be received by the Marine shareholders will be the same as the basis of Marine Common Stock surrendered in exchange therefor, except for the basis allocated to any fractional shares.

                    (v) The holding period of the shares of SouthTrust Common Stock to be received by the shareholders of Marine will include the period during which Marine Common Stock surrendered in exchange therefor was held, provided that the shares of Marine Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time of the Merger.

                    (vi) Marine shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Marine Common Stock, subject to the provisions and limitations of
          Section 302 of the Code. Those Marine shareholders who hold no SouthTrust Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for Marine Common Stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the Marine shares surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the Marine Common Stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered Marine shares were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered Marine shares were held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                    (vii) The payment of cash to a Marine shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss.

          The opinion of Bradley Arant Rose & White LLP is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State; nor does it extend to any tax effects or consequences of the merger to SouthTrust, ST-Sub or ST-Bank other than those expressly stated in the opinion. No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.


                     DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

          The authorized capital stock of SouthTrust consists of 505,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of March 31, 1998, there were 160,437,557 shares of SouthTrust Common Stock issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. As of March 31, 1998, there were 7,987,500 shares of SouthTrust Common Stock reserved for issuance pursuant to employee benefit plans. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK -- SouthTrust Common Stock-Stockholder Rights Plan."

          Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including ST-Bank) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

          The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designations describing the Series A Junior Participating Preferred Stock, and SouthTrust's Restated By-laws.

SOUTHTRUST COMMON STOCK

  Dividend Rights

          Subject to any prior rights of any SouthTrust Preferred Stock outstanding, holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiary is a bank, payments made by such subsidiary to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE MARINE COMMON STOCK."

  Voting Rights and Other Matters

          The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

          The SouthTrust Common Stock does not have any conversion rights, nor are there any redemption or sinking fund provisions applicable thereto. Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

          In the event of liquidation, holders of SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

          SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, roughly one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

          The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and By-laws of SouthTrust provide that a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and By-laws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

          Certain of the provisions contained in the Restated Certificate of Incorporation and By-laws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

          On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right" and collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Record Date. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights will be issued with each share of SouthTrust Common Stock issued after the Record Date. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, a three-for-two stock split effected by SouthTrust on May 19, 1993, and a three-for-two stock split effected by SouthTrust on February 26, 1998. Accordingly, at the present time eight-twenty sevenths of a Right is attached to each share of SouthTrust Common Stock and eight-twenty sevenths of a Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for Marine Stock.

          The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

          In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

          Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

          At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

          The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed above.

          The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A. (now known as ChaseMellon Shareholder Services LLC), as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

          The transfer agent for SouthTrust Common Stock is ChaseMellon Shareholder Services LLC.

SOUTHTRUST PREFERRED STOCK

  General

          Under SouthTrust's Restated Certificate of Incorporation, SouthTrust's Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and (iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

          In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effected on January 24, 1992, the three-for-two stock split effected on May 19, 1993, and the three-for-two stock split effected on February 26, 1998, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.

              MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE
               SOUTHTRUST COMMON STOCK AND THE MARINE COMMON STOCK

MARKET PRICE

          The SouthTrust Common Stock is quoted on NASDAQ under the symbol SOTR. As of March 31, 1998, SouthTrust had approximately _____ holders of record of the SouthTrust Common Stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of the SouthTrust Common Stock as reported by NASDAQ. On ______, 1998, the last reported sale price of the SouthTrust Common Stock as reported by NASDAQ was ______.


                                                                                Price*
                                                                  -----------------------------------
                                                                        High                   Low
                                                                  -------------         -------------
      1996:

           First Quarter.....................................     $     19.1667         $     16.8333
           Second Quarter....................................           19.0000               17.7500
           Third Quarter.....................................           21.2500               17.6667
           Fourth Quarter....................................           24.0833               20.3333

      1997:

           First Quarter.....................................           28.5000               22.7500
           Second Quarter....................................           28.2500               23.5833
           Third Quarter.....................................           34.4583               25.7500
           Fourth Quarter....................................           42.8333               30.6667

      1998:

           First Quarter.....................................           45.1250               35.7500
           Second Quarter (through _______, 1998)............


---------------------

* The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.


          Marine Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for Marine Stock. Management of Marine is aware of certain transactions in Marine Common Stock that occurred in 1997 and 1996. Although the prices of all transactions are not known, management of Marine believes that such prices ranged from $7.85 to $8.50 per share of Marine Common Stock. No assurance can be given that these trades were effected on an arm's-length basis. Transactions in Marine Common Stock are infrequent and are negotiated privately between persons involved in those transactions.

          On March 23, 1998 and March 25, 1998 (the trading days immediately before and after the public announcement of the Merger), the last sale prices of SouthTrust Common Stock, as obtained from NASDAQ, were $42 15/16 and $42 1/4, respectively; and on _________, 1998, the last sale price of SouthTrust Common Stock as obtained from NASDAQ was $____.

DIVIDENDS

          The following table sets forth, for the periods indicated, the dividends declared by SouthTrust and by Marine per share of Marine Common Stock, respectively, as well as the pro-forma dividend per share (based on the number of shares of SouthTrust Common Stock to be issued per share of Marine Common Stock) after the Merger.



                                                                                                   Pro-Forma
                                                 SouthTrust                 Marine               Dividend Per
                                                Common Stock             Common Stock              Share of
                                                Dividend Per             Dividend Per               Marine
                                                    Share                    Share                 Stock(1)
                                                ------------             ------------            ------------
1996:

    First Quarter                               $ 0.1467                   $        0               0.0521
    Second Quarter                                0.1467                            0               0.0521
    Third Quarter                                 0.1467                            0               0.0521
    Fourth Quarter                                0.1467                         0.10               0.0521

1997:


    First Quarter                                 0.1667                            0               0.0592
    Second Quarter                                0.1667                            0               0.0592
    Third Quarter                                 0.1667                            0               0.0592
    Fourth Quarter                                0.1667                         0.10               0.0592

1998:

    First Quarter                                 0.1900                            0               0.0675
    Second Quarter                                                                  0               0.0675
        (through July____, 1998)




(1) The pro-forma dividend per share of Marine Stock is equal to the SouthTrust Common Stock dividend per share multiplied by the Conversion Ratio and represents the dividend that would have been distributed on the number of shares of SouthTrust Common Stock to be received for each share of Marine Common Stock. See "COMPARISON OF THE SOUTHTRUST COMMON STOCK AND THE MARINE STOCK."

          Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and are affected by certain legal restrictions on the payment of dividends as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on the SouthTrust Common Stock for 28 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the legal restrictions on the payment of dividends as described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

          There are certain limitations on the payment of dividends to SouthTrust by its bank subsidiary. As a national banking association, the amount of dividends that SouthTrust's subsidiary bank may declare in one year, without approval of the Comptroller, is the sum of the bank's retained net profits for that year and its retained net profits for the preceding two years. Under rules promulgated by the Comptroller, the calculation of net profits is more restrictive under certain circumstances. Under the foregoing laws and regulations, at December 31, 1997, approximately $472.5 million was available for payment of dividends to SouthTrust by its bank subsidiary.

          Dividends paid by Marine on the Marine Common Stock are at the discretion of Marine's Board of Directors and are affected by certain legal restrictions on the payment of dividends as described below, Marine's earnings and financial condition and other relevant factors. The current policy of Marine is to pay annual dividends.



                                COMPARISON OF THE
                             SOUTHTRUST COMMON STOCK
                              AND THE MARINE STOCK

          The rights of Marine shareholders are governed by the Articles of Incorporation of Marine, the Bylaws of Marine and the laws of the State of Florida. The rights of SouthTrust stockholders are governed by the Restated Certificate of Incorporation of SouthTrust, the By-laws of SouthTrust and the laws of the State of Delaware. After the

Merger becomes effective, the rights of Marine shareholders who become SouthTrust stockholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and By-laws. The following summary of the rights of the holders of SouthTrust Common Stock and the holders of Marine Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and By-laws of SouthTrust, the Articles of Incorporation and Bylaws of Marine, the General Corporation Law of the State of Delaware, and the Florida Business Corporation Act.

DIVIDENDS

          The sources of funds for payments of dividends by SouthTrust are its subsidiaries. Because Marine and the primary subsidiaries of SouthTrust are financial institutions, payments made by such subsidiaries to SouthTrust and by Marine to its shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock-Dividend Rights" and "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE MARINE STOCK" for information concerning the effect of such limitations on SouthTrust's and Marine's ability to pay dividends. Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Florida Banking Code provides that a Florida banking corporation may declare dividends equal to the net profits of the period to which such dividends relate plus its retained net profits of the preceding two years. Further, with the approval of the Florida Department of Banking and Finance (the "Florida Department"), a bank may declare a dividend from retained net profits which accrued prior to the preceding two years. Notwithstanding the foregoing, at least 20% of the bank's net profits must be carried over to the bank's surplus fund until the surplus fund shall equal at least the amount of its common and preferred stock then issued and outstanding. In any event, no bank may declare any dividend at a time at which its net income for the current year, combined with the retained net income for the preceding two years, is a loss or which would cause the capital accounts of the bank to fall below the minimum amounts required by state or federal law. Under the foregoing laws and regulations, at March 31, 1998, approximately $2,543,000 was available for payment of dividends to its shareholders by Marine.



VOTING RIGHTS AND OTHER MATTERS

          Subject to the rights, if any, of any series of their respective classes of preferred stock, all voting rights of SouthTrust and Marine are vested in the holders of shares of SouthTrust Common Stock and Marine Common Stock, respectively, with the holder of each of such share being entitled to one vote. The holders of SouthTrust Common Stock and Marine Common Stock do not have the right to cumulate their votes in the election of directors.

           As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Voting Rights and Other Matters," the Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder. The Articles of Incorporation and Bylaws of Marine do not contain any prohibitions of or limitations on transactions between Marine and a related party or shareholder.

          SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

          Marine is subject to Section 607.0901 of the Florida Business Corporation Act. That section generally provides that a business combination with any person deemed to be an "interested shareholder" must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder unless any of the following conditions apply to the transaction: (i) the transaction has been approved by a majority of the disinterested directors; (ii) the corporation has not had more than 300 shareholders of record at any time during the three years proceeding the announcement of such transaction; (iii) the interested shareholder has been a beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years proceeding the announcement of such transaction; (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of disinterested directors; (v) the corporation is an investment company registered under the Investment Company Act of 1940; or (vi) consideration will be paid to holders of each class or series of voting shares of the corporation and certain conditions concerning the consideration received are met. An "interested shareholder" is defined as any person who directly or indirectly owns more than 10% of the outstanding voting shares of a corporation. Marine is also subject to Section 607.0902 of the Florida Business Corporation Act. That section generally provides that, in the event a person acquires shares in a corporation giving that person certain levels of voting control of the corporation, such person's shares will have the same voting rights as other shareholders' shares only to the extent granted by resolution approved by the shareholders of the corporation.

          The effect of the business combination and affiliated transactions provisions, respectively, is to make more difficult the acquisition of a majority control of a corporation or the use of its assets to finance such acquisition.

          The Delaware General Corporation Law enumerates several situations in which class voting is required with respect to amendments to a corporation's certificate of incorporation, whether or not the holders of such shares are entitled to vote thereon by the provisions of the certificate of incorporation, if such amendments: (i) increase or decrease the aggregate number of authorized shares, (ii) increase or decrease the par value of the shares of such class, or
(iii) alter or change the powers, preferences or special rights of the shares of such class as to affect them adversely; provided, that only the shares of the series so affected by the amendment will be considered a separate class for the purpose of the class voting requirements; and provided, further, that the authorized shares of any class of stock may be increased or decreased by the affirmative vote of a majority of the stockholders, irrespective of the class voting requirement set forth above, if so provided in the original certificate of incorporation, in any amendments thereto which created such class of stock or in any amendments thereto which was authorized by a resolution adopted by the affirmative vote of the holders of a majority of shares of such class.

          The Florida Business Corporation Act enumerates several situations in which class voting is required with respect to amendments of a corporation's articles of incorporation, whether or not the holders of such shares are entitled to vote thereon by the provisions of the articles of incorporation, if such amendments: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) effect an exchange reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange reclassification, or create a right of exchange, of all or part of the shares of another class into the shares of the class; (iv) change the designation, rights, preferences, or limitations of all or part of the shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class; (vii) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (viii) limit or deny existing preemptive rights on all or part of the shares of the class; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class. Additionally, if a proposed amendment to a corporation's articles of incorporation entitling two or more series of shares to vote as separate classes would effect those two or more series in the same or substantially similar way, shares of all the series so effected must vote together as a single class on the proposed amendment. Voting by class or series as a separate voting group is required on a plan of merger if the plan contains a provision which, if contained in a proposed amendment to the articles of incorporation, would entitle the class or series to vote as a separate voting group on the proposed amendment.

          The By-laws of SouthTrust provide that the members of SouthTrust's Board of Directors are to be divided into three (3) classes as nearly equal as possible. Each such class is elected for a three-year term. At each annual meeting of stockholders, roughly one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of SouthTrust's Board of Directors cannot be changed in one (1) year, and at least two (2) annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed. But for this provision in the By-laws of SouthTrust, all directors would stand for election at each annual meeting. The Bylaws of Marine provide that the entire Board of Directors of Marine is to be elected by majority vote of the shares entitled to vote at an annual meeting of shareholders at which such election is to occur. Directors so elected serve for a term of one (1) year and until their successors shall be elected and shall qualify.

          Both the Delaware General Corporation Law and Florida Business Corporation Act provide (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire board of directors, may be removed by the shareholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and By-laws of SouthTrust, however, provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or SouthTrust's entire Board of Directors from office and such removal may be effected only for cause. The vacancy created by any such removal will then be filled by majority vote of the directors then in office and the successor director so elected will fill the unexpired term of the director removed from office. The Bylaws of Marine do not address removal of directors, and therefore the provisions of the Florida Business Corporation act will control.

          The By-laws of SouthTrust also provide that vacancies on SouthTrust's Board of Directors, caused by the death or resignation of a director or the creation of a new directorship, may be filled by the remaining directors. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of stockholders at which the term of the class of directors to which such director has been appointed expires. Therefore, if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after such director's appointment. The Bylaws and Articles of Marine provide that the stockholders may authorize the Board of Directors to increase the number of directors by no more than two directors and appoint persons to fill the resulting vacancies. The Bylaws and Articles of Marine do not otherwise address vacancies created in the Board of Directors.

          Under the Delaware General Corporation Law (unless otherwise provided in a corporation's charter), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. Under the Restated Certificate of Incorporation of SouthTrust, action by written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and By-laws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that SouthTrust's Board of Directors call such a meeting. Under the Florida Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting and without a shareholder vote if a written consent is signed by all of the holders of the outstanding capital stock of the corporation. Under the Bylaws of Marine, any action required to be taken by Marine Board of Directors or a committee of the Board at a meeting may be taken without a meeting if written consent, setting forth the action taken, shall be signed by all the directors or committee members and filed with the minutes of the proceedings of the Board or committee. Such consent will have the same effect as though the action had been taken at a regular meeting.

          Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the proceeding paragraphs, including those related to business combinations and SouthTrust's classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. Marine's Articles of Incorporation generally may be amended as prescribed by law. The Bylaws of Marine may be amended by the affirmative vote of a majority of the shareholders present and voting at any special or annual meeting, provided a statement of the proposed amendment is contained in the notice of the meeting, or by the affirmative vote of a majority of all the directors present and voting at any regular or special meeting of Marine's Board of Directors if a statement of the proposed amendment is contained in the notice of the meeting.

          The provisions contained in the Restated Certificate of Incorporation of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

DISSENT AND APPRAISAL RIGHTS

          A shareholder of Marine has dissent and appraisal rights pursuant to
Section 215a of the United States Code (the "NBA Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Marine shareholders in light of Section 658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. Under the NBA Dissent Provisions, a shareholder of Marine may dissent from the Merger and receive the fair value of the shares of Marine Common Stock in lieu of the stated merger consideration.

          Under Section 262 of the General Corporation Law of Delaware (the "Delaware Dissent Provisions"), a stockholder has no right to dissent to a merger if, at the record date, the shares of the corporation were listed on a national securities exchange, designated as a national market system security on NASDAQ, or held by more than 2,000 stockholders. Since the shares of SouthTrust Common Stock are listed on NASDAQ and held by more than 2,000 stockholders of record, the stockholders of SouthTrust do not have any right to dissent pursuant to the Delaware Dissent Provisions.

RIGHTS ON LIQUIDATION

          In the event of liquidation, the holders of SouthTrust Common Stock and the holders of Marine Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

          The holders of SouthTrust Common Stock and Marine Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or Marine, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS AND SHAREHOLDERS

          The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to stockholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its stockholders on an interim basis containing unaudited financial information.

          The Marine Common Stock is not registered under the Exchange Act. Marine provides its shareholders with annual reports containing audited financial statements of Marine. In addition, Marine regularly files reports with the FDIC and the Florida Department of Banking, certain of which may be inspected by the public.

STOCKHOLDERS' RIGHTS PLAN

          As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is eight- twenty sevenths of a Right issued pursuant to the Rights Agreement described under such caption. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of Series A Preferred Stock at the Purchase Price. Marine has not adopted any similar plan.

                           SUPERVISION AND REGULATION

SOUTHTRUST

General

          SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act and is registered with the Federal Reserve Board. ST-Bank, SouthTrust's banking subsidiary, is subject to restrictions under federal law which limit the transfer of funds by ST-Bank to SouthTrust and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by ST-Bank to SouthTrust or any nonbanking subsidiary are limited in amount to 10% of ST-Bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of ST-Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Bank Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in nonbanking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

          As a bank holding company, SouthTrust is required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

          The approval of the Comptroller is required for any dividend proposed to be paid by ST-Bank to SouthTrust if the total of all dividends declared by ST-Bank in any calendar year would exceed the total of its retained net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Under the foregoing laws and regulations, at March 31, 1998, approximately $341.3 million was available for payment of dividends to SouthTrust by its subsidiaries, primarily ST-Bank. The payment of dividends by ST-Bank may also be affected by other factors, such as the maintenance of adequate capital for ST-Bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit the payment of dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the Comptroller has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

Capital Adequacy

          Under the Federal Reserve Board's risk-based capital guidelines applicable to SouthTrust, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At March 31, 1998, ST-Bank was considered "well capitalized." Under these guidelines, at least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting certain intangibles, and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves. ST-Bank is subject to similar capital requirements adopted by the Comptroller. In addition, the Federal Reserve Board, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") have adopted a minimum leverage ratio (Tier 1 capital to adjusted quarterly average assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On March 31, 1998, ST-Bank had a Tier 1 capital ratio of 7.66%, a total risk-based capital ratio of 11.42% and a leverage ratio of 6.63%.

          Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depositary institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depositary institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

          FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

          Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Source of Strength

          According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support.

The Riegle-Neal Interstate Banking and Branching Efficiency Act

          In September 1994, the Interstate Banking Act became law. The Interstate Banking Act provides that as of September 29, 1995, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirors, and the federal deposit caps apply only to initial entry acquisitions.

          In addition, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks may engage in interstate branching by merging banks in different states and allowing banks to maintain branches in states other than the states where they maintain their principal place of business. Acting pursuant to this authorization, SouthTrust, effective June 2, 1997, consolidated all of its then existing banking subsidiaries into its largest banking subsidiary and changed the subsidiary's name to SouthTrust Bank, National Association.

          Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agency. The likelihood and timing of any such changes and the impact such changes might have on SouthTrust and its subsidiaries, however, cannot be determined at this time.

MARINE

          Marine is chartered by the State of Florida. It is subject to comprehensive regulation, examination and supervision by the Florida Department of Banking and Finance ("Florida Department") and the FDIC, and is subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; disclosure of the cost and terms of such credit; and restrictions as to permissible investments. Marine is examined periodically by both the Florida Department and the FDIC, to each of whom it submits regular periodic reports regarding its financial condition and other matters. Both the Florida Department and the FDIC have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of Marine, including the institution of cease and desist orders and the removal of directors and officers. Marine's deposit accounts are insured by the Bank Insurance Fund of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, has authority to conduct periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

          Any insured bank which is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.


              CERTAIN INFORMATION CONCERNING THE BUSINESS OF MARINE

GENERAL

          Marine was organized in 1986 as a banking corporation under the laws of the State of Florida and began operation on November 10, 1986 with the primary purpose of serving the banking needs of the residents of Pinellas County, Florida and surrounding areas. Since its organization, Marine has provided most traditional commercial banking services including, but not limited to, interest and non-interest bearing checking and savings accounts, certificates of deposit, individual retirement accounts, and commercial, real estate mortgage, and installment consumer loans.

          Marine provides commercial banking services primarily to residents of Pinellas County, Florida through its singular banking office located at 9400 - 9th Street North, St. Petersburg, Florida 33702. Deposits of Marine Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"). Marine acts as issuing agent for U.S. Savings Bonds and travelers checks. It offers collection teller services, wire transfer facilities, safe deposit, 24 hour voice response, and night depository facilities. The transaction accounts and certificates of deposits are tailored to Marine's principal market area at rates competitive with those offered in Marine's primary service area. On December 31, 1997, Marine had total assets of $58.4 million, total deposits of $48.4 million, and stockholders' equity of $7.3 million.

          The business of Marine consists primarily of attracting retail deposits from the general public in the areas served by its banking office and using those funds to make both secured and unsecured commercial loans, as well as loans for the purchase, construction, financing and refinancing of commercial and residential real estate in its primary market area in southern portions of Pinellas County consisting of St. Petersburg, Largo, Pinellas Park, and surrounding communities. Marine also makes consumer loans. The principal sources of funds for Marine's lending and investment activities are deposits, repayments of loans and proceeds from the sale of investment securities. Marine's revenues are derived primarily from interest on loans, and investments and fees received in connection with its lending and deposit activities. Marine's principal expenses are the interest paid on deposits, general operating expenses, and administrative expenses.

          Marine offers a wide range of short to medium-term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), purchase of equipment and machinery, and Small Business Administration ("SBA") loans. Consumer loans include secured and unsecured loans for financing automobiles, boats, home improvements and personal investments. Marine also originates a variety of residential real estate loans, including conventional mortgage loans collateralized by first mortgage liens to enable home owners to purchase, refinance or improve residential real property, as well as home equity lines of credit generally secured by second mortgage liens.

          Marine is a member of Tampa Bay Community Reinvestment Corporation, ("TBCRC"), whose purpose is to make loans to low to moderate income housing applicants.

          Marine provides a variety of corporate and personal banking services to individuals, businesses and other institutions located in its market area. Deposit services include certificates of deposit, individual retirement accounts. checking and other demand deposit accounts, interest bearing transaction accounts, savings accounts and money market deposit accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC to the maximum extent provided by law.

          Marine offers ATM cards (with access to local, state, and national networks), safe deposit boxes, wire transfers, direct deposit services, and automatic drafts for various accounts. Marine also offers both personal and corporate VISA and MasterCard credit cards issued by a correspondent bank which assumes the risk of repayment of credit extended through the use of such cards.

          Marine encounters competition both in making loans and attracting deposits. The deregulation of the banking industry and the evolution of interstate banking has created a highly competitive environment for commercial banking in Marine's market area. In one or more aspects of its business, Marine competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, securities brokerage and investment management firms, and other financial intermediaries operating in its market and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and higher lending limits than Marine, and they may offer certain services, such as fiduciary services, that Marine does not provide.

          Marine's primary market is served by approximately 20 other commercial banks, with 117 branch offices, and 3 thrift institutions with 10 offices. In addition, approximately 14 credit unions have offices in Marine's immediate market area.

          Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other extensions of credit, service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of commercial borrowers, relative lending limits.

          Marine is subject to examination, regulation and comprehensive supervision by the Florida Department and the FDIC. As is the case with banking institutions generally, Marine's operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of the Federal Reserve System. Deposit flows and interest rates on competing investments and general market rates of interest influence Marine's cost of funds. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

EMPLOYEES

          At December 31, 1997, Marine had 18 full-time and 1 part-time employees, none of whom is represented by a collective bargaining agreement. Management believes that employee relations are excellent.

DESCRIPTION OF PROPERTIES

          Marine owns the land and building housing its singular banking office, which is located at 9400 - 9th Street North, St. Petersburg, Florida 33702. This property is a 1 acre parcel with 4,576 square feet of building. The bank building includes four private offices, a walk-in vault containing 243 safe deposit boxes, four customer service desks, and five inside teller stations. In addition, the main office has three covered drive-through banking lanes.

LEGAL PROCEEDINGS

          Marine is involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are believed by management to be immaterial to Marine's financial condition and results of operations.

REGULATION AND LEGISLATION

          As a state-chartered commercial bank, Marine is subject to extensive regulation by the Florida Department and the FDIC. Marine files reports with the Florida Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida Department and the FDIC to monitor Marines compliance with the various regulatory requirements.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

          Marine's directors and officers and certain business organizations and individuals associated with them have been customers of and have had banking transactions with Marine and are expected to continue such transactions in the future. In connection with such transactions, Marine's directors and officers from time to time have borrowed funds from Marine for various business and personal reasons. The extensions of credit made by Marine to its directors and officers (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than a normal risk of collectability or present other unfavorable features.

PRINCIPAL AND MANAGEMENT

          The following table sets forth, as of the date of this Prospectus, (a) the name and address of the persons known by Marine to be beneficial owners of more than 5% of the shares of Marine Common Stock and the name of each of Marine's directors; (b) the number and percent of the shares of Marine Common Stock owned by each such person and by all of the directors and executive officers of Marine as a group; and (c) the estimated number of shares of SouthTrust Bank Common Stock each such person or group is expected to receive as a result of the Merger (assuming that such persons do not exercise their dissenters' rights), calculated by multiplying the number of shares of Marine Common Stock beneficially owned by such person or group by the Exchange Ratio.


                                                                                  SOUTHTRUST BANK
                                                                                   STOCK EXPECTED
                                                                                       TO BE
                                          SHARES BENEFICIALLY                        BENEFICIALLY
  NAME OF BENEFICIAL OWNER                     OWNED (1)             PERCENT            OWNED           PERCENT
  ------------------------                -------------------        -------      ----------------      -------
Frederick L. Bickley                             25,073  ( 2)          1.87%              8,901             *

Charles H. Block                                 60,507  ( 3)          4.50%             21,480             *

Norris E. Counts                                 86,305  ( 4)          6.42%             30,638             *

Hardy L. Ericson                                 42,350  ( 5)          3.15%             15,034             *

Robert E. Fehr                                   56,947  ( 6)          4.24%             20,216             *

James Macaluso                                   32,754  ( 7)          2.44%             11,628             *

Gordon R. Poucher                                77,032  ( 8)          5.73%             27,346             *

Dennis G. Ruppel                                131,186  ( 9)          9.76%             46,571             *

George Ruppel                                    51,706  (10)          3.85%             18,356             *

Henry B. Sayler                                  71,891  (11)          5.35%             25,521             *

ALL DIRECTORS &                                 635,751               47.31%            225,691             *
EXECUTIVE OFFICERS AS
A GROUP (10 PERSONS)

-------------------------------
*Amount represents less than 1%

(1) Under applicable SEC regulations, shares are considered to be beneficially owned by a person if such person either (a) directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any economic interest in the shares, or
          (b) has the right to acquire such shares within 60 days of the particular date. Unless otherwise indicated, the named beneficial owner has the sole voting and investment power with respect to the shares reported.

(2) This amount consists of 12,184 shares owned by Frederick L. Bickley, 6,445 shares held in his IRA, and 6,444 shares held in his wife's IRA. This amount excludes 13,585 shares owned by his wife, of which Mr. Bickley disclaims beneficial ownership.

(3) This amount consists of 6,723 shares which Mr. Block votes as Trustee of The Angela Nicole Hooker Trust, 6,723 shares as Trustee of The Ryan Nathaniel Hooker Trust, 6,723 shares as Trustee of the Kyle D. Hooker Trust, 6,723 as Trustee of The Jeffery P. Brandes trust, 6,723 shares as Trustee of The Polly C. Brandes Trust,

          6,723 shares as Trustee of The Tyler S. Brandes Trust, 6,723 shares as Trustee of The Emily M. Tibbetts Trust, 6,723 shares as Trustee of The Michael D. Tibbetts Trust and 6,723 shares as Trustee of The Jessica Lee Tibbetts Trust. Mr. Block disclaims beneficial ownership for any of the trusts.

(4) This amount consists of 32,585 shares owned jointly with his wife and 53,720 shares held in his IRA. Mr. Counts address is 1791 Tanglewood Drive NE, St. Petersburg, Florida 33702.

(5) This amount consists of 18,002 shares which Mr. Ericson owns as Trustee of the Hardy L. Ericson Revocable Trust dated May 24, 1985 and 24,348 shares owned by his wife as Trustee of the Mary W. Ericson Revocable Trust dated June 28, 1995.

(6) This amount consists of 50,217 shares owned jointly with his wife, 1,346 shares owned jointly with his daughter (Diana Jo Fehr), 1,346 shares owned jointly with his son (Robert E. Fehr, Jr.), 1,346 shares owned jointly with his son (Steven Eugene Fehr), 1,346 Shares owned jointly with his daughter (Sherry Lynn Strickland), and 1,346 shares owned jointly with his daughter (Teresa Ann Strickland).

(7) This amount consists of 22,420 shares owned by James Macaluso, 8,410 shares which Mr. Macaluso owns as Trustee of the James Macaluso Trust U/A/D 11/1/90, and 1,924 shares which Mr. Macaluso owns as Trustee of the Macaluso Family Trust U/A/D 10/14/92 FBO James Macaluso.

(8) This amount consists of 50,679 shares owned individually and 23,313 shares held in his IRA, and 3,040 shares held in A. Randy's Electric, Inc. Mr. Poucher's address is 9087 Baywood Park Drive, Seminole, Florida 33777.

(9) This amount consist of 64,018 shares owned individually and 67,168 shares voted by Mr. Ruppel as Trustee of The George Ruppel Family Trust of which Mr. Ruppel is beneficial owner of only 3,535 shares (one nineteenth interest as beneficiary of said trust). This amount excludes 49,425 shares owned by his wife, of which Mr. Ruppel disclaims beneficial ownership. Mr. Ruppel's address is 295 Bayside Drive, Clearwater Beach, Fl. 33767.

(10) This amount consists of 51,706 shares owned jointly with his wife. This amount excludes 54,486 shares owned by his wife, of which Mr. Ruppel disclaims beneficial ownership.

(11) This amount consists of 31,202 shares owned by Mr. Sayler as trustee of the Henry Sayler Trust DTD 4/6/66, 4,151 shares owned by his wife as trustee of the Wyline C. Sayler Trust DTD 5/10/66, 26,199 held in his IRA, and 10,339 shares held in his wife's IRA. Mr. Sayler's address is 1221 Darlington Oak Circle NE, St. Petersburg, Florida 33703.

       MARINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

          Marine conducts a general commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer, and residential purposes. Marine's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates paid on these balances.

          Net interest income is dependent on Marine's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Accordingly, net interest income is strongly impacted by levels of deposits which do not bear interest costs. During 1997, Marine maintained a net yield on average earning assets of 5.08%. The net yield is impacted by interest rates, deposit flows, and loan demands.

          Additionally, Marine's profitability also is affected by such factors as the level of non-interest income and expenses, the provision for loan losses and the effective tax rate. Non-interest income consists primarily of service charges and other fees, rental income and sales of investment securities. Non-interest expenses primarily consist of compensation and benefits, occupancy related expenses, and other operating expenses.

          Since the commencement of banking operations in November 1986, Marine has experienced a steady growth of assets to its $63.2 million level at March 31, 1998. Marine has sustained its growth and maintained its capital position through internally generated profits.

          The following discussion and analysis of earnings and related financial data is presented herein to assist investors in understanding the financial condition and results of operations of Marine for the fiscal years ended December 31, 1997 and 1996, and with respect to the three month period ending March 31, 1998, compared to the three month period ending March 31, 1997. Results for the three month period ended March 31, 1998, may not be indicative of the results for the entire year ending on December 31, 1998. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.


RESULTS OF OPERATIONS

          Comparison of the Three Months Ended March 31, 1998 and 1997.

          For the three months ended March 31, 1998, Marine reported net income of approximately $250,000, or $0.19 per share, as compared to net income of $231,000, or $0.17 per share for the three month period ending March 31, 1997, an increase of approximately $19,000. Net income for the three month period ending March 31, 1998, was approximately 8.2% higher than the three months ended March 31, 1997, due principally to an increase in assets. Net interest income increased to approximately $664,000 for the three months ended March 31, 1998, compared with approximately $636,000 for the three months ended March 31, 1997. A substantial portion of this increase was attributable to an increase in assets.

          Total assets at March 31, 1998, were approximately $63.2 million, an increase of $8.0 million or 14.5% from March 31, 1997. This increase was the result of growth in assets.

          Marine's loans at March 31, 1998, totaled approximately $35.9 million, net, or approximately 57% of total assets. As noted above, of the approximately $35.9 million net portfolio loans, $28.8 million were commercial loans, $5.7 million were residential real estate construction and mortgage loans and $2.0 million were installment loans. The allowance for loan losses was $595,000 at March 31, 1998 and at March 31, 1997. The loan loss allowance represents approximately 1.57% of total loans at March 31, 1998, down from 1.59% at March 31, 1997.

           Comparison of the Fiscal Years Ended December 31, 1997 and 1996.

          For the year ended December 31, 1997, Marine reported net income of approximately $980,000, or $0.73 per share, as compared to net income of approximately $917,000 or $0.69 per share for the year ended December 31, 1996. The 1997 net income compares favorably to net income for the year ended December 31, 1996, due principally to an increase in earning assets. Net interest income on a fully taxable equivalent basis for the year ended December 31, 1997, was approximately $2,656,000, or 5.08% of average earning assets, as compared to $2,423,000, or 4.92%, for the year ended December 31, 1996. The increase in net interest income was due to increased earning assets. See "MARINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Net Interest Income" and "-- Provisions for Loan Losses".

          Marine's total assets at December 31, 1997, were approximately $58.5 million, an increase of approximately $2.6 million or 4.6%, from December 31, 1996.

          Marine's loans at December 31, 1997, totaled approximately $35.4 million, net, or approximately 61% of total assets. As noted above, of the $35.4 million net loans, $28.6 million were commercial loans, $5.5 million were residential real estate construction and mortgage loans and $2.0 million were installment loans. The allowance for loan losses was $575,000 at December 31, 1997, and at December 31, 1996. The loan loss allowance represents approximately 1.59% of total loans, at December 31, 1997, down from 1.61% at December 31, 1996. Management believes the current level in allowance for loan losses is adequate to absorb potential losses in the loan portfolio. See "MARINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Provisions for Loan Losses."


NET INTEREST INCOME

          Net interest income, which has constituted the principal source of income for Marine, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest paying checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds generated by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

          Net interest income for the three month periods ended March 31, 1998, and 1997, was approximately $664,000 and $636,000, respectively, and the net yields on average interest-earning assets were 4.63% and 4.82%, respectively.

          Net interest income for the fiscal years ended December 31, 1997 and 1996, totaled approximately $2,656,000 and $2,423,000, respectively, and the net yields on average interest-earning assets were 5.08% and 4.92%, respectively. Total interest expense for the years ended December 31, 1997, and December 31, 1996 was approximately $1,803,000 and $1,698,000, respectively, and the average cost of interest bearing liabilities for each period was 4.51% and 4.45%, respectively.

          The following table shows for each category of interest-earning assets and interest bearing liabilities the average amount outstanding, the interest earned or paid on such amount, and the average rate earned or paid for the three months ended March 31, 1998, and 1997, and for the years ended December 31, 1997, and 1996. The table also shows the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities and the net yield on average interest-earning assets for the same periods.

           COMPARATIVE AVERAGE BALANCES, INTEREST, AND AVERAGE YIELDS



                                                      Three Months Ended March 31,
                                                      ----------------------------
                                                    1998                         1997
                                         ---------------------------   ------------------------------
                                                   Interest                     Interest
                                          Average   Income/   Yield/   Average   Income/     Yield/
                                          Balance   Expense    Rate    Balance   Expense      Rate
                                          -------   --------  ------   -------   -------    ---------
Interest earning assets:
  Loans receivable, net                   $35,786   $    854   9.55%   $35,577   $    843        9.48%
  Investment securities, taxable           16,577        246   5.94%    14,620        220        6.02%
  Investment securities nontaxable                             0.00%                             0.00%
  Federal funds sold                        5,058         68   5.38%     2,580         33        5.12%
                                          -------   --------  ------   -------   -------    ---------
    Total interest earning assets         $57,421   $  1,168   8.14%   $52,777   $  1,096        8.31%

Non-interest earning assets:
  Cash and due from banks                 $ 1,821                      $ 1,674
  Other assets                              1,661                        1,868
                                          -------                      -------
    Total non-interest earning assets     $ 3,482                      $ 3,542
                                          -------                      -------

       Total assets                       $60,903                      $56,319
                                          =======                      =======

Interest bearing liabilities:
Deposits
  Interest bearing demand and
    NOW deposits                          $ 5,109   $     30   2.35%   $ 4,177   $     25        2.39%
  Savings deposits                          1,246          7   2.25%     1,272          7        2.20%
  Money market deposits                     7,421         53   2.86%     6,740         47        2.79%
  Time deposits                            25,596        352   5.50%    27,239        364        5.35%
  Repurchase agreements                     5,350         62   4.64%     1,684         17        4.04%
                                          -------   --------   ----    -------   --------   ---------

    Total interest bearing liabilities    $44,722   $    504   4.51%   $41,112   $    460        4.48%

Non-interest bearing liabilities:
  Non-interest bearing deposits           $ 7,759                      $ 7,598
  Other liabilities                           936                        1,007
    Total non-interest bearing            -------                      -------
       liabilities                        $ 8,695                      $ 8,605
                                          -------                      -------
       Total liabilities                  $53,417                      $49,717
                                          =======                      =======
Stockholder's equity                      $ 7,486                      $ 6,602
                                          -------                      -------
    Total liabilities
       and stockholder's equity           $60,903                      $56,319
                                          =======                      =======
    Net interest income                             $    664                     $    636
                                                    ========                     ========
    Net yield on average earning assets                        4.63%                             4.82%
                                                               ====                         =========






                                                              Years Ended December 31,
                                                              ------------------------
                                                       1997                             1996
                                         ----------------------------------  --------------------------------
                                                     Interest                           Interest
                                          Average     Income/       Yield/    Average   Income/     Yield/
                                          Balance     Expense        Rate     Balance   Expense      Rate
                                          --------   ---------    ---------   -------   -------   -----------
Interest earning assets:
 Loans receivable, net                     $35,055   $   3,429         9.78%   $32,506   $3,136        9.65%
  Investment securities, taxable            14,560         886         6.09%    14,047      841        5.99%
  Investment securities nontaxable                                     0.00%                           0.00%
  Federal funds sold                         2,661         144         5.41%     2,729      144        5.28%
                                           -------   ---------    ---------    -------   ------   ---------
    Total interest earning assets          $52,276   $   4,459         8.53%   $49,282   $4,121        8.36%

Non-interest earning assets:
  Cash and due from banks                  $ 1,622                             $ 1,575
  Other assets                               1,861                               2,271
    Total non-interest earning assets      $ 3,483                             $ 3,846

       Total assets                        $55,759                             $53,128
                                           -------                             -------

Interest bearing liabilities:
Deposits
  Interest bearing demand and
    NOW deposits                           $ 4,676   $     111         2.37%   $ 4,073   $   97        2.38%
  Savings deposits                           1,267          29         2.29%     1,165       26        2.23%
  Money market deposits                      6,441         168         2.61%     6,391      167        2.61%
  Time deposits                             25,453       1,404         5.52%    24,571    1,329        5.41%
  Repurchase agreements                      2,140          91         4.25%     1,991       97        3.97%
                                           -------   ---------    ---------    -------   ------   ---------
    Total interest bearing liabilities     $39,977   $   1,803         4.51%   $38,191   $1,698        4.45%

Non-interest bearing liabilities:
  Non-interest bearing deposits            $ 7,799                             $ 7,348
  Other liabilities                          1,017                               1,499
                                           -------                             -------
    Total non-interest bearing
       liabilities                         $ 8,816                             $ 8,847
                                           -------                             -------
       Total liabilities                   $48,793                             $47,038
                                           -------                             -------
Stockholder's equity                       $ 6,966                             $ 6,090
    Total liabilities and                                                      -------
       and stockholder's equity            $55,759                             $53,128
                                           =======                             =======
    Net interest income                              $   2,656                           $2,423
                                                     =========                           ======
    Net yield on average earning assets                                5.08%                           4.92%
                                                                  =========                       =========


           The effect on interest income, interest expense, and net interest income for the periods indicated, of changes in average balance and rate, is shown below. The effect of a change in average balance has been determined by applying the average rate at the year-end for the earlier period to the change in average balance at the year-end for the later period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

                       RATE/VOLUME ANALYSIS OF NET INCOME


                                           Three Months Ended                Year Ended                 Year Ended
                                                 March 31,                   December 31,              December 31,
                                          1998 Compared to 1997         1997 Compared to 1996       1996 Compared to 1995
                                          ---------------------         ---------------------       ---------------------
                                       Increase (Decrease) Due to     Increase (Decrease) Due to  (Increase (Decrease) Due to
                                       --------------------------     --------------------------  ---------------------------

                                        Average   Average    Total    Average   Average   Total    Average    Average    Total
                                         Volume     Rate     Change    Volume     Rate    Change    Volume     Rate      Change
                                        -------   --------   ------   -------    ------   ------   -------    -------    ------
                                                                        (Dollars in Thousands)
Interest earned on:
   Loans receivable, net                  $  5      $  6      $ 11      $ 249      $43     $292     $ 267      $(298)     $ (31)
   Investment securities, taxable           29        (3)       26         31       14       45        74         (2)        72
   Investment securities, non-taxable       --        --        --         --       --       --        --         --         --
   Federal funds sold                       33         2        35         (4)       4       --       (59)       (21)       (80)
                                          ----      ----      ----      -----      ---     ----     -----      -----      -----
       Total interest income                67         5        72        276       61      337       282       (321)       (39)

Interest paid on:
   Interest bearing demand and            $  5      $ --      $  5      $  14      $--     $ 14     $   6      $  --      $   6
       NOW deposits                         --         1         1          2        1        3        (1)        --         (1)
   Savings deposits                          5         1         6          1       --        1       (14)         4        (10)
   Money market deposits                   (23)       11       (12)        49       27       76       114         23        137
   Time deposits                            43         3        46          6        6       12       (44)        20        (24)
                                          ----      ----      ----      -----      ---     ----     -----      -----      -----
   Repurchase agreements                    30        16        46         72       34      106        61         47        108
       Total interest expense             ----      ----      ----      -----      ---     ----     -----      -----      -----
       Change in interest income          $ 37      $(11)     $ 26      $ 204      $27     $231     $ 221      $(368)     $(147)
                                          ====      ====      ====      =====      ===     ====     =====      =====      =====

PROVISION FOR LOAN LOSSES

           Due to the adequacy of the loan loss reserve, in the opinion of the Bank's Directors no addition was made to the loan loss allowance during the years of 1996 or 1997 or during the first three months of 1998.

           The level of loan loss allowance has been based upon management's continual review of the loan portfolio. Management reviews the loans by type and nature of collateral and establishes an appropriate provision for loan losses based upon historical charge-off experience, the present and prospective financial condition of specific borrowers, industry concentrations within the loan portfolio, size of the credit, existence and quality of any collateral, profitability, and general economic conditions.

           The total allowance for loan losses was $575,000 (or 1.59% of total loans) in 1997 and $575,000 (or 1.61% of total loans) in 1996. Marine did not have any non-accrual loans as of March 31, 1998 and 1997, or December 31, 1997 and 1996, respectively.

           Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used. Material additions to Marine's allowance for loan losses would result in a decrease in Marine's net income and capital. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS OF MARINE - Results of Operations Allowance for Loan Losses."


NON-INTEREST INCOME

           For the three months ended March 31, 1998 and 1997, non-interest income was approximately $31,000 and $31,000, respectively.

         Non-interest income decreased to approximately $124,000 for the year ended December 31, 1997, from $191,000 for year ended December 31, 1996, a decrease of 35%. The decrease in non-interest income was primarily the result of a reduction in service fees.

         The following table compares the various categories of non-interest income for the periods indicated.

             NON-INTEREST INCOME AND NON-INTEREST EXPENSE CATEGORIES

                                                    Three Months Ended March 31,                      Years Ended December 31,
                                                   -----------------------------                      -----------------------
                                                   1998                   1997                        1997               1996
                                                   ----                   ----                        ----               ----
                                                        (Dollars in Thousands)

Service Charge and other fees                      $   31                 $   31                      $  124            $  191
Rental income                                           -                      -                           -                 -
Securities gain (loss), net                             -                      -                           -                 -
                                                   ------                 ------                      ------            ------
      Total non-interest income                    $   31                 $   31                      $  124            $  191
                                                   ======                 ======                      ======            ======


NON-INTEREST EXPENSE

         Non-interest expense for the three months ended March 31, 1998 and 1997, totaled approximately $294,000 and $295,000, respectively.

         Non-interest expense increased from approximately $1,157,000 for the year ended December 31, 1996, to $1,222,000 for the year ended December 31, 1997, due primarily to increased salary and equipment expenses.

         The following table summarizes the various categories of non-interest expense for periods indicated.

                             NON-INTEREST EXPENSE

                                                    Three Months Ended March 31,                       Years Ended December 31,
                                                   ------------------------------                    ----------------------------
                                                     1998                   1997                        1997               1996
                                                   -------                -------                    ---------          ---------
Salaries and employee benefits                     $   162                $   160                    $     633          $     605
Occupancy expense                                       19                     16                           72                 68
Marketing and advertising                                1                      -                            3                  2
Data processing fees                                    19                     19                           75                 71
Furniture and equipment                                 13                     15                           65                 60
FDIC premiums                                            1                      1                            5                  2
Professional fees                                        8                     10                           34                 27
Printing, stationery and supplies                        7                      6                           28                 25
Director fees and expenses                              20                     23                          134                115
Postage                                                  7                      6                           23                 22
Other expenses                                          37                     39                          150                160
                                                   -------                -------                    ---------          ---------
      Total non-interest expense                   $   294                $   295                    $   1,222          $   1,157
                                                   =======                =======                    =========          =========


INCOME TAXES

         For the three-month periods ended March 31, 1998 and 1997, Marine's provision for income taxes was approximately $151,000 and $140,000, respectively. The increase was the result of increased earnings for the three-month period in 1998 as compared to 1997.

         For the year ended December 31, 1997, Marine's provision for income taxes was approximately $576,000, as compared to $542,000 for the year ended December 31, 1996, as a result of increased earnings during 1997.

ASSET/LIABILITY MANAGEMENT

           Marine seeks to maintain a program of asset and liability management designed to limit its vulnerability to interest rate risk. The principal measure of Marine's exposure to interest rate risk is its interest rate sensitivity "gap" which is the difference between interest rate sensitive assets and liabilities. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of increasing interest rates, a negative gap would tend to adversely affect net income while a positive gap would tend to result in an increase in net interest income. During periods of decreasing interest rates, the inverse would tend to occur. If the maturities of Marine's assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase (or decrease) in interest rates or net interest income would be minimal.

           Marine's asset and liability policies are directed toward matching, to the extent possible, its interest rate sensitive assets and liabilities to achieve and maintain a satisfactory differential between its interest income and interest expense regardless of the general level and movement of interest rates. To this end, an Asset and Liability Management Committee ("ALCO Committee") reviews on a regular basis the duration of asset and liability categories.

           The following tables set forth the interest rate-sensitive assets and liabilities of Marine at March 31, 1998, and December 31, 1997, which are expected to mature or are subject to repricing in each of the time periods indicated. The tables may not be indicative of Marine's rate sensitive position at other points in time. The balances have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed rate loans are shown in the periods in which they are scheduled to be repaid. Repricing of time deposits is based on their scheduled maturities. Deposits without a stated maturity are repriced based on known characteristics of the deposit product.

            INTEREST RATE SENSITIVITY ANALYSIS AS OF MARCH 31, 1998

                             (Dollars in Thousands)

                                TERM TO REPRICING

                                                        90 Days               91 Days            More Than
                                                        or Less              to 1 Year             1 Year             Total
                                                     ------------          -------------        ------------      ------------
Interest-earning assets
    Federal funds sold                               $      5,058          $           -        $          -      $      5,058
    Investment securities, taxable                              0                  3,494              13,042            16,536
    Loans, net                                             14,015                  6,502        $     16,026      $     36,543
                                                     ------------          -------------        ------------      ------------
         Total interest-earning assets               $     19,073          $       9,996        $     29,068      $     58,137
                                                     ============          =============        ============      ============

Interest-bearing liabilities:
    Interest bearing demand and
         NOW deposits                                $      5,093          $           -        $          -      $      5,093
    Savings deposits                                        1,275                      -                   -             1,275
    Money market deposits                                   7,543                      -                   -             7,543
    Time deposits                                           6,600                 10,611               9,056            26,267
    Repurchase agreements                                   7,144                      -                   -             7,144
                                                     ------------          -------------        ------------      ------------
         Total interest-bearing liabilities          $     27,655          $      10,611        $      9,056      $     47,322
                                                     ------------          -------------        ------------      ------------
Interest sensitivity gap period                      $     (8,582)         $        (615)       $     20,012      $     10,815
                                                     ============          =============        ============      ============

Cumulative gap                                       $     (8,582)         $      (9,197)       $     10,815
                                                     ============          =============        ============

Cumulative ratio of interest-earning
    assets to interest-bearing liabilities                   0.69                   0.76                1.23

Cumulative gap to total assets                              (0.14)                 (0.15)               0.17

           INTEREST RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1997

                                TERM TO REPRICING

                                                        90 Days             91 Days                 More Than
                                                        or Less             to 1 Year                1 Year               Total
                                                     ------------         -------------            ------------       ------------
Interest-earning assets
    Federal funds sold                               $      3,292         $           -            $          -       $      3,292
    Investment securities, taxable                            500                 3,490                  12,297             16,287
    Loans, net                                             12,998                 4,885            $     18,180       $     36,063
                                                     ------------         -------------            ------------       ------------
         Total interest-earning assets               $     16,790         $       8,375            $     30,477       $     55,642
                                                     ============         =============            ============       ============

Interest-bearing liabilities:
    Interest bearing demand and
         NOW deposits                                $      5,506         $           -            $          -       $      5,506
    Savings deposits                                        1,085                     -                       -              1,085
    Money market deposits                                   6,782                     -                       -              6,782
    Time deposits                                           5,355                10,983                   8,241             24,579
    Repurchase agreements                                   2,440                     -                       -              2,440
                                                     ------------         -------------            ------------       ------------
         Total interest-bearing liabilities          $     21,168         $      10,983            $      8,241       $     40,392

                                                     ------------         -------------            ------------       ------------
Interest sensitivity gap period                      $     (4,378)        $      (2,608)           $     22,236       $     15,250
                                                     ============         =============            ============       ============

Cumulative gap                                       $     (4,378)        $      (6,986)           $     15,250
                                                     ============         =============            ============

Cumulative ratio of interest-earning
    assets to interest-bearing liabilities                   0.79                  0.78                    1.38

Cumulative gap to total assets                              (0.07)                (0.19)                   0.26


                               FINANCIAL CONDITION

LENDING ACTIVITIES

         A primary source of income for Marine is the interest earned on loans. At December 31, 1997, Marine's total assets were approximately $58.5 million as compared to $55.9 million at December 31, 1996, and net loans were $35.4 million representing 61% of the total assets for 1997 as compared to net loans of $35.0 million representing 63% of the total assets in 1996. Management believes that the increase in net loans from 1996 to 1997 is primarily attributable to increased loan demand resulting from a stronger local economy as well as its reputation among businesses and individuals located in its primary market area as an independent community bank.

           The following table summarized the composition of Marine's loan portfolio by type of loan on the dates indicated.

                           LOAN PORTFOLIO COMPOSITION

                             (Dollars in Thousands)

                                         Three Months Ended                             Years Ended December 31,
                                       ---------------------            ------------------------------------------------------
                                           March 31, 1998                             1997                        1996
                                       ---------------------                       ---------                   ---------
                                          Amount              %            Amount             %         Amount             %
                                       -----------         -------      ------------       -------  ------------       -------
Type of loan:
  Commercial and financial             $    28,826          78.80%      $     28,568        79.20%  $     28,013        78.60%
  Real estate construction                       -           0.00%                --         0.00%            --         0.00%
  Real estate mortgage                       5,686          15.60%             5,532        15.30%         5,183        14.60%
  Installment loans to individuals           2,031           5.60%             1,963         5.50%         2,430         6.80%
                                       -----------         -------      ------------       -------  ------------       -------

        Total loans                         36,543         100.00%            36,063       100.00%        35,626       100.00%
                                                           =======                         =======                     =======

Less:
  Unearned loan fees                            90                                93                          60
  Allowance for loan losses                    575                               575                         575
                                       -----------                      ------------                ------------

        Total loans, net               $    35,878                      $     35,395                $     34,991
                                       ===========                      ============                ============

         Marine generally does not make long-term fixed rate residential mortgage loans.

         The following tables set forth the maturities of loans (excluding residential real estate mortgages and installment loans) outstanding at December 31, 1997, and an analysis of sensitivities of all loans due to changes in interest rates.

                             LOAN MATURITY SCHEDULE

                              At December 31, 1997
                              --------------------

                                                           Due After 1
                                     Due in 1               Year But               Due After
                                   Year or Less          Before 5 Years             5 Years              Total
                                   ------------          --------------           ----------        -------------
Commercial and financial loans      $      394            $      7,091            $       -         $       7,485
Commercial real estate                       -                  20,207                  876                21,083
Real estate-construction                     -                       -                    -                     -
                                    ----------            ------------            ---------         -------------
                                    $      394            $     27,298            $     876         $      28,568
                                    ==========            ============            =========         =============

           The following table sets forth as of March 31, 1998, and December 31, 1997, the dollar amounts of loans due after one year which had predetermined interest rates and which had floating or adjustable rates.

                             DOLLAR AMOUNT OF LOANS

                             (Dollars in Thousands)

                                                 March 31, 1998                                December 31, 1997
                                                 --------------                                -----------------
Type of interest rate:
      Predetermined                              $      16,024                                   $       18,159
      Floating or adjustable                             5,622                                            5,421
                                                 -------------                                   --------------

           Total                                 $      21,646                                   $       23,580
                                                 =============                                   ==============


ASSET QUALITY

         Management has sought to maintain a high quality of assets through conservative underwriting and sound lending practices. Management has followed this policy even though it may have caused it to forego the funding of higher yielding loans. As of December 31, 1997, approximately 74% of the loans in Marine's portfolio are collateralized by first mortgage liens in commercial real estate and one-to-four-family residences which historically have carried relatively low credit risk. As of March 31, 1998, approximately 73% of the total loan portfolio was collateralized by this type of property. The level of delinquent loans and real estate owned as of the period end also is relevant to the credit quality of the loan portfolio. As of December 31, 1997 and as of March 31, 1998, there were no non-performing loans or real estate owned.

         In an effort to maintain the quality of the loan portfolio, management has sought to minimize higher risk types of lending and additional precautions have been taken when such loans are made in order to reduce Marine's risk of loss. With respect to its real estate related loans, there can be no assurance that a downturn in the value of the real estate on the central west coast of Florida will not have a material adverse impact on the profitability of Marine's loans. However, as part of its loan portfolio management strategy, Marine has typically required a substantial percentage of the purchase price as a down payment and amortization of principal during the term of the loan. Management believes that such precautions have reduced Marine's exposure to the risks associated with a downturn in real estate values.

         Commercial and financial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, since their repayment is usually dependent upon the successful operation of the commercial enterprise, they also are subject to adverse conditions in the economy. Commercial loans are generally riskier than residential mortgages because they are typically made on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying commercial loans may depreciate over time, and occasionally cannot be appraised with as much precision as residential real estate and may fluctuate in value based on the success of the business.

         While there is no assurance that Marine will not suffer any losses on its construction loans or its commercial real estate loans, management believes that it has reduced the risks associated therewith because, among other things, substantially all of such loans relate to projects where the borrower has demonstrated to management that its business will generate sufficient income to repay the loan. In this regard, Marine has made a few land acquisition and development loans and construction loans to developers of residential properties for the construction of real estate subdivisions and multi-family housing projects. Marine primarily enters into agreements with individuals who are familiar to Marine.

         In addition to maintaining high quality assets, management has attempted to limit Marine's risk exposure to any one borrower or borrowers with similar or related entities. As of March 31, 1998, Marine has extended credit in excess of $1 million to only four borrowers. The current outstanding balance of these four credits is approximately $4.4 million. As of March 31, 1998, all of these loans were performing in accordance with their contractual terms and none of them are considered to be potential problem loans.

         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. Marine, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and to make necessary adjustments in its lending practices that most clearly reflect the economic times, loan to deposit ratios, and industry trends. As of March 31, 1998, Marine did not have any concentration of loans to any particular group of customers engaged in similar activities or having similar economic characteristics. However, as indicated above, a substantial natural geographical concentration of credit risk exists within Marine's primary market area. Concentrations of loans in the following categories exceed 10% of the total loan portfolio: Real Estate Mortgage Loans and Commercial Real Estate Loans.

         The Board of Directors of Marine concentrates its efforts and resources, and that of its senior management and lending officials, on underwriting procedures. Marine's Loan Committee reviews monthly all loans subject to close monitoring due to internal policy guidelines. In addition, senior loan officers of Marine have established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address substandard and non-performing loans as early as possible. Combined, these components are integral elements of Marine's loan program which has resulted in its loan portfolio performance to date. Nonetheless, management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions.


CLASSIFICATION OF ASSETS

         Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans will be charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

         Real estate acquired by Marine as a result of foreclosure or acceptance of deeds in lieu of foreclosure is classified as real estate owned ("REO"). These properties are recorded on the date acquired at the lower of fair value less estimated selling costs or the recorded investment in the related loan. If the fair value after deducting the estimated selling costs of the acquired property is less than the recorded investment in the related loan, the estimated loss is charged to the allowance for loan losses at that time. The resulting carrying value established at the date of foreclosure becomes the new cost basis for subsequent accounting. After foreclosure, if the fair value less estimated selling costs of the property becomes less than its cost, the deficiency is charged to the provision for losses on other real estate owned. Costs relating to the developmental improvement of the property are capitalized, whereas those relating to holding the property for sale are charged as an expense.

         As of December 31, 1997 and 1996, respectively, and for the periods ending March 31, 1998 and 1997, respectively, Marine did not have REO or any non-accrual or potential problem loans.

ALLOWANCE FOR LOAN LOSSES

         In originating loans, Marine recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Marine's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.

         Marine adopted Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan," (SFAS No. 114). Under this standard, a loan is considered impaired, based on current information and events, if it is probable that Marine will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Marine evaluates individual loans for impairment from internally generated watch lists and other sources. Loans meeting the criteria for impairment may or may not be placed on non-accrual status, based on the loan's current status. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The SFAS No. 114 resulted in no additional provision for loan losses.

         Marine also has adopted Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," (SFAS No. 118). SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on any impaired loan, rather than the methods prescribed in SFAS No. 114.

         The allowance for loan losses has been established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance.

           Loans, including impaired loans, generally, have been classified by Marine as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than ninety (90) days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than ninety (90) days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

         While a loan is classified as a nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

         Management continues to actively monitor Marine's asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations.

         Marine's allowance for loan losses was $575,000 at March 31, 1998 (1.57% of total loans), and $575,000 at December 31, 1997 (1.59% of total loans). Marine did not have any charge-offs or recoveries on previously charged-off loans for the three month period ended March 31, 1998, or for the fiscal year ended December 31, 1997 and for the fiscal year ended December 31, 1996. Marine's directors have determined the allowance for loan losses to be adequate to cushion against the reasonable expected economic losses that may result from an economic slowdown.

         The following table sets forth an analysis of Marine's allowance for possible loan losses for the periods indicated.


                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                         (Dollars in Thousands)
                                                          THREE MONTHS ENDED          YEARS ENDED
                                                          ------------------          -----------
                                                              MARCH 31,               DECEMBER 31,
                                                              --------                -----------
                                                        1998         1997        1997         1996
                                                      -------      -------      -------      -------
Total net loans outstanding at end of period          $35,878      $35,459      $35,395      $34,991
Average net loans outstanding during the year          35,786       35,577       35,055       32,506
Allowance for loan losses, beginning of period            575          575          575          575
Loans charged-off during the period:
           Commercial and financial                         -            -            -            -
           Real estate mortgage                             -            -            -            -
           Real estate construction                         -            -            -            -
           Installment loans to individuals                 -            -            -            -
                   Total loans charged-off                  -            -            -            -
Recoveries of loans previously charged-off:                 -            -            -            -
           Commercial and financial                         -            -            -            -
           Real estate mortgage                             -            -            -            -
           Real estate construction                         -            -            -            -
           Installment loans to individuals                 -            -            -            -
                   Total recoveries                         -            -            -            -
Net loans charged-off during the period                     -            -            -            -
Provisions for loan losses                                  -            -            -            -
                                                      -------      -------      -------      -------
Allowance for loan losses, end of period              $   575      $   575      $   575      $   575
                                                      =======      =======      =======      =======
Non-performing loans, end of period                         -            -            -            -
Net charge-offs during year to average net loans            -            -            -            -
Allowance as a percentage of non-performing                 -            -            -            -
  Loans

         As a result of Marine's lack of non-accrual loans and charge-off history, all of the allowance for loan losses is unallocated.

Investment Activities

         Securities that management has the positive intent and Marine has the ability at the time of purchase to hold until maturity are classified as securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the effective interest method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Assets included in this category are those assets that management intends to use a part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are recorded at fair value. Both unrealized holding gains and losses on securities available for sale, net of taxes, are included as a separate component of shareholders' equity in the consolidated balance sheets until these gains or losses are realized. The cost of investment securities sold is determined by the specific identification method. If a security has a decline in fair value that is other than temporary, then the securities will be written down to its fair value by recording a loss in the statement of operations. These securities are recorded at fair value. Both unrealized gains and losses are included in the balance sheets. Marine currently has no securities classified as trading securities.

         At March 31, 1998, Marine had an unrealized gain, net of taxes, of $58,403. This unrealized gain was shown as an increase in shareholders' equity for the first quarter of 1998 as compared to an unrealized gain of $41,889, net of taxes, as of December 31, 1997.

         At March 31, 1998, Marine's investment portfolio totaled approximately $16,536,000, compared to $16,287,000 at December 31, 1997. The portfolio at March 31, 1998, consisted of United States treasury securities and federal agency obligations.

         The following table summarizes the carrying value of Marine's investment portfolio as of the dates indicated.

                         INVESTMENT SECURITIES PORTFOLIO

                             (Dollars in Thousands)



                                                              At March 31,                 At December 31,
                                                              ----------           -------------------------------
                                                                 1998                 1997                1996
                                                              ----------           ----------          -----------
Investment securities, available for sale:
   U.S. treasury securities                                   $    7,670           $    7,140          $     8,164
   U.S. government agencies                                        2,216                1,994                   --
                                                              ----------           ----------          -----------
      Total investment securities, available for sale         $    9,886           $    9,134          $     8,164
                                                              ==========           ==========          ===========

Investment securities, held to maturity:
   U.S. treasury securities                                   $    6,650           $    7,153          $     6,476
   U.S. government agencies                                           --                   --                   --
                                                                      --                   --                   --
                                                              ----------           ----------          -----------
      Total investment securities, held to maturity           $    6,650           $    7,153          $     6,476
                                                              ==========           ==========          ===========


           The following table sets forth the weighted average yield of the investment portfolio of Marine as of March 31, 1998. The calculation of the weighted average interest yields is based on yield, weighted by the respective costs of the securities.

                    INVESTMENT CATEGORY AS OF MARCH 31, 1998

                             (Dollars in Thousands)

                                                                               Average
                                                                  Amount        Yield
                                                                  -------      -------
Investment Category:
Obligations of U.S. treasury and agencies-available for sale:
     0-1 year                                                     $   501       5.99%
     1-5 years                                                      8,882       6.18%
                                                                  -------       ----
           Total                                                    9,383       6.16%
                                                                  =======       ====

Obligations of U.S. treasury and agencies held to maturity:
     0-1 year                                                       2,993       5.68%
     1-5 years                                                      3,665       5,64%
    5-10 years                                                        495       6.09%
                                                                  -------       ----
           Total                                                    7,153       5.70%
                                                                  -------       ----

Total investment securities                                       $16,536       6.06%
                                                                  =======       ====

DEPOSIT ACTIVITIES

         Deposits are the major source of Marine's funds for lending and other investment purposes. In addition to deposits, Marine derives funds from interest payments, loan principal payments, and funds provided from operations. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Marine may use borrowings on a short-term basis if necessary to compensate for reductions in the availability of other sources of funds. They also may be used on a longer-term basis for general business purposes.

         Deposits are attracted principally from within Marine's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans. As of March 31, 1998, jumbo certificates accounted for approximately $14.8 million of Marine's deposits. Of this amount, $9.8 million had a term of twelve months or less. Marine has not aggressively attempted to obtain large denomination, high interest-bearing certificates of deposit in the past.

         Maturity terms, service fees and withdrawal penalties are established by Marine on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

         Regulations promulgated by the FDIC pursuant to FDICIA place limitations on the ability of insured depository institutions to accept, renew or roll-over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payment of rates), and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the corrective action provisions of FDICIA. As of March 31, 1998, Marine met the definition of a "well capitalized" depository institution.

         The following table sets forth the average balances and average weighted rates for Marine's categories of deposits for the periods indicated.

                                   DEPOSITS

                                     Three Months Ended March 31,                  Fiscal Year Ended December 31,
                                                1998                            1997                         1996
                                     ------------------------------ ------------------------------ ------------------------------
                                     Average    Average  % of Total Average  Average    % of Total Average    Average  % of Total
                                     Balance    Rate     Deposits   Balance    Rate     Deposits   Balance    Rate     Deposits
                                     -------    ----     ---------- -------    ----     ---------- -------    ----     ----------
Non-interest bearing demand
      deposits                       $ 7,759    0.00%     16.46%    $ 7,799    0.00%     17.09%    $ 7,348    0.00%     16.87%
Interest bearing demand and
      NOW deposits                     5,109    2.35%     10.84%      4,676    2.37%     10.25%      4,073    2.38%      9.35%
Savings account deposits               1,246    2.25%      2.64%      1,267    2.29%      2.78%      1,165    2.23%      2.68%
Money market accounts
      deposits                         7,421    2.86%     15.75%      6,441    2.61%     14.11%      6,391    2.61%     14.68%
Time deposits                         25,596    5.50%     54.31%     25,453    5.52%     55.77%     24,571    5.41%     56.42%
                                     -------             ------     -------             ------     -------             ------
      Total                          $47,131             100.00%    $45,636             100.00%    $43,548             100.00%
                                     =======    ----     ======     =======    ----     ======     =======    ----     ======
Weighted Average Rate (All Deposits)            3.75%                          3.75%                          3.72%
                                                ====                           ====                           ====

         At December 31, 1997, certificates of deposit represented approximately 50.8% of Marine's total deposits, up from 57.7% at December 31, 1996. Non-brokered time deposits over $100,000 represented 26.2% of total liabilities at December 31, 1997. Marine does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of Marine. Management believes that substantially all of Marine's depositors are residents, either full or part time, in its primary market area.

         The following table indicates the amount of Marine's certificates of deposit of $100,000 or more by time remaining until maturity at March 31, 1998.

                                                            Certificates of
                                                          $100,000 or greater
                                                          -------------------
                                                        (Dollars in Thousands)
Maturity Period As of March 31, 1998
------------------------------------
        Under three months                                      $ 4,337
        Over three months through twelve months                   5,451
        Over twelve months                                        4,963
                                                                -------
                Totals                                          $14,751
                                                                =======


RETURN ON EQUITY AND ASSETS

         The following table sets forth Marine's performance ratios for the periods indicated.

                           RETURN ON EQUITY AND ASSETS

                                                                                    At December 31,
                                                                                ----------------------
                                                                                  1997          1996
                                                                                 ------        ------
Return on average assets                                                           1.76          1.72
Return on average equity                                                          14.14         15.08
Dividend payout ratio                                                             13.72         14.67
Year-end equity to year-end total assets                                          12.53         11.62
Average interest-earning assets to average interest bearing liabilities          132.10        130.38
Non-performing loans and other real estate owned to average total assets             --            --
Non-performing loans to total loans                                                  --            --
Allowance for loan losses to total loans                                           1.59          1.61
Net charge-offs to average net loans                                                 --            --



LIQUIDITY AND CAPITAL RESOURCES

         Marine's principal sources of funds are deposits, principal and interest payments on loans, interest on investments, and sales of investments. During 1997, Marine received $8.1 million from deposit growth. Management is unaware of any trends in the sources or uses of cash by Marine that are expected to have a material adverse impact on its liquidity position. Management believes that it maintains a sufficient level of liquidity to meet current and future liquidity requirements.

         At March 31, 1998, shareholders' equity was approximately $7,599,000, or 12.02% of total assets, compared to $7,332,000, or 12.53% of total assets, as of December 31, 1997. At March 31, 1998, and December 31, 1997, respectively, Marine's Tier I risk based capital ratios were 14.01% and 14.75%, its Tier II capital ratios were 14.89% and 15.68%, and its leverage ratios were 12.39% and 12.72%, all in excess of guidelines for a "well capitalized" bank.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data concerning Marine presented in this Proxy Statement/Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of Marine is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

FEDERAL AND STATE TAXATION

         Federal Income Taxation. Although a bank's income tax liability is determined under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to all taxpayers or corporations, Sections 581 through 597 of the Code apply specifically to financial institutions.

         The two primary areas in which the treatment of financial institutions differ from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions.

         State Taxation. Marine files state income tax returns in Florida. Florida taxes banks under primarily the same provisions as other corporations. Generally, state taxable income is calculated under applicable Code sections with some modifications required by state law.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

                  (i) SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1997 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 15, 1998) (Commission File No. 0-3613);

                  (ii) SouthTrust's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (Commission File No. 0-361B); and

                  (iii) SouthTrust's Current Report on Form 8-K, dated January 12, 1998 (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust.

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to: Mr. Aubrey D. Barnard, Secretary, Treasurer and Controller, SouthTrust Corporation, 420 North 20th Street, 34th Floor, Birmingham, Alabama, 35203, telephone number (205) 254-5000.

                                  LEGAL MATTERS

         Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley Arant Rose & White LLP Birmingham, Alabama, counsel for SouthTrust. As of March 31, 1998, the partners and associates of the firm of Bradley Arant Rose & White LLP beneficially owned approximately 3,052,500 shares of SouthTrust Common Stock.

                                     EXPERTS

         The consolidated financial statements of SouthTrust Corporation and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Marine Bank included in this Proxy Statement/Prospectus have been audited by Peel, Schatzel & Wells, P.A., independent certified public accountants, for the periods indicated in their report thereon and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

         The Board of Directors of Marine does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.

                                   MARINE BANK

                          Independent Auditor's Report
                                       and
                          Audited Financial Statements

                        December 31, 1997, 1996 and 1995

                   Independent Accountant's Compilation Report
                                       and
                          Compiled Financial Statements

                             March 31, 1998 and 1997

                INDEX TO THE FINANCIAL STATEMENTS OF MARINE BANK

MARINE BANK

DECEMBER 31, 1997, 1996, 1995 AND MARCH 31, 1998 AND 1997
INDEPENDENT ACCOUNTANT'S COMPILATION REPORT
AND INDEPENDENT AUDITOR'S REPORT                               F-1

INDEPENDENT AUDITOR'S REPORT                                 F-1-A

FINANCIAL STATEMENTS

   STATEMENTS OF CONDITION                                     F-2

   STATEMENTS OF INCOME                                        F-3

   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY               F-4

   STATEMENTS OF CASH FLOWS                                    F-5

   NOTES TO FINANCIAL STATEMENTS                        F-6 - F-16

                   INDEPENDENT ACCOUNTANT'S COMPILATION REPORT
                                       AND
                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
of Marine Bank

We have compiled the accompanying statement of condition of Marine Bank (the
Bank) (a Florida corporation) as of March 31, 1998 and the related statements of income and cash flows for the three months ended March 31, 1998 and 1997 and the related statement of changes in stockholders' equity for the three months ended March 31, 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying March 31, 1998 and 1997 financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

The financial statements for the years ended December 31, 1997, 1996, and 1995 were audited by us, and we expressed an unqualified opinion on them in our report dated February 18, 1998, but we have not performed auditing procedures since December 31, 1997. This report is included (See Page 1-A).

/s/ PEEL, SCHATZEL & WELLS, P.A.

June 10, 1998
St. Petersburg, Florida

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
of Marine Bank

We have audited the accompanying statements of condition of Marine Bank (the
Bank) (a Florida corporation) as of December 31, 1997, 1996, and 1995 and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marine Bank as of December 31, 1997, 1996, and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Peel, Schatzel & Wells, P.A.

February 18, 1998
St. Petersburg, Florida



                                      F-1-A

MARINE BANK
STATEMENTS OF CONDITION
(Dollars in thousands, except share data)

                                                                                              (Unaudited)
                                                                               December 31,     March 31,
                                                                             1997      1996       1998
                                                                             ----      ----   -----------
ASSETS
   Cash and due from banks                                                  $ 1,935   $ 1,476   $ 1,961
   Federal funds sold                                                         3,500     3,400     7,550
                                                                            -------   -------   -------
   Total cash and cash equivalents                                            5,435     4,876     9,511

   Investment securities, available for sale, at market value                 9,134     8,164     9,886
   Investment securities, held to maturity, at adjusted cost
     (market value equals $7,169, $6,437 and $6,696)                          7,153     6,476     6,650
                                                                            -------   -------   -------
     Total investments                                                       16,287    14,640    16,536

   Loans, less unearned income of $93, $60, and $90, and
     allowance for possible loan losses of $575                              35,395    34,991    35,878
   Bank premises and equipment, at cost less allowance for
     depreciation of $514, $480 and $521                                        753       773       754
   Other assets                                                                 539       516       468
   Deferred income taxes                                                         75        62        66
   Prepaid federal income taxes                                                  15         3
                                                                            -------   -------   -------

TOTAL ASSETS                                                                $58,499   $55,861   $63,213
                                                                            =======   =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits                                                                $48,404   $47,216   $48,184
    Federal funds purchased and securities sold under
      repurchase agreements                                                   2,440     1,861     7,144
    Accrued interest and other liabilities                                      173       137       154
    Dividends payable                                                           134       134
    Federal income taxes payable                                                                    114
    State income taxes payable                                                   16        21        18
                                                                            -------   -------   -------

TOTAL LIABILITIES                                                           $51,167   $49,369   $55,614
                                                                            =======   =======   =======

COMMITMENTS AND CONTINGENCIES - Note 11

STOCKHOLDERS' EQUITY

    Common stock, $1.00 par value - authorized 1,386,000 shares;
      issued and outstanding 1,344,226                                        1,344     1,344     1,344
    Capital surplus                                                           5,000     4,500     5,000
    Undivided profits                                                           946       601     1,196
    Unrealized gain on investment securities                                     42        47        59
                                                                            -------   -------   -------

TOTAL STOCKHOLDERS' EQUITY                                                    7,332     6,492     7,599
                                                                            -------   -------   -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $58,499   $55,861   $63,213
                                                                            =======   =======   =======

The accompanying notes are an integral part of these financial statements.

MARINE BANK
STATEMENTS OF INCOME
(Dollars in thousands, except share data)

                                                                                                (Unaudited)
                                                                                             Three Months Ended
                                                                 Years Ended December 31,        March 31,
                                                               ---------------------------   -----------------
                                                                 1997      1996      1995     1998      1997
                                                               --------  --------  -------   -------   -------
INTEREST INCOME
    Interest and fees on loans                                 $ 3,429   $ 3,136   $ 2,942   $   854   $   843
    Interest on investment securities
      U.S. Treasury and Government Agencies                        886       841       770       246       220
    Interest on federal funds sold                                 144       144       224        68        33
                                                               -------   -------   -------   -------   -------

TOTAL INTEREST INCOME                                            4,459     4,121     3,936     1,168     1,096

INTEREST EXPENSE

   Interest on deposits                                          1,712     1,619     1,486       443       443
   Interest on federal funds purchased and
     securities sold under repurchase agreements                    91        79       107        61        17
                                                               -------   -------   -------   -------   -------

TOTAL INTEREST EXPENSE                                           1,803     1,698     1,593       504       460
                                                               -------   -------   -------   -------   -------

NET INTEREST INCOME                                              2,656     2,423     2,343       664       636

PROVISION FOR POSSIBLE LOAN LOSSES                                  --        --        46        --        --
                                                               -------   -------   -------   -------   -------

NET INTEREST INCOME AFTER PROVISION
FOR POSSIBLE LOAN LOSSES                                         2,656     2,423     2,297       664       636

OTHER INCOME

  Deposit account fees and other services                          123       191       120        31        31
                                                               -------   -------   -------   -------   -------

NET INTEREST AND OTHER INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES                               2,779     2,615     2,417       695       667

OTHER EXPENSES

    Salaries and employee benefits                                 618       593       629       161       157
    Net occupancy expense                                           72        68        65        19        17
    Furniture and equipment expense                                 71        65        61        14        16
    Other operating expense                                        462       431       447       100       106
                                                               -------   -------   -------   -------   -------

TOTAL OTHER EXPENSES                                             1,223     1,157     1,202       294       296
                                                               -------   -------   -------   -------   -------

INCOME BEFORE PROVISION FOR
    INCOME TAXES                                                 1,556     1,458     1,215       401       371

PROVISION FOR INCOME TAXES                                         576       542       450       151       140
                                                               -------   -------   -------   -------   -------

NET INCOME                                                     $   980   $   916   $   765   $   250   $   231
                                                               =======   =======   =======   =======   =======

NET INCOME PER SHARE                                           $0.7289   $0.6854   $0.6105   $0.1859   $0.1722
                                                               =======   =======   =======   =======   =======

The accompanying notes are an integral part of these financial statements.

MARINE BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except share data)

                                                                                                Unrealized
                                                                                               Gain (Loss) On
                                                          Common     Capital     Undivided      Investment
                                                          Stock      Surplus     Profits         Securities       Total
                                                        --------    --------    ----------     --------------   --------
BALANCE AS OF JANUARY 1, 1995                           $  1,092    $  3,000    $    793          $    (12)     $  4,873

Net income for the year                                                              765                             765
Cash dividend declared, $0.10 per share                                             (133)                           (133)
Cash dividend paid on shares purchased                                                (1)                             (1)
Stock dividend declared                                      221        (221)                                         --
Employee stock options exercised                              14          54                                          68
Adjustment to market value for investment
  securities, available for sale                                                                        87            87
Transfer from undivided profits to capital surplus                       667        (667)                             --
                                                        --------    --------    --------          --------      --------
BALANCE AS OF DECEMBER 31, 1995                         $  1,327    $  3,500    $    757          $     75      $  5,659
                                                        ========    ========    ========          ========      ========


BALANCE AS OF JANUARY 1, 1996                           $  1,327    $  3,500    $    757          $     75      $  5,659

Net income for the year                                                              916                             916
Cash dividend declared, $0.10 per share                                             (134)                           (134)
Employee stock options exercised                              17          62                                          79
Adjustment to market value for investment
  securities, available for sale                                                                       (28)          (28)
Transfer from undivided profits to capital surplus                       938        (938)                             --
                                                        --------    --------    --------          --------      --------

BALANCE AS OF DECEMBER 31, 1996                         $  1,344    $  4,500    $    601          $     47      $  6,492
                                                        ========    ========    ========          ========      ========

BALANCE AS OF JANUARY 1, 1997                           $  1,344    $  4,500    $    601          $     46      $  6,491

Net income for the year                                                              980                             980
Cash dividend declared, $0.10 per share                                             (135)                           (135)
Adjustment to market value for investment
  securities, available for sale                                                                        (4)           (4)
Transfer from undivided profits to capital surplus                       500        (500)                             --
                                                        --------    --------    --------          --------      --------

BALANCE AS OF DECEMBER 31, 1997                         $  1,344    $  5,000    $    946          $     42      $  7,332
                                                        ========    ========    ========          ========      ========

BALANCE AS OF JANUARY 1, 1998                           $  1,344    $  5,000    $    946          $     42      $  7,332

Net income for the three month period                                                250                             250
Adjustment to market value for investment
  securities, available for sale                                                                        17            17
                                                        --------    --------    --------          --------      --------

BALANCE AS OF MARCH 31, 1998                            $  1,344    $  5,000    $  1,196          $     59      $  7,599
                                                        ========    ========    ========          ========      ========


The accompanying notes are an integral part of these financial statements.

MARINE BANK
STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

                                                                                      (Unaudited)
                                                                                   Three Months Ended
                                                       Years Ended December 31,        March 31,
                                                     ---------------------------   -----------------
                                                      1997       1996      1995      1998     1997
                                                     ------     ------    ------   -------   -------
OPERATING ACTIVITIES
  Net income                                         $   980   $   916   $   765    $  250    $   231
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                        54        48        47        12         12
      Provision for loan losses                                               46
      Other amortization and accretion, net               46        67        71        10         46
      (Increase) decrease in other assets                (45)     (118)       (8)       95       (122)
      Increase in accrued interest and
       other liabilities                                  32        27         5        97        108
                                                     -------   -------   -------    ------    -------
  Total Adjustments                                       87        24       161       214         44
                                                     -------   -------   -------    ------    -------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES                                 1,067       940       926       464        275
                                                     -------   -------   -------    ------    -------

INVESTING ACTIVITIES
  Net increase in loans                                 (404)   (4,152)     (192)     (483)      (468)
  Proceeds from maturities of
    investment securities                              3,300     3,500     2,500       500
  Purchases of investment securities                  (5,000)   (4,550)   (4,013)     (742)
  Purchases of equipment                                 (35)      (21)      (27)      (13)
                                                     -------   -------   -------    ------    -------
NET CASH USED BY INVESTING
  ACTIVITIES                                         $(2,139)   (5,223)   (1,732)     (738)      (468)

FINANCING ACTIVITIES
  Net increase in deposit accounts                     1,187     3,412     1,681      (220)      (974)
  Net increase (decrease) in federal funds purchased
    and securities sold under repurchase agreements      578      (736)   (1,043)    4,704        170
  Sale of common stock                                              79        68
  Dividends paid                                        (134)     (133)     (111)     (134)      (134)
                                                     -------   -------   -------    ------    -------
NET CASH PROVIDED (USED) BY
  FINANCING ACTIVITIES                                 1,631     2,622       595     4,350       (938)
                                                     -------   -------   -------    ------    -------

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENT                                    559    (1,661)     (211)    4,076     (1,131)

CASH AND CASH EQUIVALENTS -
  BEGINNING OF YEAR                                    4,876     6,537     6,748     5,435      4,876
                                                     -------   -------   -------    ------    -------
CASH AND CASH EQUIVALENTS -
  END OF YEAR                                        $ 5,435   $ 4,876   $ 6,537    $9,511    $ 3,745
                                                     =======   =======   =======    ======    =======

Accounting Policies Note: Cash and cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Deposits Note: The Bank paid $1,797 in 1997, $1,692 in 1996, $1,585 in 1995,
$504 for three months ended March 31, 1998, and $458 for three months ended March 31, 1997, in interest on deposits and other borrowings.

Income Tax Note: The Bank paid income taxes of $582 in 1997, $505 in 1996, $448 in 1995, $20 for three months ended March 31, 1998, and $22 for three months ended March 31, 1997.

The accompanying notes are an integral part of these financial statements.

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed and the methods of applying those principles conform with generally accepted accounting principles and to general practices in the banking industry. The significant policies are summarized as follows:

Nature of Operations

From one location in St. Petersburg, Florida, Marine Bank provides a variety of financial services to individual and business customers throughout the Tampa Bay area.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. In connection with the determination of the estimated losses on loans, management makes an evaluation based on the facts and circumstances of the loan portfolio as a whole.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the future. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities

Securities Held-to-Maturity: Government securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity.

Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as held-to- maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

Loans

Loans are stated at the amount of unpaid principal balances, reduced by unearned discounts and an allowance for loan losses.

Unearned discounts on installment loans are recognized as income over the terms of the loans using a method that approximates the interest method.

Loan origination fees which represent an adjustment to interest yield are deferred and amortized over the estimated life of the loan.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowance for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Bank premises and equipment

Land is carried at cost. Other Bank premises and equipment are recorded at cost, less accumulated depreciation. The provision for depreciation is computed on the straight-line method over the estimated useful lives of the assets which range as follows: Buildings - 40 years; furniture and business equipment - 8 years; computer equipment - 5 years.

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation and deferred loan fees. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Earnings per share

Earnings per share are calculated on the basis of the weighted average number of shares outstanding. Month end averages were 1,344,226, 1,337,297 and 1,253,841 in 1997, 1996 and 1995 respectively. Month end averages were 1,344,226 for both the three months ended March 31, 1998 and 1997.

Statements of Cash Flows

The Bank considers all cash and amounts due from banks and federal funds sold to be cash equivalents for the purposes of the statements of cash flows.


NOTE 2 - CASH AND CASH EQUIVALENTS

A summary of cash and cash equivalents is as follows:

                                                               (Unaudited)
                                                 December 31,   March 31,
                                                1997     1996     1998
                                               ------   ------ ----------
Cash and due from banks
  Cash                                         $  179   $  294   $  243
  Due from banks                                1,756    1,182    1,718
                                               ------   ------   ------

                                                1,935    1,476    1,961
Federal Funds Sold                              3,500    3,400    7,550
                                               ------   ------   ------

                                               $5,435   $4,876   $9,511
                                               ======   ======   ======

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 3 - INVESTMENT SECURITIES

Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values are as follows:

Available For Sale
------------------
                                  Amortized      Unrealized    Unrealized       Fair
                                    Cost          Gains           Losses        Value
                                 ----------     ----------     ----------     ----------
DECEMBER 31, 1997
U.S. Treasury securities         $    7,067     $       74     $        1     $    7,140
U.S. Government Agencies              1,999                             5          1,994
                                 ----------     ----------     ----------     ----------

                                 $    9,066     $       74     $        6     $    9,134
                                 ==========     ==========     ==========     ==========

DECEMBER 31, 1996
U.S. Treasury securities         $    8,089     $       85     $       10     $    8,164
                                 ==========     ==========     ==========     ==========

MARCH 31, 1998
(Unaudited)
U.S. Treasury securities         $    7,578     $       95     $        3     $    7,670
U.S. Government Agencies              2,214              2                         2,216
                                 ----------     ----------     ----------     ----------

                                 $    9,792     $       97     $        3     $    9,886
                                 ==========     ==========     ==========     ==========

Held To Maturity
----------------
                                  Amortized      Unrealized     Unrealized       Fair
                                    Cost          Gains          Losses         Value
                                 ----------     ----------     ----------     ----------
DECEMBER 31, 1997
U.S. Treasury securities         $    7,153     $       32     $       16     $    7,169
                                 ==========     ==========     ==========     ==========

DECEMBER 31, 1996
U.S. Treasury securities         $    6,476     $        9     $       48     $    6,437
                                 ==========     ==========     ==========     ==========

MARCH 31, 1998
(Unaudited)
U.S. Treasury securities         $    6,650     $       51     $        5     $    6,696
                                 ==========     ==========     ==========     ==========

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

The maturities of investment securities were as follows:

December 31, 1997

                                Securities held-to-maturity          Securities available-for-sale
                               -----------------------------         -----------------------------
                                 Amortized          Fair               Amortized          Fair
                                   Cost             Value                Cost            Value
                               -----------       -----------         -----------       -----------
Due in one year or less        $     3,491       $     3,488         $       499       $       500
Due in one to five years             2,166             2,158               8,567             8,634
Due in five to ten years             1,496             1,523
                               -----------       -----------         -----------       -----------

                               $     7,153       $     7,169         $     9,066       $     9,134
                               ===========       ===========         ===========       ===========

March 31, 1998
(Unaudited)

                                Securities held-to-maturity          Securities available-for-sale
                               -----------------------------         -----------------------------
                                Amortized           Fair              Amortized           Fair
                                   Cost             Value                Cost            Value
                               -----------       -----------         -----------       -----------
Due in one year or less        $     2,993       $     2,995         $       500       $       501
Due in one to five years             3,162             3,194               9,292             9,385
Due in five to ten years               495               507
                               -----------       -----------         -----------       -----------

                               $     6,650       $     6,696         $     9,792       $     9,886
                               ===========       ===========         ===========       ===========


Investment securities with a carrying amount of $7,196 (market value $7,204) as of December 31, 1997, $3,987 (market value $3,954) as of December 31, 1996 and $9,220 (market value $9,293) were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes required or permitted by law. There were no realized gains or losses for the years ended December 31, 1997 and 1996 or for the three months ended March 31, 1998 and 1997.

         MARINE BANK

         NOTES TO FINANCIAL STATEMENTS

         December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

         Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 4 - LOANS

A summary of loans outstanding by category is as follows:

                                                                           (Unaudited)
                                                      December 31,          March 31,
                                                  1997          1996          1998
                                                -------       -------       -------
Real estate                                     $25,575       $25,088       $25,769
Commercial                                        7,485         7,325         7,669
Installment                                       1,842         2,317         1,923
All other                                         1,161           896         1,182
                                                -------       -------       -------

Total Gross Loans                                36,063        35,626        36,543

   Less: unearned income                             93            60            90
                                                -------       -------       -------

                                                 35,970        35,566        36,453

   Less: allowance for possible loan loss           575           575           575
                                                -------       -------       -------

                                                $35,395       $34,991       $35,878
                                                =======       =======       =======



The maturities and repricing data for loans are as follows:

                                                                     (Unaudited)
                                                        December 31,   March 31,
                                                           1997         1998
                                                       ------------  -----------
Fixed rate loans with maturity of:
      Three months or less                               $ 1,294       $ 2,295
      Over three months to twelve months                   5,862         7,346
      Over one year to five years                         16,226        14,128
      Over five years                                        695           694
                                                         -------       -------

                                                          24,077        24,463

Floating rate loans with a repricing frequency of:

      Quarterly or more frequently                        11,986        12,080
                                                         -------       -------

Total Gross Loans                                        $36,063       $36,543
                                                         =======       =======

         MARINE BANK

         NOTES TO FINANCIAL STATEMENTS

         December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

         Information with respect to March 31, 1998 and 1997 is unaudited.


NOTE 5 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses are as follows:

                                                                            (Unaudited)
                                                          December 31,        March 31,
                                                      1997        1996          1998
                                                   ---------    ---------    ---------
Balance - Beginning of Year                        $     575    $     575    $     575
Provision charged to operating expenses                    -            -            -
Loans charged off                                          -            -            -
Recoveries on loans previously charged off                 -            -            -
                                                   ---------    ---------    ---------

Balance - End of Year                              $     575    $     575    $     575
                                                   =========    =========    =========

Allowance for possible loan losses for tax purposes are maintained at the maximum allowable by the Internal Revenue Code.

NOTE 6 - BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment by classification is as follows:

                                                                        (Unaudited)
                                                 December 31,            March 31,
                                             1997          1996           1998
                                          ---------      ---------      ---------
    Land                                  $     318      $     318      $     318
    Building                                    409            409            410
    Furniture and fixtures                      269            269            269
    Business equipment                           77             46             83
    Computer equipment                          194            211            195
                                          ---------      ---------      ---------

                                              1,267          1,253          1,275

     Less: Accumulated depreciation             514            480            521
                                          ---------      ---------      ---------

                                          $     753      $     773      $     754
                                          =========      =========      =========

Depreciation expense amounted to $54, $48 and $47 in 1997, 1996 and 1995, respectively and $12 for both the three month periods ended March 31, 1998 and 1997.

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 7 - DEPOSITS

Deposit account balances are summarized as follows:

                                                                                            (Unaudited)
                                                  December 31,                                March 31,
                                       1997                        1996                         1998
                              -----------------------     -----------------------     -----------------------
                               Amount           %          Amount           %           Amount           %
                              --------       --------     --------       --------     --------       --------
Demand deposits               $ 10,452           21.6%    $  7,733           16.4%    $  8,010           16.6%
NOW accounts                     5,507           11.4        4,305            9.1        5,091           10.6
Savings                          1,084            2.2        1,105            2.3        1,275            2.6
Money market                     6,782           14.0        6,840           14.5        7,542           15.7
Time, $100,000 and over         13,385           27.7       15,471           32.8       15,014           31.2
Other time                      11,194           23.1       11,762           24.9       11,252           23.3
                              --------       --------     --------       --------     --------       --------

                              $ 48,404          100.0%    $ 47,216          100.0%    $ 48,184          100.0%
                              ========       ========     ========       ========     ========       ========

Scheduled maturities of certificates of deposit are as follows:

                                                  (Unaudited)
                                    December 31,   March 31,
                                       1997          1998
                                    ------------  ----------
          1998                      $  16,170     $  17,146
          1999                          4,322         6,065
          2000                          3,030         1,834
          2001                            564           644
          2002 and thereafter             493           577
                                    ---------     ---------
                                    $  24,579     $  26,266
                                    =========     =========

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 8 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER
         REPURCHASE AGREEMENTS

Federal funds purchased and securities sold under agreements to repurchase are generally for one-day periods. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                            (Unaudited)
                                                        December 31,          March 31,
                                                    1997          1996          1998
                                                  -------       -------      ----------
Average balance during the period                 $ 2,140       $ 1,991       $ 5,350
Average interest rate during the period              4.26%         3.94%         4.64%
Maximum month-end balance during the period       $ 4,216       $ 2,446       $ 7,144





NOTE 9 - INCOME TAXES

The provision for income taxes consists of the following:

                                                    (Unaudited)
                                December 31,        March 31,
                             1997         1996        1998
                           -------      -------     -----------
          Current
             Federal       $   515      $   474      $   129
             State              72           69           22
                           -------      -------      -------

                               587          543          151
          Deferred
             Federal            (9)          (1)
             State              (2)
                           -------      -------      -------

                               (11)          (1)
                           -------      -------      -------

                           $   576      $   542      $   151
                           =======      =======      =======

The deferred tax asset is related to the allowance for possible loan losses and deferred loan fees net of the use of accelerated methods of depreciation of property and equipment and adjustment to market value for investment securities available for sale. The Bank uses as its method of accounting for income taxes Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

NOTE 10 - INCENTIVE STOCK OPTION PLAN

On February 19, 1987, the Bank adopted a qualified incentive stock option plan under which options to purchase shares of common stock may be granted to key employees at not less than fair market value, which for the options granted approximated book value per share on the date of grant. There is an aggregate of 105,000 shares of common stock available for option under this plan. On June 16, 1994, 56,465 options for shares were offered to key employees at the greater of book value on day exercised or $4.37 per share for a period of two years. On January 10, 1995, options were exercised for the purchase of 14,330 shares of common stock at an option price of $4.76 per share under the incentive stock option plan. On May 20, 1996, options were exercised for the purchase of 16,630 shares of common stock at an option price of $4.73 per share under the incentive stock option plan. As of December 31, 1996 all unused incentive stock options have expired.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit. Commitments under standby letters of credit as of December 31, 1997, 1996, and March 31, 1998 amounted to $440, $495 and $561 respectively. The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.

NOTE 12 - RELATED PARTY TRANSACTIONS

Directors, significant shareholders, and their affiliates were indebted to the Bank as of December 31, 1997, 1996, and March 31, 1998 in the aggregate amount of $3,246, $3,225 and $4,398 respectively. All such loans were made in the ordinary course of business.

The Bank has also entered into repurchase agreements with certain aforementioned parties. The aggregate amount as of December 31, 1997 and 1996, and March 31, 1998 is $643, $505 and $1,448 respectively. These repurchase agreements were made in the ordinary course of business.

NOTE 13 - DIVIDENDS

On December 18, 1997, the Bank declared a cash dividend of $135 ($.10 per share) payable January 26, 1998, to stockholders of record as of January 16, 1998.

On December 19, 1996, the Bank declared a cash dividend of $134 ($.10 per share) payable January 16, 1997, to stockholders of record as of January 3, 1997.

NOTE 14 - CONCENTRATIONS OF CREDIT

MARINE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 1997, 1996, 1995 and March 31, 1998 and 1997

Information with respect to March 31, 1998 and 1997 is unaudited.

All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit which was $1,823, $1,611 and $1,885 as of December 31, 1997 and 1996, and March 31, 1998 respectively.

NOTE 15 - EMPLOYEE BENEFITS

The Bank has a deferred compensation plan qualifying under Internal Revenue Service Code Section 401(k), for substantially all full-time employees. Salaries and employee benefits expense for the plan includes $12, $13 and $13 for the years ended December 31, 1997, 1996 and 1995 respectively. The expense includes $3 for both the three months ended March 31, 1998 and 1997. Contributions under the plan are made at the discretion of the Board of Directors which opted to match up to 4% of eligible employees gross salaries.

NOTE 16 - REGULATORY MATTERS

The Bank, as a member of FDIC, is required to maintain minimum amounts of capital to assets, as defined by banking regulators. The Bank is required to have a minimum Tier 1 and Tier 2 capital ratios of 8.00%. The Bank's actual ratios as of December 31, 1997 and 1996, and March 31, 1998 were 15.68%, 14.68%, and 14.89% respectively.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                                SOUTHTRUST BANK,

                              NATIONAL ASSOCIATION

                                       AND

                                   MARINE BANK

                                  JOINED IN BY

                           SOUTHTRUST OF ALABAMA, INC.

                                       AND

                             SOUTHTRUST CORPORATION

ARTICLE I

THE MERGER

      Section 1.1                   Constituent Corporations; Consummation of Merger; Closing Date.......................A-1
      Section 1.2                   Effect of Merger.....................................................................A-2
      Section 1.3                   Further Assurances...................................................................A-3

ARTICLE II

      CONVERSION OF CONSTITUENTS' CAPITAL SHARES

      Section 2.1                   Manner of Conversion of Marine Shares................................................A-3
      Section 2.2                   Fractional Shares....................................................................A-4
      Section 2.3                   Effectuating Conversion  ............................................................A-4
      Section 2.4                   Laws of Escheat......................................................................A-5

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF MARINE

      Section 3.1                   Corporate Organization...............................................................A-6
      Section 3.2                   Capitalization.......................................................................A-6
      Section 3.3                   Financial Statements; Filings........................................................A-6
      Section 3.4                   Loan Portfolio; Reserves.............................................................A-7
      Section 3.5                   Certain Loans and Related Matters....................................................A-7
      Section 3.6                   Authority; No Violation..............................................................A-8
      Section 3.7                   Consents and Approvals...............................................................A-8
      Section 3.8                   Broker's Fees........................................................................A-8
      Section 3.9                   Absence of Certain Changes or Events.................................................A-8
      Section 3.10                  Legal Proceedings; Etc...............................................................A-9
      Section 3.11                  Taxes and Tax Returns................................................................A-9
      Section 3.12                  Employee Benefit Plans..............................................................A-10
      Section 3.13                  Title and Related Matters...........................................................A-10
      Section 3.14                  Real Estate.........................................................................A-15
      Section 3.15                  Environmental Matters...............................................................A-11
      Section 3.16                  Commitments and Contracts...........................................................A-12
      Section 3.17                  Regulatory and Accounting Matters...................................................A-17
      Section 3.18                  Registration Obligations............................................................A-12
      Section 3.19                  State Takeover Laws.................................................................A-13
      Section 3.20                  Insurance...........................................................................A-13
      Section 3.21                  Labor...............................................................................A-13
      Section 3.22                  Compliance with Laws................................................................A-13
      Section 3.23                  Transactions with Management........................................................A-13
      Section 3.24                  Derivative Contracts................................................................A-13
      Section 3.25                  Deposits............................................................................A-14
      Section 3.26                  Accounting Controls.................................................................A-14
      Section 3.27                  Proxy Materials.....................................................................A-14
      Section 3.28                  Deposit Insurance...................................................................A-14
      Section 3.29                  Untrue Statements and Omissions.....................................................A-14

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF
      SOUTHTRUST, ST-SUB AND ST-BANK
      Section 4.1                   Organization and Related Matters of SouthTrust......................................A-14
      Section 4.2                   Organization and Related Matters of ST-Sub..........................................A-15
      Section 4.3                   Organization and Related Matters of ST-Bank.........................................A-15
      Section 4.4                   Capitalization......................................................................A-15
      Section 4.5                   Authorization.......................................................................A-15
      Section 4.6                   Financial Statements................................................................A-16
      Section 4.7                   Absence of Certain Changes or Events................................................A-16
      Section 4.8                   Legal Proceedings, Etc..............................................................A-16
      Section 4.9                   Consents and Approvals..............................................................A-16
      Section 4.10                  Accounting, Tax, Regulatory Matters.................................................A-16
      Section 4.11                  Proxy Materials.....................................................................A-17
      Section 4.12                  No Broker's or Finder's Fees........................................................A-17
      Section 4.13                  Untrue Statements and Omissions.....................................................A-17

ARTICLE V

      COVENANTS AND AGREEMENTS
      Section 5.1                   Conduct of the Business of Marine...................................................A-17
      Section 5.2                   Current Information.................................................................A-18
      Section 5.3                   Access to Properties; Personnel and Records.........................................A-19
      Section 5.4                   Approval of Shareholders............................................................A-19
      Section 5.5                   No Other Bids.......................................................................A-19
      Section 5.6                   Notice of Deadlines.................................................................A-20
      Section 5.7                   Affiliates..........................................................................A-20
      Section 5.8                   Maintenance of Properties...........................................................A-20
      Section 5.9                   Environmental Audits................................................................A-20
      Section 5.10                  Title Insurance.....................................................................A-20
      Section 5.11                  Surveys.............................................................................A-20
      Section 5.12                  Exemption Under Anti-Takeover Statutes..............................................A-21
      Section 5.13                  Conforming Accounting and Reserve Policies..........................................A-21
      Section 5.14                  Press Releases......................................................................A-21
      Section 5.15                  Pre-Acquisition Investigation and Review............................................A-21

ARTICLE VI

      ADDITIONAL COVENANTS AND AGREEMENTS
      Section 6.1                   Best Efforts; Cooperation...........................................................A-21
      Section 6.2                   Regulatory Matters..................................................................A-21
      Section 6.3                   Other Matters.......................................................................A-22
      Section 6.4                   Indemnification; Insurance..........................................................A-22
      Section 6.5                   Current Information.................................................................A-23
      Section 6.6                   Registration Statement..............................................................A-23
      Section 6.7                   Reservation of Shares...............................................................A-23
      Section 6.8                   Consideration.......................................................................A-23

ARTICLE VII

      MUTUAL CONDITIONS TO CLOSING

      Section 7.1                   Shareholder Approval................................................................A-23
      Section 7.2                   Regulatory Approvals................................................................A-23
      Section 7.3                   Legal Proceedings...................................................................A-23
      Section 7.4                   Registration Statement and Listing..................................................A-23

ARTICLE VIII

      CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-SUB AND ST-BANK
      Section 8.1                   Representations and Warranties......................................................A-24
      Section 8.2                   Performance of Obligations..........................................................A-24
      Section 8.3                   Certificate Representing Satisfaction of Conditions.................................A-24
      Section 8.4                   Absence of Adverse Facts............................................................A-24
      Section 8.5                   Opinion of Counsel..................................................................A-24
      Section 8.6                   Consents Under Agreements...........................................................A-24
      Section 8.7                   Material Condition..................................................................A-24
      Section 8.8                   Matters Relating to Employment Agreements...........................................A-24
      Section 8.9                   Outstanding Shares of Marine........................................................A-25
      Section 8.10                  Dissenters..........................................................................A-25
      Section 8.11                  Pooling.............................................................................A-25
      Section 8.12                  Certification of Claims.............................................................A-25
      Section 8.13                  Litigation..........................................................................A-25

ARTICLE IX

      CONDITIONS TO OBLIGATIONS OF MARINE
      Section 9.1                   Representations and Warranties......................................................A-25
      Section 9.2                   Performance of Obligations..........................................................A-25
      Section 9.3                   Certificate Representing Satisfaction of Conditions.................................A-25
      Section 9.4                   Absence of Adverse Facts............................................................A-25
      Section 9.5                   Consents Under Agreements...........................................................A-26
      Section 9.6                   Opinion of Counsel..................................................................A-26
      Section 9.7                   SouthTrust Shares...................................................................A-26
      Section 9.8                   Tax Opinion.........................................................................A-26

ARTICLE X

      TERMINATION, WAIVER AND AMENDMENT
      Section 10.1                  Termination.........................................................................A-26
      Section 10.2                  Effect of Termination...............................................................A-27
      Section 10.3                  Amendments..........................................................................A-28
      Section 10.4                  Waivers.............................................................................A-28
      Section 10.5                  Non-Survival of Representations and Warranties......................................A-28

ARTICLE XI

      MISCELLANEOUS
      Section 11.1                  Entire Agreement....................................................................A-28
      Section 11.2                  Definitions.........................................................................A-28
      Section 11.3                  Notices.............................................................................A-29
      Section 11.4                  Severability........................................................................A-30
      Section 11.5                  Costs and Expenses..................................................................A-30
      Section 11.6                  Captions............................................................................A-30
      Section 11.7                  Counterparts........................................................................A-30
      Section 11.8                  Governing Law.......................................................................A-30
      Section 11.9                  Persons Bound; No Assignment........................................................A-30
      Section 11.10                 Exhibits and Schedules..............................................................A-30
      Section 11.11                 Waiver..............................................................................A-30
      Section 11.12                 Construction of Terms...............................................................A-30

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                      SOUTHTRUST BANK, NATIONAL ASSOCIATION

                                       AND

                                   MARINE BANK
                                  JOINED IN BY

                           SOUTHTRUST OF ALABAMA, INC.

                                       AND

                             SOUTHTRUST CORPORATION

                This AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of March, 1998 (this "Agreement"), by and between SouthTrust Bank, National Association, a national banking association ("ST-Bank"), and Marine Bank, a Florida banking corporation ("Marine"), and joined in by SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                                WITNESSETH THAT:

                WHEREAS, ST-Sub wishes to acquire the assets and business of Marine in exchange for stock of SouthTrust, the parent corporation of ST-Sub, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                WHEREAS, ST-Sub desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, by causing Marine to be merged with and into ST-Bank;

                WHEREAS, ST-Sub has directed, adopted and approved the acquisition of the assets and business of Marine by merger through ST-Bank, the wholly-owned subsidiary of ST-Sub;

                WHEREAS, the respective Boards of Directors of ST-Bank and Marine deem it in the best interests of ST-Bank and of Marine, respectively, and of their respective shareholders, that ST-Bank and Marine merge pursuant to this Agreement (the "Merger");

                WHEREAS, the Boards of Directors of ST-Bank and Marine have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States; and

                WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-Sub, will deliver, or cause to be delivered, to the shareholders of Marine the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Marine will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Marine, par value $1.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 Constituent Corporations; Consummation of Merger; Closing Date.

                (a) Subject to the provisions hereof, Marine shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 655.412 and 658.40 through 658.45 of the Florida Banking Code (the "Florida Code") and 12 U.S.C. ss. 215a (the "National Bank Act") and ST-Bank shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by the Office of the Comptroller of the Currency (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and Marine, the Effective Time of the Merger shall occur as soon as practicable following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of Marine, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree.

                (b) The closing of the Merger (the "Closing") shall take place at the principal offices of Marine at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                (c) The main office of Marine is located at 9400 Ninth Street North, St. Petersburg, Florida 33702. The main office of ST-Bank is located at Birmingham, Alabama.

                (d) The proposed main office of the Surviving Corporation shall be located at Birmingham, Alabama. The branch offices of the Surviving Corporation shall be the existing branch offices of ST-Bank and the existing main and branch offices of Marine.

                (e) From and after the Effective Time of the Merger, until replaced pursuant to applicable laws and under the provisions of the Articles of Association and Bylaws of the Surviving Corporation, the persons who shall serve as directors and executive officers, as the case may be, of the Surviving Corporation shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons as SouthTrust, or ST-Sub may, at or prior to the Effective Time of the Merger, designate in writing.

                (f) After the Effective Time of the Merger, the Surviving Corporation shall have 1,020,000 shares of Common Stock, par value $8.83 per share ("ST-Bank Common Stock"), authorized, 1,020,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Corporation shall be $9,006,600, and the total capital of the Surviving Corporation shall consist of such capital stock, plus the combined capital and surplus of Marine (including unrealized losses on securities available for resale) and ST-Bank (as stated in
Section 1.1(g) hereof), adjusted, however, for earnings (losses) between December 31, 1997 and the Effective Time of the Merger.

                (g) As of December 31, 1997, ST-Bank had total capital of $2,193,123,000 divided into 1,020,000 shares of ST-Bank Common Stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $2,184,117,000. As of December 31, 1997, Marine had total capital of $7,332,214 divided into 1,368,000 shares of authorized Common Stock, par value $1.00, of which 1,344,226 are issued and outstanding and of which none are held as treasury stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $5,987,988.

                (h) The Surviving Corporation shall have trust powers.

                (i) The Articles of Association under which the Surviving Corporation will operate shall be the Articles of Association of ST-Bank.

                Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, Marine shall be merged with and into ST-Bank and the separate existence of Marine shall cease. The Articles of Association and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Association and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a national banking association organized under the laws of the United States and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations, including the tradenames and servicemarks of Marine. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

                (b) The shares of ST-Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The Marine Shares (as hereinafter defined) shall be treated in the Merger as specified in
Article II.

      Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Marine last in office shall execute and deliver or cause to be executed and delivered in the name of Marine such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Marine.

                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

      Section 2.1 Manner of Conversion of Marine Shares. Subject to the provisions hereof (including, specifically, without limitation, the right of SouthTrust to increase the Conversion Ratio upon the occurrence of certain conditions as specified in Section 10.1(f) hereof) as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of SouthTrust, ST-Sub, ST-Bank, Marine or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:

                (a) Each share of capital stock of ST-Bank outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged and thereafter shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                (b) Each share of common stock of Marine (the "Marine Shares") held by Marine or by SouthTrust (or any of their subsidiaries), other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                (c) Except with regard to Dissenting Marine Shares (as hereinafter defined) and the Marine Shares excluded in (b) above, each Marine Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 0.355 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares")(such number, as may be adjusted as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

                (d) Each outstanding Marine Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Sections 607.1301 and 607.1320 of the Florida Business Corporation Act, Section 658.44 of the Florida Code and the provisions of the National Bank Act (collectively the "Dissent Provisions"), to the extent each is applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Marine Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Marine shall give SouthTrust prompt notice upon receipt by Marine of any written objection to the Merger and any written demands for payment of the fair or appraised value of Marine Shares, and of withdrawals of such demands, and any other instruments provided to Marine pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair or appraised value for any Marine Shares held by such Dissenting Shareholder shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Marine Shares shall be canceled. Neither Marine nor the Surviving Corporation shall, except with the prior written consent of SouthTrust, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Marine Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

                (e) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, Marine shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration (with the SouthTrust Shares being valued in the manner set forth in Section 2.2) such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted to the Surviving Corporation.

      Section 2.2 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Marine Shares converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Share, as reported by the Nasdaq National Market ("NASDAQ") on the last trading day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

      Section 2.3 Effectuating Conversion (a) SouthTrust shall designate such institution as it may select, including SouthTrust or one of its affiliates, to serve as the exchange agent (the "Exchange Agent") pursuant to this Agreement. The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for the Marine Shares, along with appropriate cash payment in lieu of fractional interests in SouthTrust Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Marine Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Marine Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing the Marine Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Marine Shares to transfer good and marketable title to such Marine Shares to SouthTrust, free and clear of all liens, claims and encumbrances. Amounts that would have been payable to Dissenting Shareholders for Marine Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(d) hereof shall be returned by the Exchange Agent to SouthTrust as promptly as practicable.

                (b) At the Effective Time of the Merger, the stock transfer books of Marine shall be closed as to holders of Marine Shares immediately prior to the Effective Time of the Merger and no transfer of Marine Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Marine Shares shall, without any action on the part of any holder thereof, no longer represent Marine Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be promptly exchanged for the consideration contemplated by this Agreement into which the Marine Shares represented thereby were converted in the Merger.

                (c) In the event that any holder of record as of the Effective Time of the Merger of Marine Shares is unable to deliver the certificate which represents such holder's Marine Shares, ST-Sub, in the absence of actual notice that any Marine Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                (i) An affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                (ii) Such security and indemnity as may be reasonably requested by SouthTrust to indemnify and hold SouthTrust harmless in respect of such stock certificate(s); and

                (iii) Evidence to the satisfaction of SouthTrust that such holder is the owner of the Marine Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing Marine Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                (e) No holder of Marine Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. After the Effective Time of the Merger, and until properly surrendered and exchanged pursuant to this Agreement, each outstanding certificate representing Marine Shares, subject to this Section 2.4(e), shall be deemed to represent and evidence for all corporate purposes only the right to receive the consideration into which such Marine Shares were converted as of the Effective Time of the Merger. Accordingly, among other matters, neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid, and SouthTrust shall not be obligated to pay, to the holder of any unsurrendered certificate or certificates representing Marine Shares until such holder shall surrender the certificate or certificates representing the Marine Shares as provided for by this Agreement, and until such holder becomes the record holder of the SouthTrust Shares issuable in the Merger, such holder shall not be entitled to vote such SouthTrust Shares in respect of any matter coming before the stockholders of SouthTrust. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

      Section 2.4 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Marine Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Marine, SouthTrust, ST-Sub, ST-Bank, the Exchange Agent nor any other person acting on their behalf shall be liable to a holder of Marine Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MARINE

      Marine hereby represents and warrants to ST-Bank, ST-Sub and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

      Section 3.1 Corporate Organization. (a) Marine is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Marine has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Marine is duly licensed or qualified to do business in Florida and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Marine. True and correct copies of the Articles of Incorporation of Marine and the Bylaws of Marine, each as amended to the date hereof, have been delivered to SouthTrust.

                (b) Each of Marine and its Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Marine.

                (c) Marine does not own any capital stock of any subsidiary, nor does it have any interest in any partnership or joint venture, except as set forth in Disclosure Schedule 3.1(c); for purposes of this Agreement, a "Subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                (d) The minute books of Marine and its Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

      Section 3.2 Capitalization. The authorized capital stock of Marine consists of 1,368,000 shares of common stock, par value $1.00 (hereinbefore and hereinafter referred to as "Marine Shares"), 1,344,226 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of Marine). All of the issued and outstanding Marine Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of the capital stock of Marine, or any securities or rights convertible into or exchangeable for shares of capital stock of Marine.

      Section 3.3 Financial Statements; Filings. (a) Marine has previously delivered to SouthTrust copies of the financial statements of Marine as of and for each of the three fiscal years ended immediately prior to this Agreement and the interim unaudited financial statements of Marine as of and for the periods ended after the end of the most recent fiscal year and prior to the date of this Agreement, and Marine shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent fiscal quarter (or other reporting period) or year of Marine, the financial statements of Marine as of and for such subsequent fiscal quarter

(or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Marine").

                (b) Marine has previously delivered to SouthTrust copies of the Call Reports of Marine as of and for each of the three fiscal years ended immediately prior to this Agreement and the Call Reports of Marine as of and for the periods after the end of the most recent fiscal year and prior to the date of this Agreement, and Marine shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent fiscal quarter (or other reporting period) or year of Marine, the Call Reports of Marine as of and for each such subsequent fiscal quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of Marine").

                (c) Each of the Financial Statements of Marine and each of the Call Reports of Marine (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Marine, and its Subsidiaries have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Marine and each of the Call Reports of Marine (including the related notes, where applicable) fairly present or will fairly present the financial position of Marine on a consolidated basis as of the respective dates thereof and fairly present or will fairly present the results of operations of Marine on a consolidated basis for the respective periods therein set forth.

                (d) To the extent not prohibited by law, Marine has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by Marine, with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (e) Except as reflected on Disclosure Schedule 3.3(e) hereto, since December 31, 1997, neither Marine nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marine except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Marine or the Call Reports of Marine, or reflected in the notes thereto, (ii) which were incurred after December 31, 1997, in the ordinary course of business consistent with past practices. Since December 31, 1997, neither Marine nor any of its Subsidiaries have incurred or paid any obligations or liability which would have a Material Adverse Effect on Marine, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

      Section 3.4 Loan Portfolio; Reserves. Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of Marine and the Call Reports of Marine as of and for the year ended December 31, 1997 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of Marine and the Call Reports of Marine as of and for the year ended December 31, 1997 were, and the allowance for possible loan losses to be shown on the Financial Statements of Marine and the Call Reports of Marine as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Marine and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned ("OREO Reserve") shown on the Financial Statements and the Call Reports of Marine as of and for the year ended December 31, 1997 were, and the OREO Reserve to be shown on the Financial Statements and the Call Reports of

Marine as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of Marine as of the dates thereof; (iv) the reserve for losses in respect of litigation ("Litigation Reserve") shown on the Financial Statements and Call Reports of Marine as of and for the year ended December 31, 1997 were, and the Litigation Reserve to be shown on the Financial Statements and Call Reports of Marine as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to Marine and its Subsidiaries as of the dates thereof, and (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(c) and applicable regulatory requirements and guidelines.

      Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither Marine nor any of its Subsidiaries is a party as of the date of this Agreement to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or is in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Marine or any Regulatory Authority, should have been classified as "substandard", "doubtful", "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classification; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Marine or any ten percent (10%) shareholder of Marine, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or
(iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Marine or its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a Material Adverse Effect on Marine. As of the date of any Financial Statement or Call Report of Marine subsequent to the execution of this Agreement, including the date of the Financial Statements and Call Reports of Marine that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure Schedule 3.5.

      Section 3.6 Authority; No Violation. (a) Marine has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Marine and to the receipt of the Consents of the Regulatory Authorities and the other Consents referred to in Section 3.7 hereof, to consummate the transactions contemplated hereby. The Board of Directors of Marine has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to Marine' shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Marine are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Marine and delivered by Marine, will constitute a valid and binding obligation of Marine, and will be enforceable against Marine in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                (b) Neither the execution and delivery of this Agreement by Marine nor the consummation by Marine of the transactions contemplated hereby, nor compliance by Marine with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Marine (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Marine or any of its Subsidiaries or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Marine or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Marine or any of its Subsidiaries is a party, or by which Marine or any of its Subsidiaries or any of its properties or assets may be bound or affected.

      Section 3.7 Consents and Approvals. Except for (i) the vote of the shareholders of Marine in connection with any proxy statement of Marine relating to the meeting of the shareholders of Marine at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consent of the OCC and, if required, the Consent of the Florida Department of Banking and Finance; (iii) approval of this Agreement by the shareholders of ST-Bank and Marine; (iv) filing of this Agreement and certified resolutions with the OCC; and (v) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Marine of this Agreement, and the consummation by Marine of the Merger and the other transactions contemplated hereby.

      Section 3.8 Broker's Fees. None of Marine or any of its Subsidiaries nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

      Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since December 31, 1997, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Marine Shares or (ii) any change or any event involving Marine which has had, or is reasonably likely to have, a Material Adverse Effect on Marine or any of its Subsidiaries generally, including, without limitation any change in the administration or supervisory standing or rating of Marine or any of its Subsidiaries with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

      Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure
Schedule 3.10, neither Marine nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Marine or any of its Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Marine or any of its Subsidiaries challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Marine and its Subsidiaries as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Marine or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Marine or any of its Subsidiaries which has or might reasonably be expected to have a Material Adverse Effect on Marine; to the knowledge of Marine and its Subsidiaries there is no default by Marine or any of its Subsidiaries under any material contract or agreement to which Marine or any of its Subsidiaries is a party; and none of Marine or its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Marine or any of its Subsidiaries and neither Marine nor any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

      Section 3.11 Taxes and Tax Returns. (a) Marine has previously delivered or made available to SouthTrust copies of the federal, state and local income tax returns of Marine and, if consolidated returns do not exist for all periods, of Marine and each of its Subsidiaries, for the years 1994, 1995, and 1996 and all schedules and exhibits thereto, and, will provide SouthTrust with a copy of its federal, state and local income tax return for the year 1997, with all schedules and exhibits thereto, when such returns are filed, and, such returns have not been subjected to an audit by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, Marine and its Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Marine and its Subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Marine or any of its Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Marine and its Subsidiaries), other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Marine and the Call Reports of Marine are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. Neither Marine nor any of its Subsidiaries is responsible for the taxes of any other person other than Marine, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                (b) Except as disclosed in Disclosure Schedule 3.11, neither Marine nor any Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and deferred taxes of Marine or any Subsidiary, have been adequately provided for in the financial statements of Marine.

                (c) Except as disclosed in Disclosure Schedule 3.11, neither Marine nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under
Section 280(G) or 162(m) of the Code.

                (d) There has not been an ownership change, as defined in
Section 382(G) or the Code, of Marine or any Subsidiary that occurred during or after any taxable period in which Marine or any subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of Marine immediately preceding the date of this Agreement.

                (e) (i) Proper and accurate amounts have been withheld by Marine and its Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Marine and its subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Marine in the Financial Statements of Marine.

      Section 3.12 Employee Benefit Plans. (a) None of Marine or any of its Subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

                (b) None of Marine or any of its Subsidiaries (or any pension plan maintained by it) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                (c) None of Marine or any of its Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Marine and its Subsidiaries comply in both form and operation, in all material respects, with ERISA and the Code that are applicable, or intended to be applicable, to such "employee benefit plans." All documents, summaries, forms or other information required to be provided to participants in such employee benefit plans or to be filed with or provided to any governmental agency have been so filed or provided. Neither Marine nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of Marine or the Call Reports of Marine.

                (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Marine or any of its Subsidiaries (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of Marine or any of its Subsidiaries; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Marine or any of its Subsidiaries under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                (h) Neither Marine nor any Subsidiary maintains any employee benefit plan providing for medical or life insurance benefits to retired or terminated employees, or dependants thereof, except as may be required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

      Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a), Marine and its Subsidiaries have good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of Marine, or the Call Reports of Marine or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Marine and the Call Reports of Marine or incurred in the ordinary course of business after December 31, 1996, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that do not in the aggregate have a Material Adverse Effect on Marine.

                (b) All agreements pursuant to which Marine or any of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Marine. Except as set forth in Disclosure Schedule 3.13(b), Marine and its Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                (c) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by Marine and its Subsidiaries, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Marine and its Subsidiaries, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

      Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Marine or any of its Subsidiaries or in which Marine or any of its Subsidiaries have any ownership or leasehold interest.

                (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which Marine or any of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Marine or any of its Subsidiaries.

                (c) None of Marine or any of its Subsidiaries have violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on Marine.

                (d) As to each parcel of real property owned or used by Marine or any of its Subsidiaries, none of Marine or any of its Subsidiaries have received notice of any pending or, to the knowledge of Marine, threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

      Section 3.15 Environmental Matters.

                (a) Each of Marine, its Subsidiaries, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and, to the knowledge of Marine, have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Marine.

                (b) There is no litigation pending or, to the knowledge of Marine, threatened before any court, governmental agency or board or other forum in which Marine, its Subsidiaries, or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned or leased or operated by Marine, any of its Subsidiaries, or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on Marine.

                (c) There is no litigation pending or, to the knowledge of Marine, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Marine or any of its Subsidiaries in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on Marine.

                (d) To the knowledge of Marine and its Subsidiaries, there is no reasonable basis for any litigation of a type described in 3.15(b), of this Agreement, except as will not have, individually or in the aggregate, a Material Adverse Effect on Marine.

                (e) During the period of (i) ownership or operation by Marine or any of its Subsidiaries of any of their respective current properties, or (ii) participation by Marine or any of its Subsidiaries in the management of any Participation Facility, to the knowledge of Marine, or (iii) holding by Marine or any of its Subsidiaries of a security interest in a Loan Property, to the knowledge of Marine, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on Marine.

                (f) Except as set forth on Disclosure Schedule 3.15(f), prior to the period of (i) ownership or operation by Marine or any of its Subsidiaries of any of their respective current properties, (ii) participation by Marine or any of its Subsidiaries in the management of any Participation Facility, or (iii) holding by Marine or any of its Subsidiaries of a security interest in any Loan Property, to the knowledge of Marine, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on Marine.

      Section 3.16 Commitments and Contracts. Except as set forth in Disclosure
Schedule 3.16, none of Marine or any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                (a) Any employment contract or understanding (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Marine or any of its Subsidiaries);

                (b) Any labor contract or agreement with any labor union;

                (c) Any contract covenants which limit the ability of Marine or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Marine or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable regulatory authorities);

                (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                (e) Any other contract or agreement which would be required to be disclosed in reports filed by Marine with the SEC, the FRB, or the FDIC and which has not been so disclosed.

      Section 3.17 Regulatory and Accounting Matters. None of Marine or any of its Subsidiaries have agreed to take any action or has any knowledge of any fact or has agreed to take any action or has any knowledge of any fact or has agreed to any circumstances that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act and protests thereunder; and none of Marine or any of its Subsidiaries have agreed to take any action or has knowledge of any fact that would materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

      Section 3.18 Registration Obligations. None of Marine or any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933 or any state securities laws.

      Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not restricted by any applicable state anti-takeover statute.

      Section 3.20 Insurance. Marine is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Marine and its Subsidiaries, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Marine and its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Marine or any of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

      Section 3.21 Labor. No work stoppage involving Marine or any of its Subsidiaries is pending as of the date hereof or, to the knowledge of Marine and its Subsidiaries, threatened. None of Marine or any of its Subsidiaries is involved in, or, to the knowledge of Marine and its Subsidiaries, threatened with or affected by, any proceeding asserting that Marine or any of its Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on the Condition of Marine. No union represents or claims to represent any employees of Marine or its Subsidiaries, and, to the knowledge of Marine and its Subsidiaries, no labor union is attempting to organize employees of Marine or its Subsidiaries.

      Section 3.22 Compliance with Laws. Each of Marine and its Subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Condition of Marine. Except as disclosed in Disclosure Schedule 3.22, none of Marine or any of its Subsidiaries:

            (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on Marine; and

            (b) has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Marine or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on Marine,
                  (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on Marine, (iii) requiring Marine or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Marine or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends.

      Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Marine at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, any business directly or indirectly controlled by any such person, or $5,000 for all such contracts or commitments in the aggregate for all such individuals.

      Section 3.24 Derivative Contracts. Marine is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Marine which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in Disclosure Schedule 3.24.

      Section 3.25 Deposits. To the best of Marine's knowledge, none of the deposits of the Bank is a "brokered" deposit or is subject to any encumbrance, legal restraint or other legal process, and no portion of such deposits represents a deposit of any affiliate of Marine's except as set forth in Disclosure Schedule 3.25.

      Section 3.26 Accounting Controls. Marine has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Marine; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Marine or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material profit and assets of Marine is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Marine; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

      Section 3.27 Proxy Materials. None of the information relating to Marine or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of Marine in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than the information supplied by SouthTrust concerning SouthTrust or any of its Subsidiaries) shall remain with Marine and its Subsidiaries.

      Section 3.28 Deposit Insurance. The deposit accounts of Marine are insured by the Bank Insurance Fund ("BIF") in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Marine has paid all regular premiums and special assessments and filed all reports required under the Act.

      Section 3.29 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Marine contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                         SOUTHTRUST, ST-SUB AND ST-BANK

      SouthTrust, ST-Sub and ST-Bank hereby jointly and severally represent and warrant to Marine as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

      Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been delivered to Marine.

                (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

      Section 4.2 Organization and Related Matters of ST-Sub. (a) ST-Sub is, or as of the Effective Time of the Merger, will be, a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation. ST-Sub has, or as of the Effective Time of the Merger, will have, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is, or as of the Effective Time of the Merger will be, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted or to be conducted by ST-Sub, or the character or location of the properties and assets owned or leased, or to be owned or leased, by ST-Sub makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. True and correct copies of the Articles of Incorporation of ST-Sub and the Bylaws of ST-Sub, each as amended to the date hereof, will be made available to Marine.

                (b) ST-Sub has, or as of the Effective Time of the Merger, will have, in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

      Section 4.3 Organization and Related Matters of ST-Bank. (a) ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. ST-Bank has, or will have, as of the Effective Time of the Merger, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this

Agreement, and ST-Bank is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Bank, or the character or location or the properties and assets owned or leased by ST-Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. True and correct copies of the Articles of Association and Bylaws of ST-Bank, as each may be amended to the date hereof, have been delivered Marine.

                (b) ST-Bank, as of the Effective Time of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

      Section 4.4 Capitalization. As of February 27, 1998, the authorized capital stock of SouthTrust consisted of 300,000,000 shares of common stock, par value $2.50 per share, 160,420,982 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

      Section 4.5 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust, ST-Sub and ST-Bank, and by the Shareholders of ST-Sub and ST-Bank, and no other corporate or shareholder proceedings on the part of SouthTrust, ST-Sub or ST-Bank are or will be necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement, when duly authorized, will be the valid and binding obligation of SouthTrust, ST-Sub and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, the Articles of Incorporation or Bylaws of ST-Sub or the Articles of Association or Bylaws of ST- Bank or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-Sub or ST-Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST-Sub or ST-Bank is a party, or by which SouthTrust, ST-Sub or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-Sub or ST-Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.5; and (Y) with respect to (B) and (C) above, such as individually or in the aggregate will not have a Material Adverse Effect on SouthTrust.

      Section 4.6 Financial Statements. (a) SouthTrust has made available to Marine copies of the consolidated financial statements of SouthTrust as of and for the two fiscal years ended immediately prior to the date of this Agreement, and as of and for the period ended after the most recent fiscal year and prior to the date of this Agreement. SouthTrust will make available to Marine, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent fiscal period or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent fiscal period or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                (c) Since December 31, 1997, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SouthTrust, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1997 in the ordinary course of business consistent with past practices. Since December 31, 1997, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

      Section 4.7 Absence of Certain Changes or Events. Since December 31, 1997, there has not been any Material Adverse Effect on SouthTrust, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a Material Adverse Effect on SouthTrust in the future.

      Section 4.8 Legal Proceedings, Etc. Except as set forth on Disclosure
Schedule 4.8 hereto, or as disclosed in any registration statement filed by SouthTrust with the SEC and made available to the Company hereunder, neither SouthTrust nor any of its affiliates is a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

      Section 4.9 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Bank and Marine; (iii) issuance of a Certificate of Merger by the OCC; and (iv) as disclosed in Disclosure Schedule 4.9, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Bank or, to the knowledge of SouthTrust, by Marine of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

      Section 4.10 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code, (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement, or (iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

      Section 4.11 Proxy Materials. None of the information relating solely to SouthTrust or any of its Subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Marine in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Marine to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

      Section 4.12 No Broker's or Finder's Fees. Neither SouthTrust, ST-Sub nor ST-Bank or any of their Subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

      Section 4.13 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust, ST-Sub or ST-Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

      Section 5.1 Conduct of the Business of Marine. (a) During the period from the date of this Agreement to the Effective Time of the Merger, Marine shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking and business principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Marine or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Marine shall not and it shall not permit any of its Subsidiaries, without the prior written consent of SouthTrust, to:

          (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Marine or any of its Subsidiaries;

          (ii) change the number of shares of the authorized, issued or outstanding capital stock of Marine, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Marine, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Marine;

          (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

          (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 1997 and disclosed in a Disclosure Schedule delivered pursuant to Article III of this Agreement or in the annexed Disclosure Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

          (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein or any tangible or intangible personal property having a book value in excess of or in exchange for consideration in excess of $25,000 for each such parcel or interest;

          (vi) pay any bonuses to any executive officer or director except pursuant to the terms of an enforceable agreement as reflected in Disclosure Schedule 5.1(b)(vi); enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

          (vii) enter into or extend any agreement, lease or license relating to real property, tangible or intangible personal property or any service or other function (including, without limitation), data processing or bankcard functions relating to Marine or its subsidiaries that involves an aggregate of $25,000; or

          (viii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Marine's past practices;

          (ix) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset- backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation, or any Derivative Contract;

          (x) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing Subsidiaries of Marine which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by Marine in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement; or

          (xi) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Marine or any of its Subsidiaries for material money damages or restrictions upon any of their operations.

      Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Marine will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of Marine. Marine will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of Marine or any of its Subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Marine or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving Marine or any of its Subsidiaries, and will keep SouthTrust fully informed of such events. Marine will furnish to SouthTrust, promptly after the preparation and/or receipt by Marine thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section III.3 hereof, as among the Financial Statements of Marine and the Call Reports of Marine.

      Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, Marine and its Subsidiaries shall permit SouthTrust or its agents full access upon 24 hours notice by SouthTrust, during normal business hours, to the properties of Marine and its Subsidiaries, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Marine or any of its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and Marine and its Subsidiaries shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of Marine's accountants. Marine and its Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Marine and its Subsidiaries shall cooperate, to the extent it does not incur undue cost, with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Marine and its Subsidiaries.

                (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice of any such required disclosure. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

      Section 5.4 Approval of Shareholders. Marine will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Marine will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Marine will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

      Section 5.5 No Other Bids. Marine, acting through any director or officer or other agent shall not now, nor shall it knowingly permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Marine or any of its Subsidiaries, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Marine. Marine shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Marine after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Marine or any of its Subsidiaries or for the acquisition of a significant equity interest in Marine or any of its Subsidiaries or for the acquisition of a significant portion of the assets or liabilities of Marine or any of its Subsidiaries.

      Section 5.6 Notice of Deadlines. Marine shall use its best efforts to notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Marine is a party, at least ten (10) days prior to such deadline.

      Section 5.7 Affiliates. Concurrently with the execution of this Agreement, Marine shall deliver to SouthTrust a letter identifying all persons who are anticipated to be, at the time this Agreement is submitted for approval to the shareholders of Marine, "affiliates" of Marine for purposes of Rule 145 under the Securities Act of 1933. In addition, Marine shall use its reasonable efforts to cause each person who is an "affiliate" in the letter referred to above to deliver to SouthTrust not later than ten (10) days following execution of this Agreement, a written agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the Marine Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Marine have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of Marine in exchange for the Marine Shares shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Marine have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section 5.7. SouthTrust shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of 1933 for the purposes of resale of SouthTrust Shares by such persons.

      Section 5.8 Maintenance of Properties. Marine and its Subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended in all material respects, ordinary wear and tear excepted.

      Section 5.9 Environmental Audits. At the election of SouthTrust, Marine will, at the expense of SouthTrust, with respect to each parcel of real property that Marine or any of its Subsidiaries owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

      Section 5.10 Title Insurance. At the election of SouthTrust, Marine will, at its own expense, with respect to each parcel of real property that Marine or any of its Subsidiaries owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

      Section 5.11 Surveys. At the election of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, Marine, at its own expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

      Section 5.12 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, Marine will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

      Section 5.13 Conforming Accounting and Reserve Policies. At the request of SouthTrust, Marine shall immediately prior to Closing establish and take such reserves and accruals as SouthTrust reasonably shall request to conform Marine's loan, accrual, reserve and other accounting policies to the policies of ST-Bank, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on Marine.

      Section 5.14 Press Releases. Prior to the Effective Time of the Merger, the Company and SouthTrust shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 5.14 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by any law.

      Section 5.15 Pre-Acquisition Investigation and Review. SouthTrust will initiate a pre-acquisition investigation and review of the books, records and facilities of Marine and its Subsidiaries and will complete such pre-acquisition investigation by April 27, 1998. SouthTrust shall advise Marine at the conclusion of such pre-acquisition investigation of all matters then known to SouthTrust which are either (i) inconsistent in any material and adverse respect with any of the representations and warranties of Marine contained in this Agreement, or (ii) in the reasonable judgment of SouthTrust, either (A) to be of such significance as to materially and adversely affect the Condition of Marine or (B) to deviate materially and adversely from Marine's audited financial statements for the year ended December 31, 1997. Until 12:00 midnight Birmingham, Alabama time on April 27, 1998 (the "Due Diligence Completion Date"), SouthTrust shall have the right to terminate this Agreement for any or no reason with no liability

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

      Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

      Section 6.2 Regulatory Matters. (a) Promptly following the execution and delivery of this Agreement, SouthTrust and Marine shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Marine. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agency in connection with the transactions contemplated by this Agreement.

                (b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

      Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of Marine or any of its Subsidiaries or obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                (b) The parties agree that, except as otherwise provided in paragraph (c) below, appropriate steps shall be taken to terminate all employee benefit plans of Marine as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, and except as otherwise provided in Section 6.3(c) below, SouthTrust agrees that, except as otherwise provided in paragraph (c) below, the officers and employees of Marine who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                              (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Marine's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year; and

                              (ii) subject to Section 6.3(c)(ii), credit for
                each such employee's past service with Marine or any of its Subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                   (1)  determining vacation and sick leave
                             benefits and accruals, in accordance with the established policies of SouthTrust;

                                    (2) except as otherwise provided in
                              paragraph (c) below, establishing eligibility for participation in and vesting under SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, provided, however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust;

                                    (3) determining satisfaction of applicable
                              waiting periods under said plans for pre-existing conditions.

                (c) The parties further agree that the Marine 401(k) Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "STPS Plan") effective as of January 1 of the year following the Effective Time of the Merger or, if so elected by SouthTrust, terminated as of a date prior to, on or after the Effective Time of the Merger and prior to such January
1. The determination as to whether the Marine 401(k) Plan shall be terminated or merged into the STPS Plan shall be made by SouthTrust. From and after the January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under, the STPS Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") employment by Marine shall be credited as if it were employment by SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

      Section 6.4 Indemnification; Insurance. (a) For a period of three years after the Effective Time of the Merger, SouthTrust shall, and shall cause ST-Bank, to indemnify, defend and hold harmless each person entitled to indemnification from Marine (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in Marine's Bylaws and in those certain Indemnification Agreements between Marine and each of the directors of Marine, in each case as in effect on the date hereof.

                (b) If SouthTrust or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing and surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of SouthTrust shall assume the obligations set forth in this Section 6.4.

      Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with Marine and to report with respect to the general status and the ongoing operations of SouthTrust.

      Section 6.6 Registration Statement. As soon as practicable after the execution of this Agreement, SouthTrust shall file a Registration Statement on Form S-4 relating to the SouthTrust Shares issuable in the Merger with the SEC and any required state securities authority. SouthTrust shall take all appropriate steps and will use its best efforts to cause such Registration Statement to become effective with the SEC and any such state securities authority prior to the Effective Time of the Merger, which Registration Statement shall permit all the shareholders of Marine who receive SouthTrust Shares in the Merger to receive unlegended, freely transferable securities; provided, however, that certain of such shares shall be subject to restrictions on their transfer by certain former shareholders of Marine as set forth in
Section 5.7 hereof. Marine will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable federal securities laws and state blue sky securities laws, as appropriate.

      Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-Sub, shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

      Section 6.8 Consideration. SouthTrust shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING

      The obligations of SouthTrust, ST-Sub and ST-Bank, on the one hand, and Marine, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

      Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Marine and the sole shareholder of ST-Bank.

      Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

      Section 7.3 Legal Proceedings. No court or governmental or regulatory authority of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, order or similar restriction (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

      Section 7.4 Registration Statement and Listing. The Registration
Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC or any other regulatory authority. SouthTrust shall have received all federal and state securities laws, or "Blue Sky" permits or other authorizations or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement. The SouthTrust Shares issuable pursuant to the Merger shall have been approved for listing on NASDAQ subject only to official notice of issuance.

                                  ARTICLE VIII

         CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-SUB AND ST-BANK

      The obligations of SouthTrust, ST-Sub and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

      Section 8.1 Representations and Warranties. The representations and warranties of Marine set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

      Section 8.2 Performance of Obligations. Marine shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

      Section 8.3 Certificate Representing Satisfaction of Conditions. Marine shall have delivered to SouthTrust, ST-Sub and ST-Bank a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Marine under Article III of this Agreement; and (b) certified copies of resolutions duly adopted by the Company's board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, in each case, in such reasonable detail as SouthTrust's counsel shall request.

      Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, Marine or the consummation of the transactions contemplated by this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of SouthTrust on a consolidated basis or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

      Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. or other counsel to Marine acceptable to SouthTrust in substantially the form set forth in Exhibit 8.5 hereof.

      Section 8.6 Consents Under Agreements. Marine shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Marine under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

      Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its Subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Marine or any other banking or other Subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Marine or any banking or other Subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances.

      Section 8.8 Matters Relating to Employment Agreements. All employment agreements, whether written or oral, between Marine and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger, and at the election of SouthTrust, replacement employment agreements, which are satisfactory to SouthTrust and such employees, between each of such executives or employees and SouthTrust or the Surviving Corporation shall have been executed and delivered.

      Section 8.9 Outstanding Shares of Marine. The total number of Marine Shares outstanding as of the Effective Time of the Merger and the total number of Marine Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Marine Shares that are outstanding and fully exercisable as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Marine Shares, shall not exceed 1,344,226 shares in the aggregate.

      Section 8.10 Dissenters. The holders of not more than [five percent (5%)] of the outstanding Marine Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

      Section 8.11 Pooling. SouthTrust, in the exercise of its reasonable discretion, and after taking into account the holders of the outstanding Marine Shares who shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares, shall not have determined that the transactions contemplated by this Agreement fail to qualify for pooling of interests accounting treatment.

      Section 8.12 Certification of Claims. Marine shall have delivered a certificate to SouthTrust that Marine is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Marine.

      Section 8.13 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of SouthTrust, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of SouthTrust.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF MARINE

      The obligation of Marine to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

      Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust, ST-Sub and ST-Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

      Section 9.2 Performance of Obligations. SouthTrust, ST-Sub and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

      Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust, ST-Sub and ST-Bank shall have delivered to Marine a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust, ST-Sub and ST-Bank under Article IV of this Agreement, and (b) certified copies of resolutions duly adopted by the board of directors of SouthTrust, ST-Sub and ST-Bank and by the shareholders of ST-Sub and ST-Bank, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, in each case in such reasonable detail as Marine's counsel shall request.

      Section 9.4 Absence of Adverse Facts. There shall have been no determination by Marine that any fact, event or condition exists or has occurred that, in the judgment of Marine, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

      Section 9.5 Consents Under Agreements. SouthTrust, ST-Sub and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Marine, individually or in the aggregate, have a Material Adverse Effect upon the consummation of the transactions contemplated hereby.

      Section 9.6 Opinion of Counsel. Marine shall have received the opinion of Bradley Arant Rose & White LLP counsel to SouthTrust, dated the Effective Time of the Merger in substantially the form set forth in Exhibit 9.6 hereof.

      Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

      Section 9.8 Tax Opinion. Marine shall have received an opinion of Bradley Arant Rose & White LLP on or before the date on which the Proxy Statement of Marine is to be mailed to holders of Marine Shares, to the effect, among others, that the Merger will constitute a tax-free reorganization within the meaning of
Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Marine to the extent that they receive SouthTrust Shares in exchange for their Marine Shares in the Merger.

                                   ARTICLE X

                        TERMINATION, WAIVER AND AMENDMENT

      Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                (a) by the mutual consent in writing of SouthTrust, ST-Sub, ST-Bank and Marine; or

                (b) by SouthTrust, ST-Sub, ST-Bank or Marine if the Merger shall not have occurred on or prior to the record date, as announced by SouthTrust, for the SouthTrust third quarter dividend for 1998, provided that the failure to consummate the Merger on or before such date is not accompanied by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                (c) by SouthTrust or Marine (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

                (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of Marine set forth in the Agreement or is a material breach of any covenant or agreement of Marine contained in the Agreement, (B) has a Material Adverse Effect or can be reasonably foreseen to have a Material Adverse Effect upon the Condition of Marine on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-Sub on a consolidated basis, (D) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust under this Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement, or (E) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement.

                (e) by Marine if (i) Marine shall have determined that any fact, event or condition exists that, in the judgment of Marine, (A) is materially at variance with any warranty or representation of SouthTrust, ST-Sub or ST-Bank contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-Sub or ST-Bank contained in the Agreement, (B) has a Material Adverse Effect or can be reasonably seen to have a Material Adverse Effect upon the consummation of the transactions contemplated by the Agreement; (ii) Marine shall have determined that any fact, event or condition exists that, in the judgment of Marine, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

                (f) by majority vote of the members of the entire Board of Directors of Marine at any time during the five-business-day period commencing on the first day following the end of the Determination Period, if the Average Closing Price of SouthTrust Shares for the Determination Period multiplied by the Conversion Ratio shall be less than $13.75; subject, however, to the following three sentences. If Marine elects to terminate this Agreement pursuant to this Section 10.1(f), it shall give prompt written notice thereof to SouthTrust; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-business-day period. During the five-business-day period commencing with its receipt of such notice, SouthTrust shall have the option to elect to increase the Conversion Ratio such that the increased Conversion Ratio multiplied by the Average Closing Price is greater than or equal to $13.75. If SouthTrust makes an election contemplated by the preceding sentence within such five-business-day period, it shall give prompt written notice to Marine of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 10.1(f).

      For purposes of this Section 10.1(f), the following terms shall have the meanings indicated:

                "Average Closing Price" shall mean the average of the daily last sales prices of SouthTrust Shares as reported on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by SouthTrust) for the ten consecutive full trading days in which such shares are traded on the NASDAQ ending at the close of trading on the Determination Date.

                "Determination Period" shall mean the ten-trading-day period beginning 30 days prior to the Closing Date.

                (g) by SouthTrust at any time prior to the Due Diligence Completion Date, with no liability to SouthTrust.

      Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that:

                (a) The provisions of this Section 10.2, Section 10.5 and
Article 11 of this Agreement shall survive any such termination and abandonment;

                (b) If this Agreement is terminated by SouthTrust after the Due Diligence Completion Date for any reason other than as provided in Section 10.1(b), and Marine is not in breach of any of its representations, warranties, covenants or other agreements contained herein, then SouthTrust shall pay to Marine a termination fee in an amount equal to $250,000.00. Such payment shall be made within one business day following the notice of termination of this Agreement.

                (c) If this Agreement is terminated by Marine for any reason other than as provided in Section 10.1(b), and SouthTrust is not in breach of any of its representations, warranties, covenants or other agreements contained herein, then Marine shall pay to SouthTrust a termination fee in an amount equal to $250,000.00. Such payment shall be made within one business day following the notice of termination of this Agreement.

      Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Sub, ST-Bank and Marine.

      Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, SouthTrust, ST-Sub and ST-Bank, on the one hand, and Marine, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

      Section 10.5 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Sub, ST-Bank or Marine shall survive the Merger; provided, however, that (a) Sections 5.3(b), 6.3(b), 6.4 and 6.6 of this Agreement shall survive the Merger, and (b) any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, ST-Bank, Marine (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-Sub, ST-Bank, or Marine contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-Sub or ST-Bank, on the one hand, and Marine, on the other hand, of any defense at law or in Marine which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub, ST-Bank, Marine and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE XI

                                  MISCELLANEOUS

      Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Sub, ST-Bank and Marine with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      Section 11.2 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                "Affiliate" of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                "Condition" shall mean the business, assets, operations, financial condition or results of operations of the respective entity.

                "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by Marine or any of its Subsidiaries, or in which Marine or any of its Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Marine or any of its Subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility; "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

                "Material Adverse Effect," with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

      Section 11.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

           If to Marine:

                         Marine Bank
                         9400 Ninth Street North
                         St. Petersburg, Florida  33742
                         Attention:  Norris Counts
                         Fax: (813) 577-2026

           with a copy to:

                         Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. 911 Chestnut Street
                         Clearwater, Florida  33757
                         Attention:  Michael T. Cronin, Esq.
                         Fax: (813) 441-8617

           If to ST-Bank, ST-Sub or SouthTrust, then to:

                         SouthTrust Corporation
                         420 North 20th Street
                         Birmingham, Alabama 35203
                         Attention: John D. Buchanan, Esq.
                         Fax (205) 254-5022

           with a copy to:

                         Bradley Arant Rose & White LLP
                         2001 Park Place, Suite 1400
                         Birmingham, Alabama 35203
                         Attention: C. Larimore Whitaker, Esq.
                         Fax (205) 521-8800

                All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third
(3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

      Section 11.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

      Section 11.5 Costs and Expenses. Expenses incurred by Marine on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

      Section 11.6 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

      Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

      Section 11.8 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida without respect to its conflicts of laws principles.

      Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

      Section 11.10 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. Any matter disclosed in any of the Schedules to the Agreement shall be deemed incorporated by reference into each other Schedule thereto and disclosed in each such Schedule.

      Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, Marine or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

      Section 11.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements. Unless expressly provided otherwise in this Agreement, references to a party's "judgment" mean that party's reasonable judgment, and references to the "approval" or "consent" of a party mean that party's approval or consent which shall not be unreasonably withheld.



           [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

                                                       MARINE BANK

                                            By: /s/  Norris E. Counts
                                                --------------------------
                                                     Norris E. Counts
ATTEST:                                              Its President

By:   /s/ Ty Hinson
      ------------------------
         Its Cashier

[CORPORATE SEAL]

                                                       SOUTHTRUST BANK,
                                                     NATIONAL ASSOCIATION

                                            By: /s/  Alton E. Yother
                                                --------------------------
                                                     Alton E. Yother
                                                     Senior Vice President

ATTEST:

By:   /s/ Frances L. Sanders
      ------------------------
      Assistant Secretary

[CORPORATE SEAL]

                                                 SOUTHTRUST OF ALABAMA, INC.

                                            By: /s/  Alton E. Yother
                                                --------------------------
                                                     Alton E. Yother
ATTEST:                                              Its Vice President

By:   /s/ William L. Prater
      ------------------------
      Assistant Secretary

[CORPORATE SEAL]

                                                 SOUTHTRUST CORPORATION

                                            By: /s/  Alton E. Yother
                                                --------------------------
                                                     Alton E. Yother
ATTEST:                                              Its Senior Vice President

By:   /s/ William L. Prater
      ------------------------
      Assistant Secretary

[CORPORATE SEAL]

                                                                       EXHIBIT B

                                 NATIONAL BANKS
                            CONSOLIDATION AND MERGER

Title 12 United States Code

SS. 215a.       MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS.


      (b)       Dissenting shareholders

      If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

      (c)       Valuation of shares

      The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

      (d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

      If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Restated Certificate of Incorporation and the Bylaws of Registrant provide that Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he was not adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The following exhibits are filed as part of this Registration Statement:

   2         Agreement and Plan of Merger by and among SouthTrust Bank, N.A. and
             Marine Bank and joined in by SouthTrust Corporation and SouthTrust of Alabama, Inc. (included as Exhibit A to the Proxy
             Statement/Prospectus filed as part of this Registration Statement).
*  3(a)      Composite Restated Bylaws of SouthTrust Corporation, which were filed as Exhibit 4(e) to SouthTrust Corporation's Registration
             Statement on Form S-4 (Registration No. 33-615572).
   3(b)      Composite Restated Certificate of Incorporation of SouthTrust
             Corporation.
*  4(a)      Certificate of Adoption of Resolutions designating Series A
             Junior Participating Preferred Stock, adopted February 22, 1989, which was filed as Exhibit 1 to SouthTrust Corporation's
             Registration Statement on Form 8-A (File No. 1-3613).
*  4(b)      Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights Agent,
             which was filed as Exhibit 1 to SouthTrust Corporation's
             Registration Statement on Form 8-A (File No. 1-3613).
*  4(c)      Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a)
             to SouthTrust Corporation's Registration Statement on Form S-3
             (Registration No. 33-13637).
*  4(d)      Subordinated Indenture, dated as of May 1, 1992, between SouthTrust
             Corporation and Chemical Bank, which was filed as Exhibit 4(1)(ii)
             to the Registration Statement on Form S-3 of SouthTrust Corporation
             (Registration No. 33-44857).
   5         Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.
   8         Form of Opinion of Bradley Arant Rose & White LLP regarding certain tax matters.
   23(a)     Consent of Arthur Andersen LLP (with respect to SouthTrust
             Corporation).
   23(b)     Consent of Peel, Schatzel & Wells, P.A. (with respect to Marine
             Bank)
   23(c)     Consent of Bradley Arant Rose & White LLP (included in Exhibit 5).
   24        Powers of Attorney.
   99        Form of Proxy for Marine Bank

---------------------------
   *  Incorporated by reference.

 ITEM 22.  UNDERTAKINGS.

           (a)        The undersigned registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                (i)   To include any prospectus required by
                                      Section 10(a)(3) of the Securities Act of
                                      1933;

                                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                                (iii) To include any material information with
                                      respect to the plan of distribution not
                                      previously disclosed in the Registration
                                      Statement or any material change to such information in the Registration Statement.

                      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                      Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c)        (1) The undersigned registrant hereby undertakes as
                          follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                      (2) The registrant undertakes that every prospectus: (i)
                          that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 29, 1998.

                                             SOUTHTRUST CORPORATION

                                By:          /s/ WALLACE D. MALONE
                                      ----------------------------------
                                             Wallace D. Malone, Jr.
                                          Its Chairman of the Board of
                                Directors, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                                                       Title                                  Date
            ---------                                                       -----                                  ----
/s/ WALLACE D. MALONE                                       Chairman, President, Chief Executive                June 29, 1998
-------------------------------                                       Officer, Director
    Wallace D. Malone, Jr.                                      (Principal Executive Officer)


/s/ AUBREY D. BARNARD                                             Secretary, Treasurer and                      June 29, 1998
-------------------------------                                     Controller (Principal
       Aubrey D. Barnard                                                 Accounting and
                                                                       Financial Officer)


                                                                            Director
-------------------------------                                 (Chairman and Chief Executive
       Julian W. Banton                                         Officer, SouthTrust Bank, N.A.)


                                                                            Director
-------------------------------
    Allen J. Keesler, Jr.



           *                                                                Director                            June 29, 1998
-------------------------------
     Van L. Richey


           *                                                                Director                            June 29, 1998
-------------------------------
    Carl F. Bailey


                                                                            Director
-------------------------------
    Rex J. Lysinger


           *                                                                Director                            June 29, 1998
-------------------------------
   William C. Hulsey


           *                                                                Director                            June 29, 1998
-------------------------------
   John M. Bradford


           *                                                                Director                            June 29, 1998
-------------------------------
  Wm. Kendrick Upchurch, Jr.


           *                                                                Director                            June 29, 1998
-------------------------------
     H. Allen Franklin


           *                                                                Director                            June 29, 1998
-------------------------------
    F. Crowder Falls



*By  AUBREY D. BARNARD                                                                                          June 29, 1998
-------------------------------
     Aubrey D. Barnard
     Attorney-in-fact

                                      II-4

                               INDEX TO EXHIBITS

          EXHIBIT
            NO.                     DESCRIPTION
          -------                   -----------
   2         Agreement and Plan of Merger by and among SouthTrust Bank, N.A. and
             Marine Bank and joined in by SouthTrust Corporation and SouthTrust of Alabama, Inc. (included as Exhibit A to the Proxy
             Statement/Prospectus filed as part of this Registration Statement).
*  3(a)      Composite Restated Bylaws of SouthTrust Corporation, which were filed as Exhibit 4(e) to SouthTrust Corporation's Registration
             Statement on Form S-4 (Registration No. 33-61557).
   3(b)      Composite Restated Certificate of Incorporation of SouthTrust
             Corporation.
*  4(a)      Certificate of Adoption of Resolutions designating Series A Junior
             Participating Preferred Stock, adopted February 22, 1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration
             Statement on Form 8-A (File No. 1-3613).
*  4(b)      Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights Agent,
             which was filed as Exhibit 1 to SouthTrust Corporation's
             Registration Statement on Form 8-A (File No. 1-3613).
*  4(c)      Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a)
             to SouthTrust Corporation's Registration Statement on Form S-3
             (Registration No. 33-13637).
*  4(d)      Subordinated Indenture, dated as of May 1, 1992, between SouthTrust
             Corporation and Chemical Bank, which was filed as Exhibit 4(1)(ii)
             to the Registration Statement on Form S-3 of SouthTrust Corporation
             (Registration No. 33-44857).
   5         Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.
   8         Form of Opinion of Bradley Arant Rose & White LLP regarding certain tax matters.
   23(a)     Consent of Arthur Andersen LLP (with respect to SouthTrust
             Corporation).
   23(b)     Consent of Peel, Schatzel & Wells, P.A. (with respect to Marine
             Bank)
   23(c)     Consent of Bradley Arant Rose & White LLP (included in Exhibit 5).
   24        Powers of Attorney.
   99        Form of Proxy for Marine Bank

--------------------
*   Incorporated by reference.